As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333-205893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

THE PARKING REIT, INC.
(Exact name of registrant as specified in its governing instruments)

2965 S. Jones #C1-100
Las Vegas, NV 89146
(702) 534-5577
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Michael V. Shustek Chief Executive Officer The Parking REIT, Inc. 2965 S. Jones #C1-100 Las Vegas, NV 89146 (702) 534-5577	Hillel T. Cohn Ben Chung Morrison & Foerster LLP 707 Wilshire Boulevard Los Angeles, California 90017 (213) 892-5200
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, $0.0001 par value per share	$100,000,000	$12,120.00

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of additional shares that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on the Proposed Maximum Aggregate Offering Price under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2018
PRELIMINARY PROSPECTUS
The Parking REIT, Inc.

 Shares of Common Stock

The Parking REIT, Inc. (the "Company," "we," "us" or "our") is a Maryland corporation formed on May 4, 2015 that invests primarily in parking facilities and has elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes.  We believe that we are the only publicly registered REIT that invests primarily in parking facilities, including parking lots, parking garages and other parking structures. As of the date of this prospectus, we own interests in 42 parking facilities located in 17 states.
We are offering _____________ shares of our common stock, par value $0.0001 per share, in this offering.  We currently expect that the public offering price of our common stock will be between $ ___ and $ ___ per share.  Currently, our common stock is not traded on a national securities exchange, and this will be our first listed public offering. We have applied to list our common stock on the NASDAQ Global Market under the symbol "PARK." If our common stock is not approved for listing on the NASDAQ Global Market, we will not consummate this offering.

We are a Maryland corporation, and to assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, among other purposes, our charter generally prohibits, with certain exceptions, any person or entity from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page [●] of this prospectus to read about factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See "Underwriting" beginning on page 144 for additional information.
We have granted the underwriters an option to purchase up to an additional          shares of our common stock at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Delivery of the shares of our common stock is expected to be made on or about      , 2018 through the book-entry facilities of The Depositary Trust Company
_________________________
 [Underwriter]
The date of this prospectus is October 4, 2018.

1200 - 1240 West 9th Street, Cleveland, Ohio

1963 Sherman Street, Denver, Colorado

813 Taylor Street, Fort Worth, Texas

822 North Old World 3rd Street, Milwaukee Wisconsin

Holiday Inn
PARK

234 West Kellogg Boulevard, St. Paul, Minnesota

208 Southeast 6th Street, Fort Lauderdale, Florida

1935 Sherman Street, Denver, Colorado

310-314 Fairfield Avenue, Bridgeport, Connecticut

THE PARKING REIT

PARK
PARK

611 Fannin Street, Houston, Texas

The Parking REIT, Inc. Portfolio

We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained in this prospectus. None of the information on our website referred to in this prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters and their affiliates and agents are not, making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Any person who comes into possession of this prospectus in jurisdictions outside the United States is required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus to that jurisdiction. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

INDUSTRY AND MARKET DATA

We use market data and industry forecasts throughout this prospectus.  Unless otherwise indicated, statements in this prospectus concerning our industry and the markets in which we operate, including our general expectations, competitive position, business opportunity and market size, growth and share, are based on information obtained from industry publications, government publications and third party forecasts. The forecasts and projections are based upon industry surveys and the preparers' experience in the industry. There can be no assurance that any of the projections will be achieved. We believe that the surveys and market research performed by others are reliable, but we have not independently verified this information. Accordingly, the accuracy and completeness of the information are not guaranteed.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth in this prospectus, including the information under the heading "Risk Factors," the historical financial statements, including the related notes, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us prior to investing in our common stock. Except where the context suggests otherwise, the terms the "Company," "we," "us" and "our" refer to The Parking REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Unless otherwise indicated, the information contained in this prospectus assumes that (i) the common stock to be sold in the offering is sold at $____ per share, which is the midpoint of the public offering price range set forth on the cover page of this prospectus, and (ii) the underwriters do not exercise their option to purchase up to [●] additional shares solely to cover over-allotments, if any.

Our Company

 The Parking REIT, Inc. is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2017. We were formed to focus primarily on investments in high-quality parking facilities, including parking lots, parking garages and other parking structures throughout the United States. We believe investments in parking real estate present a combination of benefits not seen in other sectors of the public REIT space. We believe parking is a fragmented industry that is ripe for consolidation, with 65% of parking owners only owning one parking property according to (source: United States Census, 2015 County Business Patterns, NAICS Code 812930, 2015.). Parking demand has historically been resilient to recession according to (Source: Anything Research 2013 and 2015 Premium Report on Parking Lots & Garages, 2013 & 2015.). We also believe investment in parking facilities also benefit from flexible on-demand pricing, favorable supply and demand fundamentals, and the opportunity to own downtown land with air rights that may be sold in the future for redevelopment. We intend to capitalize on the opportunity to consolidate the fragmented parking market by making accretive acquisitions, securing net leases with participating rents from quality operators, and asset managing our portfolio to enhance value.  As of the date of this prospectus, we own interests in 42 parking facilities located in 17 states.

We are managed by MVP Realty Advisors, LLC dba The Parking REIT Advisors (the "Advisor"), a Nevada limited liability company. The Advisor is responsible for managing our affairs on a day-to-day basis and for identifying and making investments on our behalf, subject to the direction and oversight of our board of directors. As of the date of this prospectus, we have no paid employees.  Our executive offices are located at 2965 S. Jones #C1-100, Las Vegas, Nevada 89146. Our telephone number is (702) 534-5577.

Our Investment Approach

Investment Objectives

Our primary investment objectives are to:

•	preserve capital;
•	generate current income; and
•	realize growth in the value of our investments.

We cannot assure stockholders that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within the investment objectives and policies, the Advisor has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our board of directors will review investment objectives at least annually to determine whether the investment objectives continue to be in the best interests of the Company.

Investment Strategy

Our investment strategy focuses, and will continue to focus, primarily on acquiring, owning and managing parking facilities, including parking lots, parking garages and other parking structures throughout the United States. To a lesser extent, we may invest in parking properties that contain other sources of rental income, potentially including office, retail, storage, residential, billboard, or cell towers.

Parking Facilities

We believe parking facilities possess attractive characteristics not found in other commercial real estate investments, including the following:

•	during the recent recession, parking revenues remained resilient;
•	historically, a large and fragmented industry, which presents unique opportunities for consolidation and growth;
•	opportunity to own downtown land with air rights that in the future may be sold for redevelopment;
•	net lease structure that generates stable revenues and present opportunities to participate in property revenues above a certain threshold;
•	generally, have the ability to terminate parking leases upon sale of the real estate;
•	generally, parking facilities can be leased to any number of parking operators, which gives the property owner flexibility and potential pricing power;
•	if a tenant in a facility terminates a lease, replacement operators can generally be found quickly, minimizing any dark period;
•	generally, no leasing commissions;
•	generally, no tenant improvement requirements;
•	trend toward automation, which helps to reduce cash theft and operating costs, thereby improving the Company's net operating income;
•	relatively low capital expenditures, compared to other real estate assets;
•	in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification; and
•	generally, favorable supply and demand fundamentals, which may create favorable pricing pressure.

Parking Industry Revenues
The below data reflects parking industry revenues from 2007-2014, compared to Major Sector  Same Store Net Operating Income coming from apartment, industrial, office and retail related holdings. Same store  net operating income refers to the year over year percentage change in net operating income across a a sampling of Major Sector properties. These are not revenues of The Parking REIT, Inc.

Source: Parking revenue data from Anything Research 2013 and 2015 Premium Report on Parking Lots & Garages, 2013 & 2015; Major real estate sector NOI data from Green Street Advisors.

Fragmented Ownership

Source: As of the year ending 2015. United States Census, 2015 County Business Patterns, NAICS Code 812930, 2015.

  We intend to focus primarily on investing in income-producing parking lots and garages with air rights in central business districts. We generally seek geographically-targeted investments that present key drivers, which are expected to generate steady cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following demand drivers:

•	Downtown core locations;
•	Government buildings and courthouses;
•	Sporting venues;
•	Hospitals; and
•	Hotels.

Other Real Property Investments

We may also seek to invest in parking facilities that generate additional rental income from sources other than parking.  The terms and conditions of any lease that we enter into with our tenants may vary substantially. However, we expect that leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

Investment Criteria

We will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	properties that are located in populated metropolitan areas; and
•	although we may acquire properties that require renovation, we will only do so if we anticipate the properties will produce income within 12 months of our acquisition.

 The foregoing criteria are guidelines, and the Advisor and our board of directors may vary from these guidelines to acquire properties that they believe represent value opportunities.

The Advisor has substantial discretion with respect to the selection of specific properties. Our board of directors has delegated to the Advisor the authority to make certain decisions regarding investments consistent with the investment guidelines and borrowing policies approved by our board of directors and subject to the limitations in the amended advisory agreement, and the direction and oversight of our board of directors. Historically, the Advisor has presented all acquisitions over $5 million in purchase price to the board of directors for approval.  However, there is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change the targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent.

In selecting a potential property for acquisition, we consider a number of factors, including, but not limited to, the following:

•	projected demand for parking facilities in the area;
•	potential for securing a guaranteed lease from a securitized and experienced parking operator;
•	a property's geographic location and type;
•	a property's physical location in relation to population density, traffic counts and access, such as proximity to central business districts;
•	construction quality and condition;
•	potential for capital appreciation;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;

•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	ability to secure a lease with a quality parking operator prior to acquisition;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;
•	the potential for the construction of new properties in the area;
•	property zoning and air rights;
•	potential for the property to be purchased for redevelopment;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.

Our Investment Portfolio

As of the date of this prospectus, our portfolio consists of investments in 42 parking facilities located in 17 states, as summarized in the following table:

Property Name	Location	Date Acquired	Property Type	# Spaces	Property Size (Acres)	Retail Sq. Ft	Investment Amount	Parking Tenant
MVP Cleveland West 9th (1)	Cleveland, OH	5/11/2016	Lot	260	2	N/A	$5,823,000	SP +
33740 Crown Colony (1)	Cleveland, OH	5/17/2016	Lot	82	0.54	N/A	$3,050,000	SP +
MVP San Jose 88 Garage	San Jose, CA	6/15/2016	Garage	328	1.33	N/A	$3,825,000	Lanier
MCI 1372 Street	Canton, OH	7/8/2016	Lot	66	0.44	N/A	$700,000	ABM
MVP Cincinnati Race Street Garage	Cincinnati, OH	7/8/2016	Garage	350	0.63	N/A	$5,558,000	SP +
MVP St. Louis Washington	St Louis, MO	7/18/2016	Lot	63	0.39	N/A	$3,000,000	SP +
MVP St. Paul Holiday Garage	St Paul, MN	8/12/2016	Garage	285	0.85	N/A	$8,396,000	Interstate Parking
MVP Louisville Station Broadway	Louisville, KY	8/23/2016	Lot	165	1.25	N/A	$3,107,000	Riverside Parking
White Front Garage Partners	Nashville, TN	9/30/2016	Garage	155	0.26	N/A	$11,672,000	Premier Parking
Cleveland Lincoln Garage Owners	Cleveland, OH	10/19/2016	Garage	536	1.14	45,272	$7,406,000	SP +
MVP Houston Preston Lot	Houston, TX	11/22/2016	Lot	46	0.23	N/A	$2,820,000	iPark Services
MVP Houston San Jacinto Lot	Houston, TX	11/22/2016	Lot	85	0.65	240	$3,250,000	iPark Services
MVP Detroit Center Garage	Detroit, MI	2/1/2017	Garage	1,275	1.28	N/A	$55,306,000	SP +
St. Louis Broadway	St Louis, MO	5/6/2017	Lot	161	0.96	N/A	$2,400,000	St. Louis Parking
St. Louis Seventh & Cerre	St Louis, MO	5/6/2017	Lot	174	1.06	N/A	$3,300,000	St. Louis Parking
MVP Preferred Parking	Houston, TX	8/1/2017	Garage	528	0.75	784	$20,500,000	iPark Services
MVP Raider Park Garage	Lubbock, TX	11/21/2017	Garage	1,495	2.15	20,536	$11,030,000	ISOM Management

MVP PF Ft. Lauderdale	Ft. Lauderdale, FL	12/15/2017	Lot	66	0.75	4,017	$3,423,000	SP +
MVP PF Memphis Court	Memphis, TN	12/15/2017	Lot	37	0.41	N/A	$1,208,000	SP +
MVP PF Memphis Poplar	Memphis, TN	12/15/2017	Lot	125	0.86	N/A	$3,735,000	Best Park
MVP PF St. Louis	St Louis, MO	12/15/2017	Lot	179	1.22	N/A	$5,145,000	SP +
Mabley Place Garage (2)	Cincinnati, OH	12/15/2017	Garage	775	0.9	8,400	$21,182,000	SP +
MVP Denver Sherman	Denver, CO	12/15/2017	Lot	28	0.14	N/A	$705,000	Denver School
MVP Fort Worth Taylor	Fort Worth, TX	12/15/2017	Garage	1,013	1.18	11,828	$27,663,000	SP +
MVP Milwaukee Old World	Milwaukee, WI	12/15/2017	Lot	54	0.26	N/A	$2,044,000	SP +
MVP Houston Saks Garage	Houston, TX	12/15/2017	Garage	265	0.36	5,000	$10,391,000	iPark Services
MVP Milwaukee Wells	Milwaukee, WI	12/15/2017	Lot	100	0.95	N/A	$5,083,000	Symphony
MVP Wildwood NJ Lot 1 (3)	Wildwood, NJ	12/15/2017	Lot	29	0.26	N/A	$745,000	SP +
MVP Wildwood NJ Lot 2 (3)	Wildwood, NJ	12/15/2017	Lot	45	0.31	N/A	$886,000	SP+
MVP Indianapolis City Park	Indianapolis, IN	12/15/2017	Garage	370	0.47	N/A	$10,841,000	ABM
MVP Indianapolis WA Street	Indianapolis, IN	12/15/2017	Lot	141	1.07	N/A	$5,749,000	Denison
MVP Minneapolis Venture	Minneapolis, MN	12/15/2017	Lot	201	2.48	N/A	$4,012,000	SP +
Minneapolis City Parking	Minneapolis, MN	12/15/2017	Lot	268	1.98	N/A	$9,838,000	SP +
MVP Indianapolis Meridian	Indianapolis, IN	12/15/2017	Lot	36	0.24	N/A	$1,601,000	Denison
MVP Milwaukee Clybourn	Milwaukee, WI	12/15/2017	Lot	15	0.06	N/A	$262,000	Secure
MVP Milwaukee Arena Lot	Milwaukee, WI	12/15/2017	Lot	75	1.11	N/A	$4,631,000	SP +
MVP Clarksburg Lot	Clarksburg, WV	12/15/2017	Lot	94	0.81	N/A	$715,000	ABM
MVP Denver Sherman 1935	Denver, CO	12/15/2017	Lot	72	0.43	N/A	$2,533,000	SP +
MVP Bridgeport Fairfield	Bridgeport, CT	12/15/2017	Garage	878	1.01	4,349	$8,256,000	SP +
MVP New Orleans Rampart	New Orleans, LA	2/1/2018	Lot	78	0.44	N/A	$8,105,000	342 N. Rampart
MVP Hawaii Marks Garage	Honolulu, HI	6/21/2018	Garage	311	0.77	16,205	20,832,000	SP +
Construction in progress							$3,469,000
Software							$63,000
Total Investment in real estate and fixed assets							$314,260,000

(1)	These properties are held by West 9th St. Properties II, LLC.
(2)	The Company holds an 83.3% undivided interest in the Mabley Place Garage pursuant to a tenancy-in-common agreement and is the Managing Co-Owner of the property.
(3)	These properties are held by MVP Wildwood NJ Lot, LLC.

Investment in DST

On May 31, 2017, we, through a wholly-owned subsidiary of the Operating Partnership, purchased a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust ("MVP St. Louis"), for approximately $2.8 million. MVP St. Louis is the owner of a 2.56-acre, 376-vehicle commercial parking lot located at 500 South Broadway, St. Louis, Missouri 63103, known as the Cardinal Lot (the "Property"), which is adjacent to Busch Stadium, the home of the St. Louis Cardinals major league baseball team.  The Property was purchased by MVP St. Louis from an unaffiliated seller for a purchase price of $11,350,000, plus payment of closing costs, financing costs, and related transactional costs.

Concurrently with the acquisition of the Property, MVP St. Louis obtained a first mortgage loan from Cantor Commercial Real Estate Lending, L.P. ("St. Louis Lender"), in the principal amount of $6,000,000, with a 10-year, interest-only term at a fixed interest rate of 5.25%, resulting in an annual debt service payment of $315,000 (the "St. Louis Loan").  MVP St. Louis used the Company's investment to fund a portion of the purchase price for the Property.  The remaining equity portion was funded through short-term investments by VRM II, an affiliate of the Advisor, pending the private placements of additional beneficial interest in MVP St. Louis exempt from registration under the Securities Act. VRM II and Michael V. Shustek, our Chief Executive Officer, provided non-recourse carveout guaranties of the loan and environmental indemnities of St. Louis Lender.

Also, concurrently with the acquisition of the Property, MVP St. Louis, as landlord, entered into a 10-year master lease (the "St. Louis Master Lease"), with MVP St. Louis Cardinal Lot Master Tenant, LLC, an affiliate of MVP Realty, as tenant, (the "St. Louis Master Tenant").  St. Louis Master Tenant, in turn, concurrently entered into a 10-year sublease with Premier Parking of Missouri, LLC.  The St. Louis Master Lease provides for annual rent payable monthly to MVP St. Louis, consisting of base rent in an amount to pay debt service on the St. Louis Loan, stated rent of $414,000 and potential bonus rent equal to a share of the revenues payable under the sublease in excess of a threshold.  The Company will be entitled to its proportionate share of the rent payments based on its ownership interest.  Under the St. Louis Master Lease, MVP St. Louis is responsible for capital expenditures and the St. Louis Master Tenant is responsible for taxes, insurance and operating expenses.  Distributions to the Company for the three and six months ended June 30, 2018 totaled approximately $50,000 and $102,000, respectively.

The Company conducted an analysis to conclude that the 51% investment in the DST should not be consolidated. As a DST, the entity is subject to the Variable Interest Entity ("VIE") Model under ASC 810-10.

As stated in ASC 810: "A controlling financial interest in the VIE model requires both of the following:

a. The power to direct the activities that most significantly impact the VIE's economic performance
b. The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE."

As a VIE, the DST is governed in a manner similar to a limited partnership (i.e., there are trustees and there is no board) and the Company, as a beneficial owner, lacks the power though voting rights or otherwise to direct the activities of the DST that most significantly impact the entity's economic performance. Specifically, the beneficial interest owners do not have the rights set forth in ASC 810-10-15-14(b)(1)(ii) – the beneficial owners can only remove the trustees if the trustees have engaged in fraud or gross negligence with respect to the trust and the beneficial owners have no substantive participating rights over the trustees.

In addition, MVP RA is the 100% direct/indirect owner of the MVP Parking DST, LLC ("DST Sponsor"), the MVP St. Louis Cardinal Lot Signature Trustee, LLC ("Signature Trustee") and MVP St. Louis Cardinal Lot Master Tenant, LLC (the "Master Tenant"), who have no direct or indirect ownership in the Company.  The Signature Trustee and the Master Tenant have the ability to direct the most significant activities of the DST.

MVP RA controls and consolidates the Signature Trustee, the Master Tenant, and the DST Sponsor.  The Company concluded the Master Tenant/property management agreement exposes the Master Tenant to funding operating losses of the Property.  As such, that agreement should be considered a variable interest in DST (ASC 810-10-55-37 and 810-10-55-37C).  Accordingly, Advisor has a variable interest in the DST (through the master tenant/property manager) and has power over the significant activities of the DST (through the Signature Trustee and the master tenant/property manager).  Accordingly, the Company believes that the Master Tenant is the primary beneficiary of the DST, which is ultimately owned and controlled by the MVP RA. As such, the Company accounts for its investment under the equity method and does not consolidate its investment in the DST.

Summarized Balance Sheets—Unconsolidated Real Estate Affiliates—Equity Method Investments

June 30, 2018
(Unaudited)
ASSETS
Investments in real estate and fixed assets	$11,512,000
Cash	45,000
Cash – restricted	10,000
Prepaid expenses	3,000
Total assets	$11,570,000
LIABILITIES AND EQUITY
Liabilities
Notes payable, net of unamortized loan issuance cost of $59,633	$5,940,000
Accounts payable and accrued liabilities	60,000
Due to related party	39,000
Total liabilities	6,039,000
Equity
Member's equity	6,129,000
Offering costs	(574,000)
Accumulated earnings	416,000
Distributions to members	(440,000)
Total equity	5,531,000
Total liabilities and equity	$11,570,000

Location of Parking Facilities

86% Invested In Top 50 MSAs
Other MSAs
5%
MSAs 51-100
9%
Top 50 MSAs
86%

*

Debt Expiration by Year
$120
$100
$80
$60
$40
$20
$-
$110
$39
LOC
$9
$-
$-
$-
2018
2019
2020
2021
2022
2023 & Later

Total Debt: $158 million

Concentration

We had 15 parking tenants as of June 30, 2018 and nine parking tenants as of June 30, 2017. One tenant, SP Plus Corporation (Nasdaq: SP) ("SP+"), represented 55.7% and 55.1% of the Company's base parking rental revenue for the six months ended June 30, 2018 and 2017, respectively.  SP+ is one of the largest providers of parking management in the United States.  As of June 30, 2018, SP+ managed approximately 3,600 locations in North America.

Additionally, we had concentrations in various cities based on parking rental revenue for the six months ended June 30, 2018 and 2017, as well as concentrations in various cities based on the real estate the Company owned as of June 30, 2018 and December 31, 2017.  Detroit, Michigan was the city with the highest concentration of parking rental revenues and real estate investment as of June 30, 2018 and December 31, 2017. As of June 30, 2018 and December 31, 2017, 18.4% and 46.5 % of the parking rental revenues and 17.7% and 19.3% of the real estate investment were attributable to parking facilities located in Detroit.  Please see "Business; Concentration" for more information.

Competition

The Company is unaware of any REITs in the United States that invest predominantly in parking facilities; nevertheless, the Company has significant competition with respect to the acquisition of real property. Competitors include other REITs, owners and managers of parking facilities, private investment funds, hedge funds and other investors, many of which have significantly greater resources. The Company may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If the Company pays higher prices for investments the returns will be lower, and the value of assets may not increase or may decrease significantly below the amount paid for such assets.

Any parking facilities acquired or invested in by the Company will face intense competition, which may adversely affect rental and fee income. The Company believes that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities acquired may compete with building owners that provide on-site paid parking. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect operating results.

Our Board of Directors

We operate under the supervision of our board of directors, the members of which have statutory duties to the Company under Maryland law. The board of directors has ultimate responsibility for our operations, corporate governance, compliance and disclosure. We have seven members on our board of directors, a majority of whom are independent of the Company, the Advisor and affiliates of the Company.

The Advisor and the Amended Advisory Agreement

Our advisor is MVP Realty Advisors, LLC, dba The Parking REIT Advisors (the "Advisor"). The Advisor was formed as a Nevada limited liability company on February 23, 2012. The Advisor's principal is Michael V. Shustek, our Chief Executive Officer. For additional information about Mr. Shustek, see "Management." Most of the employees of the Advisor are associated with Vestin Realty Mortgage I, Inc., a Maryland corporation ("VRM I ") and Vestin Realty Mortgage II, Inc., a Maryland corporation ("VRM II"). VRM I and VRM II are engaged primarily in the business of investing in loans secured by commercial real estate and real estate management companies. Both VRM II and VRM I trade on the OTC pink sheets and were managed by Vestin Mortgage, LLC, a Nevada limited liability company ("Vestin Mortgage"), which was wholly owned by Michael V. Shustek, our Chief Executive Officer, prior to being internalized in January 2018.

 VRM I and VRM II own 40% and 60% of the outstanding membership interests in the Advisor and an affiliate of the Advisor, respectively. As part of our initial capitalization, 8,000 shares of our common stock were sold for $200,000 to an affiliate of the Advisor.

We contract with the Advisor to manage our day-to-day operations. The Advisor has substantial discretion with respect to decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. The Advisor also provides asset management, marketing, investor relations and other administrative services on our behalf.

We have been externally managed and advised by the Advisor under the terms of a Second Amended and Restated Advisory Agreement, dated as of May 26, 2017.  On September 21, 2018, we entered into a Third Amended and Restated Advisory Agreement with the Advisor, which we refer to as the amended advisory agreement.  The amended advisory agreement will become effective and replace the existing advisory agreement upon the listing of the shares of our common stock on The Nasdaq Global Market.  The amended advisory agreement addresses a variety of issues, including extending the term of the agreement, clarifying ownership and access to employees and documents, and establishing a path for future internalization of our management whereby we might acquire the Advisor's equipment, software, information and other assets (or all outstanding equity interests in the Advisor) and might hire some or all of the Advisor's employees.  The internalization process is summarized in the section entitled "Internalization Process; Internalization Price" in the table below.

Pursuant to the terms of the amended advisory agreement, the Advisor will continue to be responsible for (a) our day-to-day operations, (b) determining investment criteria and strategy in conjunction with our board of directors, (c) sourcing, analyzing, originating, underwriting, structuring, and acquiring our portfolio investments, (d) maintaining our books and records and control over accounting and financial transactions as is reasonably required to protect the Company's and the Operating Partnership's assets from theft, error or fraudulent activity; and (e) performing other portfolio management duties. The Advisor's role as manager will be under the supervision and direction of our board of directors.

The initial term of the amended advisory agreement will be five years and, unless a notice of non-renewal has been timely given by either the Company or the Advisor, the term will be automatically renewed for a one year term on each anniversary date thereafter for a maximum of three, one-year renewal terms.  We may elect to terminate the amended advisory agreement at any time after the third anniversary of the effective date for unsatisfactory performance of the Advisor, as determined in the sole discretion of two-thirds of our independent directors, by providing 180 days' notice prior to such termination.  We may also elect to terminate the amended advisory agreement by providing the Advisor with notice of non-renewal no later than 180 days prior to the expiration of the initial term or a renewal term, as applicable. Such non-renewal must be approved by two thirds of our independent directors.  The Advisor may elect to terminate this Agreement at any time for an "Advisor Termination Cause," as defined in the amended advisory agreement, by providing 30 days' notice prior to such termination.  Upon a termination of the amended advisory agreement under any of the circumstances described in this paragraph, we will pay the Advisor a termination fee as set forth under "Management Compensation – Advisor Compensation."  The termination fee is also payable to the Advisor upon a change of control of the Company.

We also may terminate the amended advisory agreement immediately upon notice at any time for a "Company Termination Cause," as defined in the amended advisory agreement, by the vote of two-third of our independent directors.   The Advisor also may elect to terminate the amended advisory agreement by providing the Company with notice of non-renewal no later than 180 days prior to the expiration of the initial term or a renewal term, as applicable.  No termination fee is due or payable to the Advisor upon a termination of the amended advisory agreement for a Company Termination Cause or non-renewal of the amended advisory agreement by the Advisor.

"Company Termination Cause" is defined as any of the following: (i) the Advisor commits fraud or acts grossly negligent in the performance of its duties, that has resulted in, or would reasonably be expected to result in, material injury to our business; (ii) the Advisor misappropriates or embezzles Company funds; (iii) a change of control of the Advisor that two-thirds of our independent directors reasonably determines is materially detrimental to us; (iv) dissolution of the Advisor; (v) the occurrence of certain events with respect to the bankruptcy or insolvency of the Advisor; (vi) the Advisor's continued default of any material provision of the amended advisory agreement if such default continues uncured for a period of 30 days after written notice thereof; or (vii) the Advisor fails to provide adequate or appropriate personnel that are reasonably necessary for the Advisor to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 30 days after written notice thereof.

"Advisor Termination Cause" is defined as any of the following: (i) our continued default of any material provision of the amended advisory agreement if such default continues uncured for a period of 30 days after written notice thereof; or (ii) our failure to obtain a written agreement from any successor pursuant to which such successor agrees to assume and perform all of our and the Operating Partnership's rights, benefits, title, interests, liabilities and obligations under the amended advisory agreement.

The following table summarizes the fees, expense reimbursements, internalization price and other amounts that we will or may pay to the Advisor and its personnel.  For additional information, please see "Selected Information Regarding Our Operations"-
Type	Description
Asset Management Fee
One-twelfth of 1.1% of the lower of (i) the aggregate of the value of our assets and (ii) the historical cost of our assets , in each case, without deduction for depreciation, bad debts or other non-cash reserves.  In the case of an investment made through a joint venture or other co-ownership arrangement, the asset management fee shall be determined in proportion to our share of such investment, in each case, excluding debt financing on such investment.  Asset management fees are paid monthly in arrears.

Subordinated Compensation
All asset management fees earned by the Advisor in excess of $2,000,000 per annum (such amount is referred to herein as the "subordinated compensation") will be subordinated, and such subordinated compensation (together with interest accrued thereon at 3.5% per annum) will be payable, if ever, only if (i) we hold assets with an appraised value equal to or in excess of $500,000,000 or (ii) we report AFFO equal to or greater than $.3125 per share of common stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of common stock) for two consecutive quarters, on a fully diluted basis.
Any subordinated compensation (together with any interest accrued thereon) shall be due and payable within 90 days after either of the foregoing conditions to payment have been satisfied.  Notwithstanding the foregoing, we will pay the subordinated compensation (together with any interest thereon) to the Advisor upon any termination of the amended advisory agreement or the consummation of an internalization transaction, except that, in the case of an internalization transaction or a termination of this Agreement by the Company for a Company Termination Cause or the Advisor for non-renewal, our obligation to pay the subordinated compensation (together with any interest thereon) will remain subject to satisfaction of the conditions to payment described above.

Expense Reimbursements
We will pay directly or reimburse the Advisor for expenses paid or incurred by the Advisor in connection with the services it provides to us, including but not limited to,   expenses incurred in selecting, acquiring, managing and operating our assets; legal, accounting, due diligence, and other professional services; interest and other costs for borrowed money; taxes and assessments on our income; insurance costs; the personnel costs of the Advisor, except that no reimbursement will be made for personnel costs to the extent such personnel perform services for which the Advisor receives property management fees or real estate sales commissions; our allocable share of the Advisor overhead costs; and all other out-of-pocket costs incurred by the Advisor in performing its duties.

Internalization Process and Internalization Price
 Within 30 days after any Internalization Triggering Event, as defined in the amended advisory agreement, and no later than 180 days prior to the end of the initial term and each renewal term of the amended advisory agreement, the Advisor will offer to sell to us all of the assets or equity interests in the Advisor, or an internalization transaction, on such terms and conditions included in a written offer provided by the Advisor. An "Internalization Triggering Event" is defined to include our election, by the vote of at least two thirds of our independent directors, at any time from and after the third anniversary of the effective date of the amended advisory agreement, to proceed with an internalization transaction.
Upon receipt of the Advisor's initial internalization transaction offer, a special committee consisting solely of all independent directors willing to serve thereon and who are disinterested with respect to such internalization transaction may accept the Advisor's proposal or submit a counter offer to the Advisor.  If we reach agreement with the Advisor on an internalization price and other terms for an internalization transaction, we will seek to consummate the internalization transaction on such terms and in compliance with all applicable laws.
In the event an internalization transaction is consummated, at the time of consummation, all of the Advisor's assets and liabilities (or, in the alternative, all of its ownership interests) will be conveyed to and acquired by us in exchange for the internalization price, we will succeed to all customer and other relationships then possessed by the Advisor, the Advisor will undertake all efforts to facilitate the transfer of its employees and other service providers to us, and the Advisor will discontinue all business activities.
In the event that an internalization transaction has not been consummated prior to the end of the last renewal term, then on the last day of the last renewal term, we are required to consummate an internalization transaction with the Advisor effective as of the last day of the last renewal term in exchange for the internalization price.
Under the amended advisory agreement, the internalization price is equal to the consideration to be paid by us for the assets and/or equity of the Advisor in an internalization transaction as agreed upon by the Advisor and us; provided, however, that if the Advisor and us are unable to agree on an internalization price for an internalization transaction to be consummated at the end of the last renewal term of this Agreement, then the internalization price for such internalization transaction will be equal to the greater of:
(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two years ending on the last day of the calendar quarter ending immediately prior to the proposed effective date of the internalization transaction, multiplied by (B) two and three quarters (2.75); and
(ii) $16 million;
provided, however, that in no event shall such internalization price exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, such internalization price shall equal $21 million.
We will pay no more than 25% of the internalization price in cash.  The remaining balance will be payable solely in the form of either shares of our common stock or units of limited partnership interest in the Operating Partnership, in each case, equal to the agreed stock component of the internalization price, divided by the volume-weighted average of the closing market price of our common stock for the 10 consecutive trading days ending on the fifth day prior to the effective date of the internalization transaction.

Termination Fee
In recognition of the upfront effort required by the Advisor to structure and acquire our assets and the Advisor's commitment of monies and resources to our business and operations for which the Advisor would be entitled to but, has not received, reimbursement from us, and as consideration for the Advisor's release and performance of its other obligations upon termination of the amended advisory agreement, we will pay the Advisor a termination fee:
(A) in the event that the amended advisory agreement is terminated by the Company either for non-renewal or for the Advisor's unsatisfactory performance or by the Advisor for an Advisor Termination Cause; or
(B) upon the consummation of a change in control of the Company.
The termination fee is equal to the greater of:
(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two (2) years ending on the last day of the calendar quarter ending immediately prior to the applicable date of termination of this Agreement, multiplied by (B) three and one-half (3.5); and
(ii) $16 million;
provided, however, that in no event will the termination fee exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, the termination fee will equal $21 million.
No termination fee is payable to the Advisor if the amended advisory agreement is terminated by us for a Company Termination Cause or by the Advisor for non-renewal of the amended advisory agreement.
The termination fee will be payable by us in cash, except that we may elect to pay all or any part of the termination fee by conveying to the Advisor one or more of our assets.
At any time when a termination fee is due and payable under the amended advisory agreement, we may elect to internalize management in lieu of terminating the amended advisory agreement; provided that we pay the Advisor the greater of the termination fee or the internalization price.

Our Operating Partnership

We are the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"). We intend to continue to own substantially all of our assets and conduct substantially all of our operations through the Operating Partnership. Our wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The partnership agreement provides that the Operating Partnership is operated in a manner that enables us to (1) satisfy the requirements to qualify and maintain qualification as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the Operating Partnership is not classified as a "publicly traded partnership" for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), which classification could result in the Operating Partnership being taxed as a corporation.

We expect to utilize an Umbrella Partnership Real Estate Investment Trust ("UPREIT") structure upon the listing on a national securities exchange to enable us to acquire real property in exchange for limited partnership interests in the Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of our common stock or cash.

Employees

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Instead, we rely on employees of the Advisor and its affiliates, subject to the supervision of our board of directors, to manage our day-to-day activities, implement our investment strategy and provide management, acquisition, advisory and administrative services.

Our Structure

The following chart shows the relationship among our affiliates, Mr. Shustek and us as of the date of this prospectus.

Our Merger with MVP I

On May 26, 2017, the Company, MVP REIT, Inc., a Maryland corporation ("MVP I"), MVP Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the "Merger Sub"), and the Advisor entered into an agreement and plan of merger (the "Merger Agreement"), pursuant to which MVP I would be merged with and into Merger Sub (the "Merger").  On December 15, 2017, the Merger was consummated.  At the effective time of the Merger, and pursuant to the terms of the Merger Agreement, each share of MVP I common stock that was issued and outstanding immediately prior to the Merger was converted into the right to receive 0.365 shares of our common stock.  A total of approximately 3.9 million shares of our common stock were issued to former MVP I stockholders, and former MVP I stockholders, immediately following the Merger, owned approximately 59.7% of our common stock.

Following the Merger, we contributed 100% of our equity interests in Merger Sub to the Operating Partnership. We continue to own substantially all of our assets and conduct substantially all of our operations through the Operating Partnership.

The Company was renamed "The Parking REIT, Inc." following the Merger.

Prior Investment Programs

The section of this prospectus entitled "Prior Performance Summary" contains a discussion of the programs sponsored by affiliates of the Advisor. The prior performance of our affiliates' previous real estate programs may not be indicative of our ultimate performance and, thus, you should not assume that you will experience financial performance and returns comparable to those experienced by investors in these prior programs.

Income Taxes

We have been organized and conduct our operations to qualify as a REIT under the Code. We expect to qualify as a REIT commencing with the taxable year ended December 31, 2017. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income that is distributed to its stockholders, provided that at least 90% of such taxable income is distributed and provided that certain other requirements are met. Our REIT taxable income may substantially exceed or be less than our net income as determined based on GAAP because differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses and deferred income.

Distributions

As discussed above, we believe that we have been organized and have operated in a manner that has enabled us to qualify as a REIT commencing with the taxable year ended December 31, 2017. To qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. See "Material U.S. Federal Income Tax Considerations—Taxation of Our Company."

It is our intention that cash distributions will be paid from funds from operations, or FFO; however, we may also pay distributions from sources other than cash flow from operations, including the sale of assets, borrowings or offering proceeds. We have no limits on the amounts we may pay from such sources. We may also pay distributions in shares of our common stock or other securities. If we continue to pay distributions from sources other than our cash flow from operations, the funds available to us for investments would be reduced and your share value may be diluted. We may be forced to cease paying distributions if our cash flow and other resources are insufficient to sustain such payments. We intend to make monthly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes. Our future distributions will be at the sole discretion of our board of directors.

If we do not have sufficient cash flow from operations to make required distributions, we may need to borrow funds, request that the Advisor, in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. At the end of each calendar quarter, we will provide notice to our stockholders identifying the source or sources of the distribution payments made in the quarter then ended. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments and your overall return will be reduced. If the aggregate amount of cash distributions in any given year exceeds the amount of our current and accumulated earnings and profits, a stockholder's share of such excess amount (i) first will be a return on capital, reducing such stockholder's tax basis in its stock, but not below zero, and (ii) thereafter, will result in gain from the sale or exchange of such stock to the extent such share of such excess amount exceeds such basis.

Emerging Growth Company Status

We qualify as an "emerging growth company" as the term is used in The Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management's discussion and analysis;
•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;
•	reduced disclosure obligations regarding executive compensation; and
•	exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments.

 We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Summary Risk Factors

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the matters discussed below and in the "Risk Factors" section beginning on page 21 of this prospectus prior to deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline and you may lose some or all of your investment.

Some of these risks include the following:
•	We have limited prior operating history, which makes our future performance difficult to predict.
•	We have experienced net losses in the past, and we may experience additional net losses in the future.
•
Our cash distributions are not guaranteed and may fluctuate. We have paid, and may continue to pay, our distributions from sources other than cash flow from operations, which has reduced the funds available for the acquisition of properties and may reduce our stockholders' overall return. Such distributions may not reflect the current performance of our real property investments or our current operating cash flows and may constitute a return of capital or taxable gain from the sale or exchange of property.

•	We depend upon the Advisor to find suitable investments. If it is unable to do so, we may not be able to achieve our investment objectives or pay distributions.
•
We depend on the Advisor to manage our affairs. The loss of key personnel by the Advisor or a disruption in our relationship with the Advisor could have a material adverse effect upon our ability to conduct and manage our business.

•
Our revenues will be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

•	Any parking facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income.
•	Our investments in real estate will be subject to the risks typically associated with real estate.
•
A small number of our parking tenants account for a significant percentage of our total rental revenues, and the failure of any of these tenants to meet their obligations to us could materially and adversely affect our business, financial condition and results of operations.

•
We have no established investment criteria limiting the geographic concentration of our investments in real estate. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

•	We may not be able to access financing sources on attractive terms or at all, which could adversely affect our ability to execute our business plan.
•
We have broad authority to incur debt and may become highly leveraged. High debt levels could hinder our ability to make distributions, expose us to the risk of default under our debt obligations and decrease the value of your investment.

•
If we breach covenants under our existing credit facility and other indebtedness, we could be held in default under such loans, which could accelerate our repayment date and materially adversely affect our financial condition, results of operations and cash flows.

•
Our executive officers and the Advisor's key real estate, finance and securities professionals will face risks relating to conflicts of interest, including potential conflicts caused by our compensation arrangements with the Advisor and its affiliates, which could result in actions that are not in our long-term best interests.

•	The market price and trading volume of our common stock may be volatile following this offering, and you could experience a loss if you sell your shares.
•	You will experience immediate and material dilution in connection with the purchase of our shares of common stock in this offering.
•	Failure to maintain our status as a REIT could adversely affect our operations and our ability to make distributions.

The Offering

Common stock offered by us	_____ shares plus up to an additional ____ shares of our common stock that we may issue and sell upon the exercise of the underwriters' over-allotment option in full

Common stock outstanding immediately before this offering	_______ shares(1)
Common stock to be outstanding after this offering	_______ shares(1)

Offering price	$_______ per share

Nasdaq listing condition
We do not intend to close this offering unless we satisfy the listing conditions to trade our common stock on the Nasdaq Global Market.  We have applied to list our common stock on the Nasdaq Global Market under "PARK."

Dividend rights	Each share of our common stock will share equally in any dividends authorized by our board of directors and declared by us.

Voting rights	Each share of our common stock will entitle its holder to one vote per share on all matters brought before the common stockholders of the Company.

Use of proceeds
We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated expenses, will be approximately $[●] million ($[●] million if the underwriters exercise their over-allotment option in full), in each case based on the midpoint of the price range set forth on the front cover of this prospectus.

After payment of offering costs and expenses, we intend to use the net proceeds of this offering as follows:

•	repay approximately $9.1 million in outstanding indebtedness, which is currently pre-payable without penalty; and

•	the remainder for general corporate and working capital purposes, including to acquire additional parking facilities.

Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page [●] of this prospectus and other information included in this prospectus before investing in our common stock.

Nasdaq symbol	We have applied to list our common stock on The NASDAQ Global Market under the symbol "PARK."
Restrictions on ownership of our common stock

Our charter generally prohibits, with certain exceptions, any person or entity from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our capital stock.

(1)	Assumes the underwriters' over-allotment option to purchase up to [●] additional shares of common stock is not exercised.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Any of the following circumstances could have a material adverse effect on our business, financial condition, liquidity, results of operations or business prospects, which could cause you to lose some or all of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to Our Investment Activities

We may acquire properties in parts of the United States where we do not have extensive experience.

We intend to explore acquisitions of properties throughout the United States. We may not possess familiarity with the dynamics and prevailing conditions of any geographic market we enter, which could adversely affect our ability to successfully expand into or operate within those markets. For example, markets may have different insurance practices, reimbursement rates and local real estate, zoning and development regulations than those with which we are familiar. We may find ourselves more dependent on third parties in new markets because our distance could hinder our ability to directly and efficiently identify suitable investments or manage properties in distant markets. We may not be successful in identifying suitable properties or other assets which meet our acquisition or development criteria or in consummating acquisitions or investments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing on acceptable terms for the acquisition or development and our misjudgment of the value of the opportunities. We may also be unable to successfully integrate the operations of acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our revenues will be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

We have decided that the focus for our portfolio of investments and acquisitions will be parking facilities. A decrease in the demand for parking facilities, or other developments adversely affecting such sectors of the property market would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio. If adverse economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for parking services, our revenues could be reduced. In addition, our parking facilities tend to be concentrated in urban areas. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments could be materially adversely affected to the extent that weak economic conditions or demographic factors result in the elimination of jobs and high unemployment in these urban areas. In addition, increased unemployment levels, the movement of white-collar jobs from urban centers to suburbs or out of North America entirely, increased office vacancies in urban areas, movement toward home office alternatives or lower consumer spending could reduce consumer demand for parking, which could adversely impact our revenues and financial condition. Moreover, changing lifestyles and technology innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ride sharing companies or elects to take public transit for their transportation needs. Future technology innovations, such as driverless vehicles, also may decrease the need for parking spaces. It is also possible that cities could enact new or additional measures such as higher tolls, increased taxes and vehicle occupancy requirements in certain circumstances, to encourage car-pooling and the use of mass transit, all of which could adversely impact the demand for parking. Weather conditions, such as hurricanes, snow, flooding or severe weather storms, and other natural disasters and acts of terrorism could also disrupt our parking facilities and further reduce the demand for parking. These and other developments affecting the demand for parking could have a material, adverse effect on the value of our properties as well as our revenues and our distributions to stockholders.

Any parking facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, highly fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market could have a negative effect on our parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, our lessees may lose potential or existing customers and may be pressured to discount their rates to retain business and to reduce rents paid to us. As a result, our ability to make distributions to you may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce cash available for distribution to our stockholders.

Our leases expose us to certain risks.

We net lease our parking facilities to lessees that will either offer parking services to the public or provide parking to their employees. We rely upon the lessee to manage and conduct the daily operations of the facilities. In addition, under a net lease arrangement, the lessee is generally responsible for taxes and fees at a leased location. The loss or renewal on less favorable terms of a substantial number of leases, or a breach, default or other failure to perform by a lessee under a lease, could have a material adverse effect on our business, financial condition and results of operations. A material reduction in the rental income associated with the leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) also could have a material adverse effect on our business, financial condition and results of operations.

Our investments in real estate will be subject to the risks typically associated with real estate.

We invest directly in real estate. We will not know whether the values of properties that we own directly will remain at the levels existing on the dates of acquisition. If the values of properties we own drop, our risk will increase because of the lower value of the real estate. In this manner, real estate values could impact the value of our real estate investments. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•	costs of remediation and liabilities associated with environmental conditions affecting properties;
•	costs associated with complying with the Americans with Disabilities Act, which may reduce the amount of cash available for distribution to our stockholders;
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our properties may be overly concentrated in certain geographic areas, and a worsening of economic or real estate conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business; and

•	the potential for uninsured or underinsured property losses.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect your returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure you that funding will be available to us for repair or reconstruction of damaged real property in the future.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with the Advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner or co-tenant in an investment might become bankrupt or fail to fund their required capital contributions;
•	that the venture partner or co-tenant may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;
•	that such venture partner or co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;
•	the possibility that we may incur liabilities as a result of an action taken by such venture partner;
•
that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

•
the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither party has the power to control the joint venture, potentially resulting in an impasse in decision-making, which might have a negative influence on the joint venture and decrease potential returns to you. In addition, to the extent that our venture partner or co-tenant is an affiliate of the Advisor, certain conflicts of interest will exist.

Our costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. For example, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations of our parking facilities and other tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to you.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, we may acquire real properties that are subject to contractual "lock-out" provisions that could restrict our ability to dispose of the real property for a period of time.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

The bankruptcy, insolvency or other loss of a significant lessee or parking facility manager may adversely impact our operations and our ability to pay distributions to our stockholders.

A single lessee accounted for a significant portion of our parking base rental revenue as of June 30, 2018. The inability of any of our significant lessee or parking managers to pay rent or fees, as applicable, or a decision by a significant lessee or parking manager to terminate a lease or management agreement prior to, or at the conclusion of, their term or any other loss of a significant lessee or parking manager could have a significant negative impact on our results of operations or financial condition if a suitable replacement lessee or manager is not secured in a timely manner. The bankruptcy, insolvency or other loss of a significant lessee or parking facility manager may have an adverse impact on our income and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant's bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

Some of our assets will be classified for accounting purposes as "available-for-sale." These investments are carried at estimated fair value, and temporary changes in the market values of those assets will be directly charged or credited to stockholders' equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

Our potential investments in real estate secured loans will be subject to risks typically associated with such investments.

Although we expect to continue investing predominantly in parking facilities, we also expect to continue one of MVP I's investment strategies of seeking investments in real estate secured loans as potential non-core assets to supplement our investment portfolio. Any such investments will be subject to risks typically associated with real estate secured loans, including, but not limited to, the following:

•
Real estate secured loans are secured by real property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired.

•
Any real estate secured loans we may invest in will be at risk of defaults caused by conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We will not know whether the values of the property securing the real estate secured loans will remain at the levels existing on the dates of acquisition of such loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

•
In the event of any default under a real estate secured loan held by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of such loan, which could have a material adverse effect on our cash flow from operations.

•
Foreclosure of a real estate secured loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed loan. In addition, if we acquire property by foreclosure following defaults under any of our real estate secured loans, we will have the economic and liability risks as the owner, including, among other things, insurance costs, costs of maintenance and taxes relating to any property acquired through the foreclosure process.

•	Any real estate secured loans we make will be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates.
•	Returns on any loan investments may be limited by costs incurred to comply with extensive regulation imposed by federal, state and local authorities and judicial and administrative decisions.

Risks Related to Our Company

We have a limited operating history, which makes our future performance difficult to predict.

We were formed on May 4, 2015, and we have a limited operating history. Stockholders should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by an affiliate of the Advisor or the parent of the affiliate. Our lack of an operating history increases the risk and uncertainty that stockholders face in making an investment in our shares.

We have experienced net losses in the past, and we may experience additional net losses in the future.

Historically, we have experienced net losses (calculated in accordance with GAAP), and we may not be profitable or realize growth in the value of our investments. Many of our losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our net losses, see the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our annual and quarterly reports and incorporated herein by reference.

Our cash distributions are not guaranteed and may fluctuate.

As previously disclosed, our board of directors unanimously authorized a suspension of our cash distributions and stock dividends to holders of our common stock, effective as of March 22, 2018. Our board is focused on preserving capital in order to maintain sufficient liquidity to continue to operate the business and maintain compliance with debt covenants, including minimum liquidity covenants and to seek to enhance our value for stockholders through potential future acquisitions. We expect that cash retained by the suspension of cash distributions will allow us to continue to pursue investment opportunities while also preparing for a possible liquidity event in the future. Our board will continue to evaluate our performance and expects to assess our distribution policy quarterly. There can be no assurance that we will resume payment of distributions to common stockholders at any time in the future, that any acquisitions will be completed on an attractive basis, or at all, or that any liquidity event will occur or when such event may occur.

In determining whether to authorize a resumption in the payment of distributions to common stockholders or make such future distributions and the amounts, our board of directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you that we will consistently be able to generate sufficient available cash flow to resume distributions on shares of our common stock nor can we assure you that sufficient cash will be available to resume distributions to you. With limited prior operations, if we resume distributions, we cannot predict the amount of distributions you may receive, and we may be unable to pay, maintain or increase distributions over time. Our inability to acquire additional properties or make real estate-related investments or operate profitably may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions on our shares.

Because we have paid, and may continue to pay, our cash distributions from sources other than cash flow from operations, such distributions may not reflect the current performance of our real property investments or our current operating cash flows and may constitute a return of capital or taxable gain from the sale or exchange of property.

Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, our organizational documents permit us to pay distribution from any source, including offering proceeds, borrowings or sales of assets.  During the early stages of our operations and from time to time, we have utilized offering proceeds to make cash distributions. Because the amount we pay out in distributions may exceed our cash flow from operations, the amount of distributions paid at any given time may not reflect the current performance of our real property investments or our current cash flow from operations. To the extent distributions exceed cash flow from operations, distributions may be treated as a return of capital (rather than a return on capital) and could reduce a stockholder's basis in our common stock. A reduction in a stockholder's basis in our common stock could result in the stockholder recognizing more gain upon the disposition of his or her shares, which in turn could result in greater taxable income to such stockholder. In addition, in the event that we are unable to consistently fund monthly distributions to stockholders entirely from our cash flow from operations, the value of a stockholder's shares upon any future listing of our common stock, the sale of our assets or any other liquidity event may be reduced.

Our future results will suffer if we do not effectively manage our expanded portfolio and operations.

As discussed above, we entered into the Merger Agreement with MVP I, Merger Sub, the Advisor, pursuant to which, on December 15, 2017, MVP I was merged with and into Merger Sub, and the Merger was thus consummated and became effective on such date.

Following the consummation of the Merger, we have an expanded portfolio and operations and, subject to market conditions, the availability of capital and other factors, we intend to continue to expand our operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. Our future success will depend, in part, upon the Advisor's ability to manage our expansion opportunities, integrate new operations into our existing business in an efficient and timely manner, successfully monitor our operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. We cannot assure you that our expansion or acquisition opportunities will be successful, or that we will realize our expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

We depend on the Advisor to manage our affairs. The loss of key personnel by the Advisor or a disruption in our relationship with the Advisor could have a material adverse effect upon our ability to conduct and manage our business.

We have engaged the Advisor to manage our operations and our portfolio of real property investments. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of the Advisor and its affiliates as well as the Advisor's real estate, finance and securities professionals in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities.  The loss of services of one or more members of the Advisor's key personnel or the Advisor's inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, parking facility operators and managers and other industry personnel, which could materially and adversely affect our business, financial condition, results of operations and ability to make distributions to you and the value of our common stock.

Legal matters involving Mr. Shustek or entities controlled by or affiliated with Mr. Shustek could adversely affect our relationship with the Advisor and distract our officers from attending to the Company's business, either of which could have a material adverse effect on the Company.

The Financial Industry Regulatory Authority, Inc. ("FINRA") is currently conducting an investigation of AMS, a firm that was previously a registered broker-dealer. AMS was indirectly owned by Michael Shustek, our Chief Executive Officer, who was also a registered principal of AMS. AMS, acting primarily in a wholesaler capacity, participated in the sale of our shares in connection with our initial public offering and in connection with the initial public offering of MVP I. FINRA has stated that the investigation is to determine if there have been violations of the federal securities laws or the rules of FINRA and other self-regulatory organizations. However, FINRA has not identified the specific potential violations that are the focus of the investigation.

As previously disclosed, in February 2018, the audit committee (the "Audit Committee") of our board of directors engaged independent legal counsel to conduct an internal investigation arising from the Audit Committee's receipt of allegations from an employee of the Advisor, regarding possible wrongdoing by our Chief Executive Officer, relating to potentially inaccurate disclosures by AMS to FINRA in connection with the FINRA investigation, and potential inaccuracies in personal financial statements of Mr. Shustek that were provided to one or more of the Company's lenders in connection with mortgage loans or guarantees where Mr. Shustek is a personal non-recourse carve-out guarantor. The allegations of possible wrongdoing did not involve the Company's financial statements or accounting procedures. The Audit Committee commenced the internal investigation and engaged independent legal counsel promptly upon becoming aware of the allegations.

On April 27, 2018, the Audit Committee concluded its internal investigation and reported to our board of directors on the matters raised by the Advisor's employee as well as certain recommendations made by the Audit Committee. Based upon the information made available to it, the Audit Committee determined that Mr. Shustek did not exercise proper judgment and appropriate oversight in connection with the initial submission of underwriting compensation information to FINRA and the CEO's personal financial statements to the Company's lenders, which resulted in the submission of inaccurate information to FINRA and the Company's lenders. As part of its analysis, the Audit Committee also took into consideration the fact that (i) AMS had corrected the information provided to FINRA regarding underwriting compensation before the Advisor's employee made the report to the Audit Committee and (ii) Mr. Shustek provided corrected updated personal financial statements to the Company's lenders upon being made aware of the inaccuracies in the previously submitted personal financial statements.

In addition, in May 2016, VRM II reported in its quarterly report on Form 10-Q that it had recently learned its federal income tax return for 2013 incorrectly reported income that it had not received. The tax return, which was prepared by an outside accounting firm, reported income of approximately $11,137,000, which had the effect of erroneously reducing VRM II's net operating losses ("NOLs") by approximately $11,000,000. In early 2016, upon becoming aware of the inaccuracies contained in the 2013 federal income tax return, VRM II filed corrected tax returns and immediately terminated its relationship with the outside accounting firm.

The outside accounting firm that had prepared the tax return provided bookkeeping and tax accounting services to VRM II and its affiliates, including the Company, but was not engaged as the outside auditor for VRM II or the Company. Prior to February 27, 2016 various employees of an affiliate of the outside accounting firm acted as the chief financial officer for the Company and MVP I. In addition, a manager of the accounting firm served as President of MVP I from January 2016 to March 2016.

VRM II's audit committee, with the assistance of its outside counsel, conducted a review of the matter. The review was limited by the fact that certain individuals associated with the outside accounting firm were not willing to speak with the audit committee or its counsel. Based on the information available to it, the audit committee concluded that VRM II's tax return for 2013 was changed by persons associated with the outside accounting firm, without the authorization or involvement of any officers or employees of VRM II.

The Company is aware that certain persons associated with the outside accounting firm have been indicted on matters unrelated to the Company, VRM II or any of their affiliates.  These individuals include a former director of MVP I, who resigned his position as a director of the Company and its affiliates in February 2016, and the Company's former Chief Financial Officer, who was employed by the Company beginning in March 8, 2013 and ending on February 27, 2015. The Company believes that criminal and civil investigations are continuing with respect to such individuals and other persons associated with the outside accounting firm. No individual currently associated with the Company, the Advisor or their affiliates has been notified that they are targets or subjects of any such investigation.

These investigations and legal proceedings, and any future investigations and legal proceedings involving any officer or employee of the Advisor or its affiliates, could harm the reputation of the Company and may distract our management from attending to the Company's business.  Any such investigations and legal proceedings also could inhibit the Company's ability to attract any equity, or the amount of equity capital required to meet its lender obligations. Furthermore, these investigations could adversely affect the valuation the Company.  These and other potential consequences resulting from investigations and legal proceedings could have a material adverse effect on the Company.

We disclose funds from operations ("FFO"), a non- GAAP financial measure, in communications with investors, including documents filed with the SEC; however, FFO is not equivalent to our net income or loss as determined under GAAP, and our computation of FFO may not be comparable to other REITs.

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations determined under GAAP. Cash generated from operations is not equivalent to our net income from continuing operations as determined under GAAP. One non- GAAP supplemental performance measure that we consider due to the certain unique operating characteristics of real estate companies is known as FFO. The National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, promulgated this measure, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. In addition, NAREIT has recently clarified its computation of FFO, which includes adding back real estate impairment charges for all periods presented; however, under GAAP, impairment charges reduce net income. While impairment charges are added back in the calculation of FFO, we caution that due to the fact that impairments to the value of any property are typically based on estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent.

The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO, whereas items that are expensed reduce FFO. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs nor is it indicative of liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance. Management uses the calculation of FFO for several reasons. We use FFO to compare our operating performance to that of other REITs. Additionally, we compute FFO as part of our acquisition process to determine whether a proposed investment will satisfy our investment objectives.

The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical cost accounting for depreciation may be less informative than FFO. We believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs.

However, FFO should not be construed to be equivalent to or a substitute for the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO measures and the adjustments to GAAP in calculating FFO. Furthermore, FFO is not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations calculated in accordance with GAAP, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders.

FFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. The exclusion of impairments limits the usefulness of FFO as a historical operating performance measure since an impairment indicates that the property's operating performance may have been permanently affected. FFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO.

We will face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems.

We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology, or IT, networks and related systems. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems will be essential to the operation of our business and our ability to perform day-to-day operations, and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our IT networks and related systems could adversely impact our financial condition, results of operations, cash flow, and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

Risks Related to Our Financing Strategy

We may not be able to access financing sources on attractive terms or at all, which could adversely affect our ability to execute our business plan.

We have and intend to continue to finance our assets with outside capital. We may also periodically use short-term financing to complete planned development projects, perform renovations to our properties, make stockholder distributions or share redemptions in periods of fluctuating income from our properties. Our access to sources of financing will depend upon a number of factors, over which we have little or no control, including:

•	general market conditions;
•	a financing source's view of the quality of our assets;
•	a financing source's perception of our financial condition and growth potential; and
•	our current and potential future earnings and cash distributions.

We do not know whether any sources of capital will be available to us in the future on terms that are acceptable to us, if at all. If we cannot obtain sufficient capital on acceptable terms, our businesses and our ability to operate could be materially adversely impacted.

We have broad authority to incur debt and may become highly leveraged. High debt levels could hinder our ability to make distributions, expose us to the risk of default under our debt obligations and decrease the value of your investment.

Our charter does not limit us from incurring debt.  High debt levels and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flows may be insufficient to meet our required principal, interest charges and debt service payments;
•
we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs or to capitalize upon emerging acquisitions;

•	we may be unable to refinance our debt at maturity or the refinancing terms may be less favorable than the terms of our original debt;
•
we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, investment acquisition opportunities, stockholder distributions or other purposes;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject under our debt agreements;
•
we may default on our obligations, in which case the lenders or mortgagees may have the right to foreclose on any properties that secure the loans or collect rents and other income from our properties;

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we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations or reduce our ability to pay, or prohibit us from paying, distributions to our stockholders;

•	our default under any loan with cross default provisions could result in a default on other outstanding debt; and
•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will outpace increases in financing costs.

If any one of these events were to occur, our financial condition, results of operations and cash flows and ability to operate could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code and limit the amount of cash we have available to distribute, which could result in a decline in the value of your investment.

We expect to continue to use credit facilities to finance our investments, which may require us to provide additional collateral and significantly impact our liquidity position.

We have used and expect to continue to use credit facilities to finance some of our investments and for working capital and general corporate purposes. In a weakening economic environment, we would generally expect credit quality to decline, resulting in a higher likelihood that the lenders would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, which could have a material adverse effect on our business and operations.

We have used a portion of this credit facility to refinance our prior $30 million revolving credit facility and $6 million bridge loan facility, and expect to use this credit facility and potential other credit facilities to finance some of our investments and for working capital and general corporate purposes. In a weakening economic environment, we would generally expect credit quality to decline, resulting in a higher likelihood that the lenders would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, which could have a material adverse effect on our business and operations.

Lenders have required and may continue to require us to enter into restrictive covenants relating to our operations, which could limit our flexibility to achieve our investment objectives and our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace the Advisor or members of our management team. In addition, loan documents may limit our ability to replace a property's property manager or terminate certain operating or lease agreements related to a property. For example, our existing credit agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, prepay certain debt, engage in affiliate transactions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions, and dispose of assets or subsidiaries. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives and could result in us being limited in the amount of distributions we would be permitted to make on our common stock.

If we breach covenants under our existing credit facility and other indebtedness, we could be held in default under such loans, which could accelerate our repayment date and materially adversely affect our financial condition, results of operations and cash flows.

In addition to customary representations, warranties, covenants, and indemnities, our existing credit agreement requires us to comply with various financial covenants, including a maximum consolidated leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth, maximum secured debt ratio, maximum secured recourse debt ratio, maximum unhedged variable rate debt, maximum payout ratio, minimum liquidity and minimum pool properties, in each case, as defined and measured at the end of each calendar quarter in accordance with our existing credit agreement.

In June 2018, we entered into an amendment and waiver to our existing credit agreement. Pursuant to the amendment and waiver, among other things, the Lenders agree to waive the Borrowers' breach of the fixed charge coverage ratio for the period ended March 31, 2018, and the Borrowers' requirement to comply with the fixed charge coverage ratio for the period ended June 30, 2018 and September 30, 2018, and the Guarantor's breach of the financial reporting obligations under the credit agreement for the periods ended December 31, 2017 and June 30, 2018.  Except for the fixed charge coverage ratio, we were in compliance with all covenants under our existing credit agreement, as amended, upon the filing of our quarterly report on Form 10-Q for the quarter ended June 30, 2018 with the SEC. In September 2018, we entered into a third amendment to our existing credit agreement that, among other provisions, waives certain additional covenants, including (i) the requirement that the Company complete a listing of its shares of common stock on the New York Stock Exchange or another recognized exchange in the United States by September 30, 2018 and (ii) the prohibition on the Company making distributions to holders of the Company's preferred stock from and after September 30, 2018. The third amendment also amends the maturity date of certain borrowings and prohibits further borrowings under the credit facility.

Our failure to comply with any of the above covenants in future periods, as well as the other covenants under our existing credit agreement described above, will constitute an event of default under our existing credit agreement and, if not cured or waived, will likely result in:

•
acceleration of all of our debt under our existing credit facility (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;

•	our inability to borrow unused amounts under our existing credit facility and other financing arrangements, even if we are current in payments on borrowings under those arrangements; and/or
•	the loss of some or all of our assets to foreclosure or sale.

Further, our existing credit agreement contains cross default provisions, which could result in a default on our other outstanding debt.

Any such event of default, termination of commitments, acceleration of payments due to the lenders under our existing credit agreement, cross-default under our other outstanding debt, or foreclosure of our assets would have a material adverse effect on our financial condition, results of operations and cash flows and ability to continue to operate and make distributions to our stockholders. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets. A default could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes. It is also possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us.

Instability in the debt markets and other factors may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. For example, some of our loans are packed into commercial mortgage-backed securities, which place restrictions on our ability to restructure such loans without the consent of holders of the commercial mortgage-backed securities. Obtaining such consents may be time-consuming or may not be possible at all, and could delay or prevent us from restructuring one or more loans. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Interest rates have begun to increase, which could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs and increase the cost of refinancing existing debt and issuing new debt, which could limit our growth prospects, reduce our cash flows and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. The effect of prolonged interest rate increases could materially adversely impact our ability to make acquisitions and develop properties.

Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to you.

We currently have, and may incur in the future, debt that bears interest at variable rates. An increase in interest rates would increase our interest costs to the extent we have not effectively hedged against such increase, which could adversely affect our cash flows and results of operations. Subject to our qualification and maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act of 1940, as amended (the "Investment Company Act"), we may manage and mitigate our exposure to interest rate risk attributable to variable-rate debt by using interest rate swap arrangements, interest rate cap agreements and other derivatives. The goal of any interest rate management strategy that we may adopt is to minimize or eliminate the effects of interest rate changes on the value of our assets, to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of financing such assets. However, these derivatives themselves expose us to various risks, including the risk that: (i) counterparties may fail to honor their obligations under these arrangements; (ii) the credit quality of the counterparties owing money under these arrangements may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transactions; (iii) the duration of the hedging transactions may not match the duration of the related liability; (iv) these arrangements may not be effective in reducing our exposure to interest rate changes; and (v) these arrangements may actually result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to you.

Certain loans are and may be secured by mortgages on our properties and if we default under our loans, we may lose properties through foreclosure.

We have obtained, and intend to continue to obtain loans that are secured by mortgages on our properties, and we may obtain additional loans evidenced by promissory notes secured by mortgages on our properties. As a general policy, we will seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, we could lose that property through foreclosure if we default on that loan. We may also give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. In addition, for tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Further, if we default under a loan, it is possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us which could affect distributions to stockholders or lower our working capital reserves or our overall value.

Risks Related to Conflicts of Interest

Our executive officers and the Advisor's key real estate, finance and securities professionals will face conflicts of interest caused by our compensation arrangements with the Advisor and its affiliates, which could result in actions that are not in the long-term best interests of our company.

Our executive officers are also officers, directors, managers and/or key professionals of the Advisor and other affiliated entities. The Advisor and other affiliated entities will receive substantial fees from us. These fees could influence the advice given to us by the key personnel of the Advisor and its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with the Advisor and other affiliated entities, including the amended advisory agreement;
•	real property sales, since the asset management fees payable to the Advisor will decrease;
•	borrowings to acquire investments, which borrowings may increase the asset management fees payable to the Advisor;
•
determining the compensation paid to employees for services provided to the Company, which could be influenced in part by whether the Advisor is reimbursed by the Company for the related salaries and benefits; and

•
if the Company seeks to internalize management functions, which, in addition to payment to the Advisor of the internalization price, could result in the Company retaining some of the Advisor's and its affiliates' key officers and employees for compensation that is greater than that which they currently earn.

In the course of our investing activities, we will pay an asset management fee to the Advisor and will reimburse the Advisor for expenses it incurs, regardless of the performance of our investment portfolio. As a result, investors in our common stock will invest on a "gross" basis and receive distributions on a "net" basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct investments. Because we will pay an asset management fee and reimburse expenses regardless of how our portfolio performs, our Advisor's interests may be less aligned with our stockholders' interests than if we were internally managed and our management team was compensated largely based on performance.

Additionally, the payment of certain fees may influence the Advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In evaluating investments and other management strategies, the opportunity to earn fees may lead the Advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates' compensation from us and other affiliates could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay you distributions or result in a decline in the value of your investment.

In addition, the fees being paid to the Advisor and other affiliates for services they provide for us were not determined of an arm's length basis. As a result, the fees have been determined without the benefit of arm's length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

The Advisor may have conflicting obligations if we enter into joint ventures or engage in other transactions with its affiliates. As a result, in any such transaction we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

We have co-invested in property together with one or more of our affiliates, including with the owners of the Advisor, VRM I and VRM II. We may make additional co-investments in real estate or real estate-secured loans with our affiliates or through a joint venture with their affiliates. In these circumstances, the Advisor will have a conflict of interest when fulfilling its obligation to us. In any such transaction, we would not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

Our executive officers and the Advisor's key real estate, finance and securities professionals face conflicts of interest related to their positions and interests in our affiliates which could hinder our ability to implement our business strategy and to generate returns to you.

Our executive officers and the Advisor's key real estate, finance and securities professionals are also executive officers, directors, managers and key professionals of other affiliated entities.  Our Advisor also may from time to time sponsor other real estate programs with investment objectives that are similar to us.  As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the duties that they owe to us. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) the timing and terms of the investment in or sale of an asset, (c) development of our properties by affiliates of the Advisor, (d) investments with affiliates of the Advisor, (e) compensation to the Advisor and its affiliates, and (f) our relationship generally with the Advisor. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Further, our directors and officers (including Mr. Shustek), the Advisor and any of their respective affiliates, employees and agents are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with us.

We may purchase real property and other real estate-related assets from third parties who have existing or previous business relationships with affiliates of the Advisor, and, as a result, in any such transaction, we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

We may purchase real property and other real estate-related assets from third parties that have existing or previous business relationships with affiliates of the Advisor. The officers, directors or employees of the Advisor and its affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

If we internalize the advisory and management services provided by the Advisor, we will pay substantial consideration to the Advisor, your interest in us could be diluted and we could incur other significant costs and risks associated with being self-managed if we internalize our management functions.

If we elect to internalize the advisory and management services provided by the Advisor, under the amended advisory agreement, we will be obligated to pay substantial consideration to the Advisor in the form of an internalization price.  The internalization price is equal to the consideration to be paid by us for the assets and/or equity of the Advisor in an internalization transaction as agreed upon by the Advisor and us; provided, however, that if the Advisor and us are unable to agree on an internalization price for an internalization transaction to be consummated at the end of the last renewal term of this Agreement, then the internalization price for such internalization transaction will be equal to 2.75 times the average annual asset management fees earned by the Advisor over a specified two year period; provided that such internalization price shall not be less than $16 million or more than $21 million.  We may pay up to 75% of the internalization price in the form of shares of our common stock or limited partnership units in the Operating Partnership.  The payment of the internalization price, therefore, could result in a dilution of your interest in us.

In addition, we may be exposed to new and additional costs and risks if we elect to internalize management. For example, while we would no longer bear the external costs of the asset management fees paid to the Advisor if we become self-advised, our direct overhead may increase, as we would be responsible for compensation and benefits of our officers and other employees that were previously paid by the Advisor. As a direct employer, we would also be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. We also may issue equity awards to officers, employees and consultants, which awards would decrease our net income and FFO and may further dilute your investment.

We cannot reasonably estimate the amount of advisory fees we would save or the costs we would incur if we become self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to the Advisor, our income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of cash available to distribute to our stockholders and the value of our shares.  Accordingly, if we internalize the advisory and management services provided by the Advisor, our financial condition and operating results may be adversely affected.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of cash available for us to originate or acquire assets, and to pay distributions. If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, the Advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have substantial know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management's attention could be diverted from most effectively managing our investments.

We may choose not to internalize the Advisor despite the fact that we may have the right and the ability to internalize the Advisor; if we choose not to internalize or we are unable to complete an internalization transaction, our business and growth could be negatively affected and we may still be obligated to pay a termination fee upon termination of the amended advisory agreement.

Pursuant to the amended advisory agreement, the Advisor is obligated to present to us an initial proposal to internalize the Advisor within 30 days after any Internalization Triggering Event, as defined in the amended advisory agreement, and no later than 180 days prior to the end of the initial term and each renewal term of the amended advisory agreement.  An Internalization Triggering Event is defined to include our election, by the vote of at least two thirds of our independent directors, at any time from and after the third anniversary of the agreement effective date, to proceed with an internalization transaction. No assurances can be given that we will internalize the Advisor on the terms described in this prospectus, or at all. Any proposal from the Advisor will be the subject of definitive documentation and negotiation between us and the Advisor and approval by our board of directors. As a result, there can be no assurance that we will be able to conclude an internalization transaction, which could adversely affect our business and growth. If we choose not to internalize the Advisor and not to renew the amended advisory agreement at the expiration of the initial term or any extended term or we terminate the management agreement at any time other than for a Company Termination Cause, we will be obligated to pay the Advisor the termination fee.  Moreover, if we terminate the amended advisory agreement, our business may experience significant disruption and it may be difficult and costly to find a suitable manager to replace the Advisor.

Terminating the amended advisory agreement for cause, or for unsatisfactory performance of the Advisor or electing not to renew the management agreement may be difficult and terminating the agreement in certain circumstances requires payment of a substantial termination fee.

The amended advisory agreement may not be terminated by us without the payment of a significant termination fee under any circumstances, except for the termination by us as a result of a Company Termination Cause. Although we may elect to terminate the amended advisory agreement after the first three years of the initial term for unsatisfactory performance by the Advisor, any such termination would require the payment of the termination fee to the Advisor.  Our election not to renew the amended advisory agreement also would trigger payment of the termination fee to the Advisor.  The termination fee is generally equal to 3.5 times the average annual asset management fees earned by the Advisor over a specified two year period; provided that the termination fee shall not be less than $16 million or more than $21 million. The termination of the amended advisory agreement by us, other than for a Company Termination Cause, also will require that we pay the subordinated compensation to the Advisor at termination, even if the conditions to payment have not yet been satisfied as of the date of termination.  These provisions increase the cost to us of terminating the amended advisory agreement and adversely affect our ability to terminate the Advisor without cause.

The Advisor's liability is limited under the amended advisory agreement, and we will indemnify the Advisor against certain liabilities. As a result, we could experience poor performance or losses for which the Advisor would not be liable.

Pursuant to the amended advisory agreement, the Advisor does not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the amended advisory agreement, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor and it's affiliates, will not be liable to us, our board of directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the amended advisory agreement, except by reason of acts constituting bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties.   In addition, we have agreed to indemnify and hold harmless the Advisor and its affiliates, including their respective directors, from all liability, claims, damages or losses arising in the performance of their duties under the amended advisory agreement, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, our charter or bylaws.  As a result, we could experience poor performance or losses for which the Advisor would not be liable.

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

Limited partners of the Operating Partnership may receive the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of the Operating Partnership, we are obligated to act in a manner that is in the best interest of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

Risks Related to This Offering

The market price and trading volume of our common stock may be volatile following this offering, and you could experience a loss if you sell your shares.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate, causing significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly results of operations or distributions;
•	changes in our FFO or earnings estimates;
•	the extent of investor interest;
•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;
•	changes in market valuations of similar companies;
•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;
•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);
•	adverse market reaction to any additional debt that we incur or acquisitions that we make in the future;
•	additions or departures of key management personnel;
•	future issuances by us of our common stock;
•	actions by institutional stockholders;
•	speculation in the press or investment community;
•	the realization of any of the other risk factors presented in this prospectus; and
•	general market and economic conditions.

Market interest rates may have an adverse effect on the market price of our securities.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of the stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to fall.

Broad market fluctuations could negatively impact the market price of our common stock.

Stock market price and volume fluctuations could affect the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These fluctuations could reduce the market price of our common stock. Furthermore, our results of operations and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market's perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or additional preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

You will experience immediate and material dilution in connection with the purchase of our shares of common stock in this offering.

As of June 18, 2018, our historical net tangible book value was approximately $[●] million, or $[●] per share of common stock held by our existing investors. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering will be less than the public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $[●] per share in the pro forma net tangible book value per share of shares of our common stock. See "Dilution."

Risks Related to Our Corporate Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (the "MGCL") may have the effect of deterring a third party from making a proposal to acquire us or of inhibiting a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (as defined in the statute) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person.

The MGCL provides that holders of "control shares" of our company (defined as shares of voting stock that, if aggregated with all other shares of capital stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of issued and outstanding "control shares") have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our bylaws currently contain a provision exempting any and all acquisitions by any person of shares of our stock from this statute.

The "unsolicited takeover" provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses if we have a class of equity securities registered under the Exchange Act and at least three independent directors (which we will have upon the completion of this offering). These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See "Certain Provisions of Maryland Law and of our Charter and Bylaws—Business Combinations" and "Certain Provisions of Maryland Law and of our Charter and Bylaws—Control Share Acquisitions."

Our charter contains provisions that make removal of our directors difficult, which makes it more difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders.

Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all the votes of stockholders entitled to be cast generally in the election of directors. Vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. These requirements make it more difficult for our stockholders to effect changes to our management by removing and replacing directors and may prevent a change in control of our company that is otherwise in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Therefore, our directors and officers will be subject to monetary liability resulting only from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

As a result, we and our stockholders have rights against our directors and officers that are more limited than might otherwise exist. Accordingly, in the event that actions taken by any of our directors or officers impede the performance of our company, your and our ability to recover damages from such director or officer will be limited. In addition, our charter and our bylaws require us to indemnify our directors and officers for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the exclusive forum for certain actions and proceedings that may be initiated by our stockholders against us or any of our directors, officers or other employees.

Our bylaws provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our charter and bylaws, including the exclusive forum provisions in our bylaws. This choice of forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Code, among other purposes, our charter generally prohibits a person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, unless exempted, prospectively or retroactively, by our board of directors. This limit can generally be waived and adjusted by our board of directors prospectively or retroactively. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status). This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. In addition, these provisions may also decrease your ability to sell your shares of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of repurchase of any such classes or series of stock. Thus, our board of directors could authorize the issuance of shares of a class or series of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of our stockholders. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to our stockholders. However, the issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

We are not and do not plan to be registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed and stockholder protections provided by the Investment Company Act; maintaining an exemption from registration may limit or otherwise affect our investment choices.

None of us, the Operating Partnership, or any of our subsidiaries is registered or intends to register as an investment company under the Investment Company Act. The Operating Partnership's and subsidiaries' investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act, we engage, through the Operating Partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after our public offering ends.

If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. We are organized as a holding company that conducts its businesses primarily through The Operating Partnership and its subsidiaries. We believe none of us, the Operating Partnership or our subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor the Operating Partnership nor the subsidiaries will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership's wholly owned or majority-owned subsidiaries, we and the Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real property.

Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to herein as the 40% test. Excluded from the term "investment securities," among other things, are (i) U.S. government securities and (ii) securities issued by majority-owned subsidiaries that are (a) not themselves investment companies and (b) not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act relating to private investment companies. We believe that we, the Operating Partnership and the subsidiaries of the Operating Partnership will each comply with the 40% test as we have invested in real property, rather than in securities, through our wholly and majority-owned subsidiaries. As our subsidiaries will be investing either solely or primarily in real property, they would be outside of the definition of "investment company" under Section 3(a)(1)(C) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through the Operating Partnership, which in turn is a holding company conducting its business of investing in real property through wholly-owned or majority-owned subsidiaries. We have monitored and will continue to monitor our holdings to ensure continuing and ongoing compliance with the 40% test.

Even if the value of investment securities held by one of our subsidiaries were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Section 3(c)(5)(C), as interpreted by the SEC staff, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in "mortgage and other liens on and interests in real estate," which we refer to herein as "qualifying real estate assets," and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we will be able to maintain this exclusion for each of these subsidiaries. It is not certain whether or to what extent the SEC or its staff in the future may modify its interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Any such future guidance may affect our ability to rely on this exception.

Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we, the Operating Partnership or our subsidiaries will be able to maintain this exemption from registration for us and each of our subsidiaries. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

In the event that we, or the Operating Partnership, were to acquire assets that could make either entity fall within the definition of investment company under Section 3(a)(1)(C) of the Investment Company Act, we believe that we would still qualify for the exception from the definition of "investment company" provided by Section 3(c)(6). Although the SEC or its staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and the Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of the Operating Partnership consist of, and at least 55% of the income of the Operating Partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of the Operating Partnership.

Qualification for this exemption will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such tests and/or exceptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Further, if we, the Operating Partnership or our subsidiaries are required to register as investment companies under the Investment Company Act, our investment options may be limited by various limitations, such as those mentioned above, and we or our subsidiaries would be subjected to a complex regulatory scheme, the costs of compliance with which can be high.

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies."

We could remain an "emerging growth company" for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1 billion, (2) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB"), requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold stockholder advisory votes on executive compensation. Certain of these exemptions are inapplicable to us because of our structure as an externally managed REIT, and we have not made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that applicable to us. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

In addition, the JOBS Act provides that an "emerging growth company" can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding investment strategies, growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies, including our investment strategies and approach, without a vote of the stockholders. Under the Maryland General Corporation Law (the "MGCL") and our charter, our stockholders have a right to vote only on limited matters. Our board of directors' broad discretion in setting policies and our stockholders' inability to exert control over those policies increase the uncertainty and risks you face as a stockholder.

Your interest in us will be diluted if we issue additional shares.

Stockholders do not have preemptive rights to any shares issued by us in the future and generally have no appraisal rights. Our charter currently has authorized 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 99,000,000 shares are classified as common stock, par value $0.0001 per share; and 1,000,000 shares are classified as preferred stock, par value $0.0001 per share, within which (i) 97,000 shares are classified and designated as Series 1 Convertible Redeemable Preferred Stock, and (ii) 50,000 shares are classified and designated as Series A Convertible Redeemable Preferred Stock; and 1,000 shares are classified as convertible stock, par value $0.0001 per share.  Subject to any limitations set forth under Maryland law, a majority of our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, or classify or reclassify any unissued shares into other classes or series of stock without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors. Investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (1) sell shares in this offering or sell additional shares in the future, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock to the Advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our amended advisory agreement or (5) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership. Because of these and other reasons described in this "Risk Factors" section, you should not expect to be able to own a significant percentage of our shares.

  Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine.  We may issue additional shares of common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Any such issuance could result in dilution of our stockholders' equity in us.

In particular, stockholders, including those who acquired shares of common stock in this offering, have no rights to buy any additional shares of stock or other securities if we issue new shares of stock or other securities. Stockholders who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, stockholders also may experience dilution in the book value and fair mark value of, and the amount of distributions paid on, their shares.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue any classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or preferred stock.]

Under this power, our board of directors has created the Series A preferred stock and the Series 1 preferred stock, each of which ranks senior to our common stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up.  Specifically, payment of any distribution preferences on the Series A preferred stock, Series 1 preferred stock, or any future series of preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of our preferred stock are entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. Holders of our preferred stock will have the right to require us to convert their shares into shares of our common stock. The conversion of our preferred stock into common stock may further dilute the ownership interest of our common stockholders. We also have the right, but not the obligation, to redeem the Series A preferred stock and Series 1 preferred stock and pay the redemption payments in the form of shares of our common stock, which may further dilute the ownership interest of our common stockholders.

Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our common stock. If we elect to redeem any of our preferred stock with cash, the exercise of such rights may reduce the availability of our funds for investment purposes or to pay for distributions on our common stock.

Each investor in the Series A and Series 1 offering received, for every $1,000 in shares subscribed by such investor, detachable warrants to purchase 30 and 35 shares of the Company's common stock, respectively, if the Company's common stock is listed on a national securities exchange.  The warrants' exercise price is equal to 110% of the volume weighted average closing stock price of the Company's common stock over a specified period as determined in accordance with the terms of the warrant; however, in no event shall the exercise price be less than $25 per share. As of June 30, 2018, there were detachable warrants issued to the Series A and Series 1 holders that may be exercised for 84,510 and 1,382,675 shares of the Company's common stock, respectively, in each case, after the 90th day following the occurrence of a listing event. These potential warrants will expire five years from the 90th day after the occurrence of a listing event.  If all the potential warrants outstanding at June 30, 2018 became exercisable because of a listing event and were exercised by the Series A and Series 1 holders at the minimum price of $25 per share, gross proceeds to the Company would be approximately $2.1 million and $34.6 million, respectively, and as a result the Company would issue an additional 1,382,675 shares of common stock.  The issuance of such shares of common stock upon exercise of the warrants may further dilute your interest in us.

Moroever, any sales or perceived sales in the public market of shares of our common stock issuable upon the conversion or redemption of our preferred stock, or the exercise of the warrants, could adversely affect prevailing market prices of shares of our common stock. The issuance of common stock upon any conversion or redemption of our preferred stock or exercise of the warrants also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, if a Listing Event occurs, the existence of our preferred stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our common stock.

Federal Income Tax Risks

Failure to maintain our status as a REIT for U.S. federal income tax purposes would subject us to U.S. federal income tax on our taxable income at regular corporate rates, which would materially and adversely affect our ability to make distributions to our stockholders at expected levels or at all.

We have not yet elected to be taxed as a REIT. We intend to elect to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes beginning with the taxable year ending December 31, 2017. To qualify as a REIT, we must meet various requirements set forth in the Code concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions. The REIT qualification requirements are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. We believe that our current organization and method of operation will enable us to qualify as a REIT. However, at any time, new laws, interpretations or court decisions may change the U.S. federal tax laws relating to, or the U.S. federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

Although we do not expect to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, we will receive an opinion in connection with this offering from our legal counsel, Morrison & Foerster LLP, regarding our ability to qualify as a REIT. Morrison & Foerster LLP will render its opinion that we qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. Our qualification as a REIT will depend upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Code. Morrison & Foerster LLP will not review these operating results or compliance with the qualification standards on an ongoing basis, and we may not satisfy the REIT requirements in the future. Also, Morrison & Foerster LLP's opinion will represent its legal judgment based on the law in effect as of the date of the opinion and will not be binding on the IRS or the courts, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the U.S. federal income tax laws, any of which could be applied retroactively. In addition, Morrison & Foerster LLP's opinion will not foreclose the possibility that we may have to use one or more REIT savings provision, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provision, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we generally would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, absent IRS relief, distributions to stockholders would no longer be deductible in computing our taxable income, and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax.

As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and would substantially reduce our ability to make distributions to our stockholders at expected levels or at all.

Qualifying as a REIT for U.S. federal income tax purposes involves highly technical and complex provisions of the Code.

Qualification as a REIT for U.S. federal income tax purposes involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

For a discussion of these and other tax considerations relevant to an investment in our stock, see "Material U.S. Federal Income Tax Considerations" below.

Our leases must be respected as such for U.S. federal income tax purposes in order for us to qualify as a REIT.

In order for us to qualify as a REIT, at least 75% of our gross income each year must consist of real estate-related income, including rents from real property. Income from operation of our parking facilities will not be treated as rents from real property. Accordingly, we will lease our parking facilities to lessees that will operate the facilities. If such leases were recharacterized as management contracts for U.S. federal income tax purposes or otherwise as an arrangement other than a lease, we could fail to qualify as a REIT.

To qualify as a REIT and to avoid the payment of U.S. federal income and excise taxes, we may be forced to borrow funds, use proceeds from the issuance of securities, pay taxable dividends of our stock or debt securities or sell assets to make distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute dividends to our stockholders equal to at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties, and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities (including this offering), pay taxable dividends of our stock or debt securities or sell assets in order to distribute enough of our taxable income to qualify or maintain our qualification as a REIT and to avoid the payment of U.S. federal income and excise taxes.

Our ownership of TRSs will be limited and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on an arm's-length basis.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries ("TRS"). A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.

Our ability to use a TRS is limited. Among other things, the value of our securities in TRSs may not exceed 20% of the value of our assets, and dividends from our TRSs, when aggregated with all other non-real estate income with respect to any one year, generally may not exceed 25% of our gross income with respect to any one year. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis.

TRSs that we may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the stock and securities of our TRSs will be less than 20% of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with TRSs to ensure that they are entered into on arm's length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to avoid application of the 100% excise tax discussed above.

Future sales of properties may result in penalty taxes or may be made through TRSs, each of which would diminish the return to you.

It is possible that one or more sales of our properties may be "prohibited transactions" under provisions of the Code. If we are deemed to have engaged in a "prohibited transaction" (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all income that we derive from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale for the production of rental income. It is entirely possible that a future sale of one or more of our properties will not fall within the prohibited transaction safe harbor.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax. If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS. Though a sale of such property by a TRS likely would mitigate the risk of incurring a 100% penalty tax, the TRS itself would be subject to regular corporate income tax at the U.S. federal level, and potentially at the state and local levels, on the gain recognized on the sale of the property as well as any income earned while the property is operated by the TRS. Such tax would diminish the amount of proceeds from the sale of such property ultimately distributable to our stockholders. Our ability to use TRSs in the foregoing manner is subject to limitation. Among other things, the value of our securities in TRSs may not exceed 20%of the value of our assets and dividends from our TRSs, when aggregated with all other non-real estate income with respect to any one year, generally may not exceed 25% of our gross income with respect to such year. No assurances can be provided that we would be able to successfully avoid the 100% penalty tax through the use of TRSs

In addition, if we acquire any asset from a subchapter C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset determined by reference either to the subchapter C corporation's basis in the asset or to another asset, we will pay tax, at the highest U.S. federal corporate income tax rate, on any built-in gain recognized on a taxable disposition of the asset during the 5-year period after its acquisition.

You may have current tax liability on distributions if you elect to reinvest in our shares.

Our stockholders who elect to participate in the Company's DRIP, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the cash distributions used to purchase those shares of common stock. As a result, if you are not a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Dividends payable by REITs generally do not qualify for the reduced tax rates that apply to other corporate dividends.

The maximum U.S. federal income tax rate applicable to qualified dividend income paid to U.S. stockholders that are individuals, trusts or estates currently is 20%. Dividends paid by REITs generally are not eligible for such preferential tax rate. Although the favorable tax rates applicable to qualified dividend income do not adversely affect the taxation of REITs or dividends paid by REITs, such favorable tax rates could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. However, for taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations.  See "Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders."

In certain circumstances, we may be subject to federal, state and local taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state or local taxes (including property taxes and property transfer taxes). As discussed above, net income from a "prohibited transaction" will be subject to a 100% tax and built-in gain recognized on the taxable disposition of assets acquired from a subchapter C corporation in certain non-taxable transactions will be subject to tax at the highest applicable U.S. federal corporate income tax rate. To the extent we satisfy the distribution requirements applicable to REITs, but distribute less than 100% of our taxable income, we will be subject to U.S. federal income tax at regular corporate rates on our undistributed income. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal, state or local taxes we pay will reduce our cash available for distribution to our stockholders. See "Material U.S. Federal Income Tax Considerations—Taxation of Our Company."

The ability of our board of directors to revoke or otherwise terminate our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income at regular corporate rats and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Investments in other REITs and real estate partnerships could subject us to tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity's ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities or sell properties earlier than we wish.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego attractive investments or liquidate otherwise attractive investments to comply with such tests. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real property and lease it back to the sellers of such property. We cannot assure you that the IRS will not challenge any characterization of such a lease as a "true lease," which would allow us to be treated as the owner of the property for federal income tax purposes. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we may fail to satisfy the REIT asset tests or the gross income tests and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated, which may also cause us to fail to meet the distribution requirement for a taxable year.

The stock ownership limits imposed by the Code on REITs and by our charter may restrict our business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of any taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include certain entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock following the completion of this offering. Generally, this limit can be waived and adjusted by the board of directors. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, 10% or more of any of our tenants. Our board of directors may grant an exemption from the 9.8% ownership limit prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as required by our charter or as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the Code requirements and to minimize administrative burdens. However, these ownership limits may also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Legislative or regulatory action with respect to taxes, including the enactment of certain tax reform measures, could adversely affect the returns to our stockholders.

In recent years, numerous legislative, judicial and administrative changes have been made or proposed to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to the tax laws are likely to continue to occur in the future and may take effect retroactively, and there can be no assurance that any such changes will not adversely affect how we or our stockholders are taxed. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets.

For example, the recently passed Tax Cuts and Jobs Act of 2017 significantly changed the U.S. federal income taxation of U.S. businesses and their owners, including REITs and their stockholders.  The impact of the act on us and our shareholders is uncertain, and may not become evident for some period of time. For example, the act contained provisions that may reduce the relative competitive advantage of operating as a REIT, including the lowering of income tax rates on individuals and corporations, which eases the burden of double taxation on corporate dividends and potentially causes the single level of taxation on REIT distributions to become relatively less attractive. The act also contains provisions allowing the expensing of capital expenditures, which could result in the bunching of taxable income and required distributions for REITs, and provisions extending the depreciable lives of certain real estate assets and further limiting the deductibility of interest expense, which could negatively impact the real estate market. In addition, although the Tax Cuts and Jobs Act of 2017 was recently passed, there can be no assurance that future changes to the U.S. federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results.

We cannot predict whether, when or to what extent the Tax Cuts and Jobs Act of 2017 and any new U.S. federal tax laws, regulations, interpretations or rulings will impact the real estate investment industry or REITs.  We urge you to consult with your own tax advisor regarding the effect of the Tax Cuts and Jobs Act of 2017 and potential future changes to the federal tax laws on an investment in our shares.

See "Material U.S. Federal Income Tax Considerations" for a more detailed discussion of these and other material U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our common stock.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA, (such as pension, profit-sharing or 401(k) plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA or Keogh plan) whose assets are being invested in our common stock. If you are investing the assets of such a plan (including assets of an insurance company general account or entity whose assets are considered plan assets under ERISA) or account in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;
•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan or account's investment policy;
•	your investment satisfies the prudence and diversification requirements of Section 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and/or the Internal Revenue Code;
•	your investment will not impair the liquidity of the plan or IRA;
•	your investment will not produce unrelated business taxable income, referred to as UBTI for the plan or IRA;
•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and
•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

With respect to the annual valuation requirements described above, we expect to provide an estimated value for our shares annually by publishing such value in reports filed with the SEC.

This estimated value may not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. Accordingly, we can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our shares of common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. For a discussion of the considerations associated with an investment in our shares by a qualified employee benefit plan or IRA, see "ERISA Considerations." ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of the federal securities laws that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this prospectus, including in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business and Property" and "Certain Relationships and Related Person Transactions." Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, financial condition, liquidity, capital resources, cash flows, results of operations and other financial and operating information. When used in this prospectus, the words "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "should," "project," "plan" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that may cause actual results to differ from projections include, but are not limited to:
•	adverse economic conditions in the real estate market;
•	adverse changes in the real estate financing markets;
•	competition faced in any parking facilities we acquire or invest in, which may adversely affect rental and fee income;
•	decreased demand for parking facilities generally, which would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio;
•	our inability to raise sufficient additional capital to continue to expand our real estate investment portfolio and pay dividends to our stockholders;
•	unexpected costs, lower than expected rents and revenues from our properties, and/or increases in our operating costs;
•	inability to attract or retain qualified personnel, including real estate management personnel;
•	adverse results of any legal proceedings;
•	changes in local, regional and national economic conditions;
•	our inability to compete effectively;
•	inability to collect rent from tenants or renew tenants' leases;
•	defaults on or non-renewal of leases by tenants;
•	increased interest rates and operating costs;
•	decreased rental rates or increased vacancy rates;
•	changes in the availability of additional acquisition opportunities;
•	our inability to successfully complete real estate acquisitions;
•	our failure to successfully operate acquired properties and operations;
•	changes in our business strategy;
•	our failure to generate sufficient cash flows to service our outstanding indebtedness;
•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;
•	our failure to qualify and maintain our status as a REIT;
•	government approvals, actions and initiatives, including the need for compliance with environmental requirements;
•	financial market fluctuations;
•	changes in real estate and zoning laws and increases in real property tax rates; and
•	additional factors discussed under the sections captioned "Risk Factors."
The forward-looking statements contained in this prospectus are based on historical performance and management's current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in "Risk Factors," many of which are beyond our control. We believe that these factors include those described in "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting estimated underwriting discounts and commissions and offering expenses, will be approximately $[●] million($[●] million if the underwriters exercise their over-allotment option in full), in each case based on the midpoint of the price range set forth on the cover page of this prospectus.

After payment of offering costs and expenses, we intend to use the net proceeds of this offering as follows:

•	repay approximately $9.1 million in outstanding indebtedness, which is currently pre-payable without penalty; and
•	the remainder for general corporate and working capital purposes, including to acquire additional parking facilities.

DILUTION

Purchasers of shares of our common stock offered in this prospectus will experience an immediate and substantial dilution in the net tangible book value per share of our common stock from the public offering price. As of June 30, 2018, we had a net tangible book value of $[●], or $[●] per share of our common stock. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under "Use of Proceeds," the deduction of underwriting discounts and the estimated offering expenses payable by us, the as adjusted net tangible book value as of June 30, 2018 attributable to common stockholders would have been $[●], or $[●] per share of our common stock. This amount represents an immediate increase in net tangible book value of $[●] per share to prior investors and an immediate dilution in as adjusted net tangible book value of $[●] per share from the public offering price of $[●] per share of our common stock. The following table illustrates this per share dilution:

Public offering price per share of common stock	$
Net tangible book value per share of common stock as of June 30, 2018 (1)		$23.82
Increase in net tangible book value per share attributable to new investors
Net tangible book value per share after giving effect to this offering(2)
Dilution per share to new investors(3)	$

(1)
Net tangible book value per share of our common stock is determined by dividing net tangible book value as of June 30, 2018 (consisting of total assets less intangible assets, which are comprised of goodwill (if applicable), deferred financing and leasing costs, acquired above-market leases and acquired in place lease value, net of liabilities to be assumed, excluding acquired below-market leases) by the number of shares of our common stock.

(2)
Based on pro forma net tangible book value of approximately $[●] after completion of this offering, divided by the number of shares of our common stock immediately outstanding after this offering, not including shares of our common stock issuable upon exercise of the underwriters' over-allotment option.

(3)	Dilution is determined by subtracting as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering from the public offering price.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2018 and each of the years ended December 31, 2017 and 2016 and for the period from May 4, 2015 (inception) to December 31, 2015.  For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges to pre-tax income from continuing operations before non-controlling interests and capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs, whether expensed or capitalized. The information below is presented on an unaudited basis.
	Six Months Ended June 30,	Years Ended December 31,		Period from May 4, 2015 (inception) through December 31,

	2018	2017	2016	2015

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
________________
(a)
(b)

INVESTMENT OBJECTIVES, STRATEGY AND PROCESSES

You should read the following discussion in conjunction with the sections of this prospectus entitled "Risk Factors" and "Forward-Looking Statements," and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 each of which are incorporated by reference herein. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Investment Objectives

Our primary investment objectives are to:

•	preserve capital;
•	generate current income; and
•	realize growth in the value of our investments.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, the Advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our board of directors will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of the Company.

Investment Strategy

We were formed to focus primarily on investments in high-quality parking facilities, including parking lots, parking garages and other parking structures throughout the United States.  We believe investments in parking real estate present a combination of benefits not seen in any other sector of the public REIT space. Parking is a fragmented industry that is ripe for consolidation, with 65% of parking owners only owning one parking property. Parking demand has historically been resilient to recession, with flexible on-demand pricing, favorable supply and demand fundamentals, and the opportunity to own downtown land with air rights that may be sold in the future for redevelopment.  We intend to capitalize on the opportunity to consolidate the fragmented parking market by making accretive acquisitions, securing net leases with participating rents from quality operators, and asset managing our portfolio to enhance value. As of the date of this prospectus, we owned interests in 42 parking facilities located in 17 states.

Our investment strategy is to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States. To a lesser extent, we may invest in parking properties that contain other sources of rental income, potentially including office, retail, storage, residential, billboard, or cell towers.

We may also consider opportunities to acquire all of the equity interests or assets in another company whose operating assets are limited to real property. Any such acquisition would be pursued to expand our portfolio of real estate and will be undertaken only if we obtain control of the entity or substantially all of its assets. We may make investments in loans on properties with the same characteristics as our targeted property investments with the approval of our board of directors. We will not make passive investments in other companies that are engaged in the real estate business.

We believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of a variety of property types and locations. As a result, we believe that focusing our portfolio on parking facilities would enhance stockholder value through specialization that could distinguish us from other REITs in the marketplace. We believe that we are the only publicly registered REIT that invests primarily in parking facilities, including parking lots, parking garages and other parking structures.

Parking Facilities

We believe parking facilities possess attractive characteristics not found in other commercial real estate investments, including the following:

•	during the recent recession, parking revenues remained resilient;
•	historically, a large and fragmented industry, which presents unique opportunities for consolidation and growth;
•	opportunity to own downtown land with air rights that in the future may be sold for redevelopment;
•	net lease structure that generates stable revenues and present opportunities to participate in property revenues above a certain threshold;
•	generally, have the ability to terminate parking leases upon sale of the real estate;
•	generally, parking facilities can be leased to any number of parking operators, which gives the property owner flexibility and potential pricing power;
•	if a tenant in a facility terminates a lease, replacement operators can generally be found quickly, minimizing any dark period;
•	generally, no leasing commissions;
•	generally, no tenant improvement requirements;
•	trend toward automation, which helps to reduce cash theft and operating costs, thereby improving the Company's net operating income;
•	relatively low capital expenditures, compared to other real estate assets;
•	in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification; and
•	generally, favorable supply and demand fundamentals, which may create favorable pricing pressure.

The parking industry is large and fragmented and includes companies that provide temporary parking spaces for vehicles on an hourly, daily, weekly or monthly basis along with providing various ancillary services. A substantial number of companies in the industry offer parking services as an ancillary business operation in connection with their primary business of property management or ownership, and the vast majority of companies in the industry are small, private and operate a single parking facility. The owner of a parking facility may operate the facility or may engage a management company for this purpose. We expect to net lease our parking facilities to parking management companies. We expect that the parking management companies operating our parking facilities will offer both contract and transient parking arrangements. Location is critically important to the performance of parking facilities. Parking rates and ancillary services offered at the facility (such as car wash or electric car charging stations) may also influence a driver's decision to use a particular parking facility. The performance of parking facilities may fluctuate significantly based on economic trends.

Furthermore, we will focus on our investments in central business district lots and garages with air rights with the intention of capitalizing on income-producing assets. We generally seek geographically-targeted investments that present key drivers, which will allow us to receive steady cash flows and withstand economic changes in developments. Such targeted investments include, but are not limited to, parking facilities in the following locations:

•	Downtown core locations;
•	Government buildings and courthouses;
•	Sporting venues;
•	Hospitals; and
•	Hotels

Other Real Property Investments

We may also seek to invest in parking facilities that generate additional rental income from sources other than parking.  We may also enter into various leases for these properties. The terms and conditions of any lease that we enter into with our tenants may vary substantially. However, we expect that our leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

Investment Process

Our board of directors has authorized the Advisor to make certain decisions regarding our investments consistent with the investment guidelines and borrowing policies approved by our board of directors and subject to the limitations in the amended advisory agreement and the direction and oversight of our board of directors. Our board of directors will formally review at a duly called meeting our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment guidelines must be approved by our board of directors.

The Advisor will source our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and securitization or lending departments of major financial institutions. The process for selecting our investments in real property is described in further detail below under the headings "—Investment Criteria" and "—Joint Venture Investments."

Investment Criteria

We will seek to achieve our investment objectives through the careful selection and underwriting of individual assets. When making an acquisition, we will emphasize the performance and risk characteristics of that individual investment and how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and the returns and risks of available investment alternatives. We will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	properties that are located in populated metropolitan areas; and
•	while we may acquire properties that require renovation, we will only do so if we anticipate the properties will be income producing within 12 months of our acquisition.

The foregoing criteria are guidelines, and the Advisor and board of directors may depart from these guidelines to acquire properties that they believe represent value opportunities.

The Advisor has substantial discretion with respect to the selection of specific properties. Our board of directors has authorized the Advisor to make certain decisions regarding investments consistent with the investment guidelines and borrowing policies approved by our board of directors and subject to the limitations in the amended advisory agreement, and the direction and oversight of our board of directors. Historically, the Advisor has presented all acquisitions over $5 million in value to the board of directors for approval.  There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change the targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent.
In selecting a potential property for acquisition, we consider a number of factors, including, but not limited to, the following:

•	projected demand for parking facilities in the area;
•	potential for securing a guaranteed lease from a securitized and experienced parking operator;
•	a property's geographic location and type;
•	a property's physical location in relation to population density, traffic counts and access, such as proximity to central business districts;
•	construction quality and condition;
•	potential for capital appreciation;

•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;
•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	ability to secure a lease with a quality parking operator prior to acquisition;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;
•	the potential for the construction of new properties in the area;
•	property zoning and air rights;
•	potential for the property to be purchased for redevelopment;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.

  There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in this offering. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change our targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent.

We intend to acquire such interests either directly or indirectly through investments in joint ventures, partnerships, or other co-ownership arrangements with the developers of the properties, affiliates or other persons. In addition, we may purchase real property and lease it back to the sellers of such property. While we will use our best efforts to structure any such sale-leaseback transaction in which the lease will be characterized as a "true lease" so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such property would be disallowed and it is possible that under some circumstances we could fail to maintain our status as a REIT as a result.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain a purchase option on such real property. The amount paid for a purchase option, if any, is normally surrendered if the real property is not purchased and is normally credited against the purchase price if the real property is purchased.

Due Diligence

The Advisor generally will obtain an environmental site assessment for each proposed real property acquisition, which at a minimum will identify potential or existing environmental contamination liabilities, or a Phase I Assessment. However, we may purchase a property without obtaining a Phase I Assessment if the Advisor determines the assessment is not necessary because there is an existing recent a Phase I Assessment. A Phase I Assessment generally consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I Assessment does not generally include any sampling or testing of soil, ground water or building materials from the property (which is typically undertaken as part of a Phase II environmental site assessment, or a Phase II Assessment, and may not reveal all environmental hazards on a property.

In the event the Phase I Assessment uncovers potential environmental problems with a property, the Advisor will determine whether we will pursue the investment opportunity and whether we will have a Phase II Assessment performed. The factors we may consider in determining whether to conduct a Phase II Assessment include, but are not limited to, (i) the types of operations conducted on the property and surrounding property, (ii) the time, duration and materials used during such operations, (iii) the waste handling practices of any tenants or property owners, (iv) the potential for hazardous substances to be released into the environment, (v) any history of environmental law violations on the subject property and surrounding property, (vi) any documented environmental releases, (vii) any observations from the consultant that conducted the Phase I Assessment, and (viii) whether any party (i.e. surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II Assessment on a case by case basis.

We will not close the purchase of any real property unless we are generally satisfied with the environmental status of the property except under limited exceptional circumstances in which we determine that there are factors that mitigate any potential environmental risk or liability.

We will also generally seek to condition our obligation to close the purchase of any real property upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;
•	environmental reports;
•	tenant rent rolls, including concessions, security deposits, waivers of material conditions or other special conditions;
•	surveys;
•	evidence of title free and clear of any encumbrances, liens, burdens or other limitations except as are acceptable to the Advisor;
•	financial statements covering recent operations of real properties having operating histories;
•	title and liability insurance policies;
•	business licenses, license fees, permits and permit bills;
•	capital expenditure history through the current year to date, including detail of any exterior work;
•	certificates of occupancy;
•	contracts and service agreements, including equipment leases;
•	correspondence with federal, state or municipal government offices, branches or agencies;
•	leases;
•	income tax returns with income schedules for the last three years;
•	insurance invoices for the last two years and insurance losses, claims or other material correspondence regarding claims for the last five years;
•	list of any pending litigation affecting either the property or the tenants;
•	occupancy reports for the past two years;
•	personal property inventory;
•	personnel list, wages and benefits;
•	tax bills and assessment notices for the property and any personally for the past four years, including any correspondence relating to tax appeals and reassessments;
•	tenant and vendor correspondence files;
•	termite and other pest inspections reports;
•	unexpired warranties; and
•	utility bills (gas, electric, water and sewer) for the past year, as well as the current year.

Leasing

We expect to net lease our parking facilities to parking management companies that will operate the facilities. Under a net lease, as lessor, we generally charge the lessee a fixed annual rent, plus a percentage of gross customer collections above a threshold. The lessee is generally responsible under the lease for collecting revenues and paying most operating expenses attributable to the parking facilities, including insurance and ordinary maintenance costs. The party responsible for paying taxes on the property is a term separately negotiated in each lease. We would have no additional management responsibility or decision making authority, including with respect to the daily operations of a parking facility, beyond our ownership interest in such a facility. The typical term of the net leases for our parking facilities is between five and ten years. However, we oftentimes have the right to terminate the lease in the event that we sell the property.

We may also enter into various leases for properties other than parking facilities. The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.

We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, we may verify the creditworthiness of each tenant and any guarantors of such tenant. If we verify the creditworthiness of a tenant, we may rely on industry credit rating services. We may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. We may require personal guarantees from stockholders of our corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that we can successfully enforce any guarantees.

We anticipate that tenant improvements, if any, will be funded by us from our cash flow or a line of credit. When one of our tenants vacates its space in one of our properties, we may, in order to attract new tenants, be required to expend funds for tenant improvements. In addition, we may provide free rent for a certain time period, provide tenant improvement allowances and provide other concessions and incentives to attract new tenants.  Historically, we have experienced minimal tenant improvement requirements, free rent, or other concessions and incentives to attract parking tenants.

Joint Venture Investments

We may enter into joint ventures, partnerships and other co-ownership or participation arrangements for the purpose of obtaining interests in real property. We may also enter into joint ventures for the development or improvement of such property. Joint venture investments permit us to own interests in large properties and other investments without unduly limiting the diversity of our portfolio. In determining whether to recommend a particular joint venture, the Advisor will evaluate the real property that the joint venture owns or is being formed to own under the same criteria used for the selection of our direct real property investments.

The Advisor will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity.

We have not established the specific terms we will require in our joint venture agreements. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all the facts that it determined to be relevant, including, without limitation, the nature and attributes of our potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and its operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interest owned by other partners in the venture. With respect to any joint venture we enter into, we expect to consider the following types of concerns and safeguards:

•
Our ability to manage and control the joint venture—we will consider whether we should obtain certain approval rights in joint ventures we do not control and for proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit the joint venture—we will consider requiring buy/sell rights, redemption rights or forced liquidation rights.
•
Our ability to control transfers of interests held by other partners to the venture—we will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Disposition Policies

The period that we will hold our investments in real property will vary depending on the type of asset, interest rates and other factors. The Advisor will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return to our stockholders.  The determination of whether a particular real estate asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered by the Advisor when disposing of an investment include:

•	the prevailing economic, real estate and securities market conditions;
•	the extent to which the investment has realized its expected total return;
•	portfolio rebalancing and optimization;
•	diversification benefits;
•	opportunity to pursue a more attractive investment in real property;
•	other factors that, in the judgment of the Advisor, determine that the sale of the investment is in our best interests.

In addition, with respect to refinancing properties, the Advisor will consider the amount of our initial cash investment and whether the property is subject to financing that comes due in a relatively short term.

Competition

We are not aware of any REITs in the United States that invest predominantly in parking facilities. Nevertheless, we will compete with many other entities engaged in real estate investment activities, including individuals, corporations, owners and managers of parking facilities, bank and insurance company investment accounts, other REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments as a result of competition with third parties without a corresponding increase in tenant lease rates, our profitability will be reduced, and you may experience a lower return on your investment.

Competition in our market niche depends upon a number of factors, including the price of a property, speed of loan processing and closing escrow on properties, cost of capital, terms and interest rates of a loan, market presence and visibility, quality and reliability of loan and related support services. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Moreover, any parking facilities we acquire or invest in will face intense competition, which may adversely affect rental income. We believe that competition in parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may materially adversely affect our operating results.

Economic Dependency

Under various agreements, we have engaged or will engage the Advisor and its affiliates to provide certain services that are essential to our operations, including asset management services, supervision of the management and leasing of properties, asset acquisition and disposition decisions, the sale of our shares of common stock or other securities, as well as other administrative responsibilities including accounting services and investor relations. As a result of these relationships, we are dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide us with their respective services, we will be required to find alternative providers of these services.

Our real estate investments may be concentrated in one or few geographic locations, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business.

Income Taxes

We expect to conduct our operations to qualify as a REIT under Sections 856 to 860 of the Code. A REIT is generally not subject to federal income tax on that portion of its taxable income which is distributed to its stockholders, provided that at least 90% of REIT taxable income is distributed and provided that certain other requirements are met. REIT taxable income may substantially exceed or be less than net income as determined based on GAAP because differences in GAAP and REIT taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

Regulations and Environmental

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We intend to obtain all permits and approvals necessary under current law to operate our investments. In addition, as an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor our operating partnership or the subsidiaries of our operating partnership, are required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. We are organized as a holding company that conducts its businesses primarily through our operating partnership and its subsidiaries. We believe neither we nor our operating partnership nor any of its subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership nor any of its subsidiaries will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership's wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real property.

Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that exceeds the 40% test. Excluded from the term "investment securities," among other things, are (i) U.S. government securities and (ii) securities issued by majority-owned subsidiaries that are (a) not themselves investment companies and (b) not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act relating to private investment companies. We believe that we, our operating partnership and the subsidiaries of our operating partnership will each comply with the 40% test as we have invested in real property, rather than in securities, through our wholly and majority-owned subsidiaries. As we are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a holding company conducting its business of investing in real property through wholly-owned or majority-owned subsidiaries, we believe neither we nor our operating partnership nor the subsidiaries will fall within the definition of "investment company" under Section 3(a)(1)(C) of the Investment Company Act. We monitor our holdings to ensure continuing and ongoing compliance with the 40% test.

Even if the value of investment securities held by one of our subsidiaries were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Section 3(c)(5)(C), as interpreted by SEC staff, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in "mortgage and other liens on and interests in real estate," which we refer to as "qualifying real estate assets," and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we will be able to maintain this exclusion for each of these subsidiaries. It is not certain whether or to what extent the SEC or its staff in the future may modify its interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Any such future guidance may affect our ability to rely on this exception.

Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we, our operating partnership or our subsidiaries will be able to maintain this exemption from registration for us and each of our subsidiaries. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

In the event that we, or our operating partnership, were to acquire assets that could make us fall within the definition of investment company under Section 3(a)(1)(C) of the Investment Company Act, we believe that we would still qualify for the exception from the definition of "investment company" provided by Section 3(c)(6). Although the SEC or its staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

Qualification for this exemption will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such tests and/or exceptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Real Property

An investment in real property will be treated as a qualifying real estate asset.

Other Investments

The treatment of any other investments as qualifying real estate-related assets will be based on the characteristics of the investment and will be consistent with SEC guidance.

Absence of No-Action Relief

If we or certain of our subsidiaries fail to own a sufficient amount of qualifying real estate-related assets, we or our subsidiaries could be characterized as an investment company. In the event we or a subsidiary are unable to rely upon the exemptions discussed above, then absent another available exemption, we or such subsidiary would be required to register as an investment company or cease operations (see discussion below). We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act on which we and our subsidiaries intend to rely.

OUR REAL ESTATE INVESTMENTS
As of June 30, 2018, we had the following investments in real estate that were consolidated on our balance sheet:

Property Name	Location	Date Acquired	Property Type	# Spaces	Property Size (Acres)	Retail Sq. Ft	Investment Amount	Parking Tenant
MVP Cleveland West 9th (1)	Cleveland, OH	5/11/2016	Lot	260	2	N/A	$5,823,000	SP +
33740 Crown Colony (1)	Cleveland, OH	5/17/2016	Lot	82	0.54	N/A	$3,050,000	SP +
MVP San Jose 88 Garage	San Jose, CA	6/15/2016	Garage	328	1.33	N/A	$3,825,000	Lanier
MCI 1372 Street	Canton, OH	7/8/2016	Lot	66	0.44	N/A	$700,000	ABM
MVP Cincinnati Race Street Garage	Cincinnati, OH	7/8/2016	Garage	350	0.63	N/A	$5,558,000	SP +
MVP St. Louis Washington	St Louis, MO	7/18/2016	Lot	63	0.39	N/A	$3,000,000	SP +
MVP St. Paul Holiday Garage	St Paul, MN	8/12/2016	Garage	285	0.85	N/A	$8,396,000	Interstate Parking
MVP Louisville Station Broadway	Louisville, KY	8/23/2016	Lot	165	1.25	N/A	$3,107,000	Riverside Parking
White Front Garage Partners	Nashville, TN	9/30/2016	Garage	155	0.26	N/A	$11,672,000	Premier Parking
Cleveland Lincoln Garage Owners	Cleveland, OH	10/19/2016	Garage	536	1.14	45,272	$7,406,000	SP +
MVP Houston Preston Lot	Houston, TX	11/22/2016	Lot	46	0.23	N/A	$2,820,000	iPark Services
MVP Houston San Jacinto Lot	Houston, TX	11/22/2016	Lot	85	0.65	240	$3,250,000	iPark Services
MVP Detroit Center Garage	Detroit, MI	2/1/2017	Garage	1,275	1.28	N/A	$55,306,000	SP +
St. Louis Broadway	St Louis, MO	5/6/2017	Lot	161	0.96	N/A	$2,400,000	St. Louis Parking
St. Louis Seventh & Cerre	St Louis, MO	5/6/2017	Lot	174	1.06	N/A	$3,300,000	St. Louis Parking
MVP Preferred Parking	Houston, TX	8/1/2017	Garage	528	0.75	784	$20,500,000	iPark Services
MVP Raider Park Garage	Lubbock, TX	11/21/2017	Garage	1,495	2.15	20,536	$11,030,000	ISOM Management
MVP PF Ft. Lauderdale	Ft. Lauderdale, FL	12/15/2017	Lot	66	0.75	4,017	$3,423,000	SP +
MVP PF Memphis Court	Memphis, TN	12/15/2017	Lot	37	0.41	N/A	$1,208,000	SP +
MVP PF Memphis Poplar	Memphis, TN	12/15/2017	Lot	125	0.86	N/A	$3,735,000	Best Park

MVP PF St. Louis	St Louis, MO	12/15/2017	Lot	179	1.22	N/A	$5,145,000	SP +
Mabley Place Garage (2)	Cincinnati, OH	12/15/2017	Garage	775	0.9	8,400	$21,182,000	SP +
MVP Denver Sherman	Denver, CO	12/15/2017	Lot	28	0.14	N/A	$705,000	Denver School
MVP Fort Worth Taylor	Fort Worth, TX	12/15/2017	Garage	1,013	1.18	11,828	$27,663,000	SP +
MVP Milwaukee Old World	Milwaukee, WI	12/15/2017	Lot	54	0.26	N/A	$2,044,000	SP +
MVP Houston Saks Garage	Houston, TX	12/15/2017	Garage	265	0.36	5,000	$10,391,000	iPark Services
MVP Milwaukee Wells	Milwaukee, WI	12/15/2017	Lot	100	0.95	N/A	$5,083,000	Symphony
MVP Wildwood NJ Lot 1 (3)	Wildwood, NJ	12/15/2017	Lot	29	0.26	N/A	$745,000	SP +
MVP Wildwood NJ Lot 2 (3)	Wildwood, NJ	12/15/2017	Lot	45	0.31	N/A	$886,000	SP+
MVP Indianapolis City Park	Indianapolis, IN	12/15/2017	Garage	370	0.47	N/A	$10,841,000	ABM
MVP Indianapolis WA Street	Indianapolis, IN	12/15/2017	Lot	141	1.07	N/A	$5,749,000	Denison
MVP Minneapolis Venture	Minneapolis, MN	12/15/2017	Lot	201	2.48	N/A	$4,012,000	SP +
Minneapolis City Parking	Minneapolis, MN	12/15/2017	Lot	268	1.98	N/A	$9,838,000	SP +
MVP Indianapolis Meridian	Indianapolis, IN	12/15/2017	Lot	36	0.24	N/A	$1,601,000	Denison
MVP Milwaukee Clybourn	Milwaukee, WI	12/15/2017	Lot	15	0.06	N/A	$262,000	Secure
MVP Milwaukee Arena Lot	Milwaukee, WI	12/15/2017	Lot	75	1.11	N/A	$4,631,000	SP +
MVP Clarksburg Lot	Clarksburg, WV	12/15/2017	Lot	94	0.81	N/A	$715,000	ABM
MVP Denver Sherman 1935	Denver, CO	12/15/2017	Lot	72	0.43	N/A	$2,533,000	SP +
MVP Bridgeport Fairfield	Bridgeport, CT	12/15/2017	Garage	878	1.01	4,349	$8,256,000	SP +
MVP New Orleans Rampart	New Orleans, LA	2/1/2018	Lot	78	0.44	N/A	$8,105,000	342 N. Rampart
MVP Hawaii Marks Garage	Honolulu, HI	6/21/2018	Garage	311	0.77	16,205	20,832,000	SP +
Construction in progress							$3,469,000
Software							$63,000
Total Investment in real estate and fixed assets							$314,260,000

(1)  These properties are held by West 9th St. Properties II, LLC.
(2)  The Company holds an 83.3% undivided interest in the Mabley Place Garage pursuant to a tenancy-in-common agreement and is the Managing Co-Owner of the property.
(3)  These properties are held by MVP Wildwood NJ Lot, LLC.

Investment in DST

On May 31, 2017, we, through a wholly-owned subsidiary of the Operating Partnership, purchased a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust ("MVP St. Louis"), for approximately $2.8 million. MVP St. Louis is the owner of a 2.56-acre, 376-vehicle commercial parking lot located at 500 South Broadway, St. Louis, Missouri 63103, known as the Cardinal Lot (the "Property"), which is adjacent to Busch Stadium, the home of the St. Louis Cardinals major league baseball team.  The Property was purchased by MVP St. Louis from an unaffiliated seller for a purchase price of $11,350,000, plus payment of closing costs, financing costs, and related transactional costs.

Concurrently with the acquisition of the Property, MVP St. Louis obtained a first mortgage loan from Cantor Commercial Real Estate Lending, L.P. ("St. Louis Lender"), in the principal amount of $6,000,000, with a 10-year, interest-only term at a fixed interest rate of 5.25%, resulting in an annual debt service payment of $315,000 (the "St. Louis Loan").  MVP St. Louis used the Company's investment to fund a portion of the purchase price for the Property.  The remaining equity portion was funded through short-term investments by VRM II, an affiliate of the Advisor, pending the private placements of additional beneficial interest in MVP St. Louis exempt from registration under the Securities Act. VRM II and Michael V. Shustek, our Chief Executive Officer, provided non-recourse carveout guaranties of the loan and environmental indemnities of St. Louis Lender.

Also, concurrently with the acquisition of the Property, MVP St. Louis, as landlord, entered into a 10-year master lease (the "St. Louis Master Lease"), with MVP St. Louis Cardinal Lot Master Tenant, LLC, an affiliate of MVP Realty, as tenant, (the "St. Louis Master Tenant").  St. Louis Master Tenant, in turn, concurrently entered into a 10-year sublease with Premier Parking of Missouri, LLC.  The St. Louis Master Lease provides for annual rent payable monthly to MVP St. Louis, consisting of base rent in an amount to pay debt service on the St. Louis Loan, stated rent of $414,000 and potential bonus rent equal to a share of the revenues payable under the sublease in excess of a threshold.  The Company will be entitled to its proportionate share of the rent payments based on its ownership interest.  Under the St. Louis Master Lease, MVP St. Louis is responsible for capital expenditures and the St. Louis Master Tenant is responsible for taxes, insurance and operating expenses.  Distributions to the Company for the three and six months ended June 30, 2018 totaled approximately $50,000 and $102,000, respectively.

The Company conducted an analysis to conclude that the 51% investment in the DST should not be consolidated. As a DST, the entity is subject to the Variable Interest Entity ("VIE") Model under ASC 810-10.

As stated in ASC 810: "A controlling financial interest in the VIE model requires both of the following:

a. The power to direct the activities that most significantly impact the VIE's economic performance
b. The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE."

As a VIE, the DST is governed in a manner similar to a limited partnership (i.e., there are trustees and there is no board) and the Company, as a beneficial owner, lacks the power though voting rights or otherwise to direct the activities of the DST that most significantly impact the entity's economic performance. Specifically, the beneficial interest owners do not have the rights set forth in ASC 810-10-15-14(b)(1)(ii) – the beneficial owners can only remove the trustees if the trustees have engaged in fraud or gross negligence with respect to the trust and the beneficial owners have no substantive participating rights over the trustees.

In addition, MVP RA is the 100% direct/indirect owner of the MVP Parking DST, LLC ("DST Sponsor"), the MVP St. Louis Cardinal Lot Signature Trustee, LLC ("Signature Trustee") and MVP St. Louis Cardinal Lot Master Tenant, LLC (the "Master Tenant"), who have no direct or indirect ownership in the Company.  The Signature Trustee and the Master Tenant have the ability to direct the most significant activities of the DST.

MVP RA controls and consolidates the Signature Trustee, the Master Tenant, and the DST Sponsor.  The Company concluded the Master Tenant/property management agreement exposes the Master Tenant to funding operating losses of the Property.  As such, that agreement should be considered a variable interest in DST (ASC 810-10-55-37 and 810-10-55-37C).  Accordingly, Advisor has a variable interest in the DST (through the master tenant/property manager) and has power over the significant activities of the DST (through the Signature Trustee and the master tenant/property manager).  Accordingly, the Company believes that the Master Tenant is the primary beneficiary of the DST, which is ultimately owned and controlled by the MVP RA. As such, the Company accounts for its investment under the equity method and does not consolidate its investment in the DST.

Summarized Balance Sheets—Unconsolidated Real Estate Affiliates—Equity Method Investments

June 30, 2018
(Unaudited)
ASSETS
Investments in real estate and fixed assets	$11,512,000
Cash	45,000
Cash – restricted	10,000
Prepaid expenses	3,000
Total assets	$11,570,000
LIABILITIES AND EQUITY
Liabilities
Notes payable, net of unamortized loan issuance cost of $59,633	$5,940,000
Accounts payable and accrued liabilities	60,000
Due to related party	39,000
Total liabilities	6,039,000
Equity
Member's equity	6,129,000
Offering costs	(574,000)
Accumulated earnings	416,000
Distributions to members	(440,000)
Total equity	5,531,000
Total liabilities and equity	$11,570,000

Concentration

As of June 30, 2018, we had investments in the facilities located as shown in the map below. The size of the location marks is scaled based on dollar amounts we paid for each property at the time of purchase in relation to total purchases held as of June 30, 2018.

We had fifteen parking tenants as of June 30, 2018 and nine parking tenants as of June 30, 2017. One tenant, SP Plus Corporation (Nasdaq: SP) ("SP+"), represented 55.7% and 55.1% of our base parking rental revenue for the six months ended June 30, 2018 and 2017, respectively.

SP+ is one of the largest providers of parking management in the United States.  As of June 30, 2018, SP+ managed approximately 3,600 locations in North America.

Below is a table that summarizes parking rent by tenant:

	For The Six Months Ended June 30,
Parking Tenant	2018	2017
SP +	55.7%	55.1%
iPark Services	13.5%	5.4%
ABM**	6.1%	3.6%
ISOM Mgmt	4.3%	--
Premier Parking	3.7%	8.7%
Interstate Parking	2.9%	6.7%
Denison	2.5%	--
342 N. Rampart	2.5%	--
Lanier**	2.4%	3.7%
St. Louis Parking	2.2%	4.2%
BEST PARK	1.5%	--
PCAM, LLC	1.4%	--
Riverside Parking	1.0%	2.5%
Denver School	0.2%	--
Secure	0.1%	--
Miller Parking*	--	10.1%

* Revenue for Miller parking represents a settlement received by MVP Detroit Center Garage, LLC of approximately $408,000 for the operations of the garage through January 2017, at which time SP+ assumed operations under a longer-term lease agreement.

** Through February 28, 2017, MVP San Jose 88 Garage, LLC was subject to a parking management agreement with ABM and received revenue of $110,000. Starting on March 1, 2017, this property was leased to Lanier Parking Solutions.

In addition, we had concentrations in various cities based on parking rental revenue for the six months ended June 30, 2018 and 2017, as well as concentrations in various cities based on the real estate we owned as of June 30, 2018 and December 31, 2017. The below tables summarize this information by city.

City Concentration for Parking Rental Revenue
	For The Six Months Ended June 30,
	2018	2017
Detroit	18.4%	46.5%
Houston	13.5%	5.4%
Fort Worth	8.2%	--
Cincinnati	7.7%	4.1%
Indianapolis	6.5%	--
St. Louis	6.5%	6.3%
Cleveland	5.4%	12.7%
Lubbock	4.3%	--
Minneapolis	4.3%	--
Nashville	3.8%	8.7%
Milwaukee	3.6%	--
St Paul	2.9%	6.7%
New Orleans	2.5%	--
San Jose	2.4%	6.5%
Bridgeport	2.1%	--
Canton	1.8%	0.6%
Memphis	1.6%	--
Louisville	1.0%	2.5%
Kansas City	0.9%	--
Ft. Lauderdale	0.9%	--
Denver	0.8%	--
Wildwood	0.4%	--
Clarksburg	0.3%	--
Honolulu	0.2%	--

Real Estate Investment Concentration by City
	As of June 30, 2018	As of December 31, 2017
Detroit	17.7%	19.3%
Houston	11.8%	13.0%
Fort Worth	8.8%	9.7%
Cincinnati	8.6%	9.0%
Honolulu	6.7%	--
Indianapolis	5.8%	6.4%
Cleveland	5.2%	5.6%
Minneapolis	4.4%	5.8%
St Louis	4.4%	4.9%
Milwaukee	3.8%	4.2%
Nashville	3.7%	4.0%
Lubbock	3.5%	3.9%
St Paul	2.7%	2.9%
Bridgeport	2.6%	2.9%
New Orleans	2.6%	--
Memphis	1.6%	1.7%
San Jose	1.2%	1.2%
Fort Lauderdale	1.1%	1.2%
Denver	1.0%	1.1%
Louisville	1.0%	1.1%
Kansas City	0.9%	1.0%
Wildwood	0.5%	0.6%
Clarksburg	0.2%	0.3%
Canton	0.2%	0.2%

MANAGEMENT

Our Board of Directors

We operate under the supervision of our board of directors, the members of which have statutory duties to the Company under Maryland law. Our board of directors is responsible for directing the management of our business and affairs. Our board of directors has retained the Advisor to manage our day-to-day affairs and to implement our investment strategy, subject to our board of directors' direction, oversight and approval.

Our board of directors currently consists of seven directors.  Of these seven directors, we believe that six, constituting a majority, are considered "independent" with independence being determined in accordance with the listing standards established by the NASDAQ Global Market. We refer to our directors who are not independent as our "affiliated directors." Currently, our only affiliated director is Michael V. Shustek.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Title
Michael V. Shustek	59	Chief Executive Officer and Director
Brandon Welch	35	Interim Chief Financial Officer
John E. Dawson	60	Chairman and Independent Director
Robert J. Aalberts (2)(4)	66	Independent Director
David Chavez (1)	53	Independent Director
Shawn Nelson (2)(3)(4)	52	Independent Director
Nicholas Nilsen (1) (2) (3)(4)	81	Independent Director
William Wells (1)(5)	65	Independent Director

(1) Member of the Audit Committee.
(2) Member of the Nominating Committee.
(3) Member of the Compensation Committee
(4) These individuals joined our board of directors on December 15, 2017 in connection with the Merger.
(5) Mr. Wells joined our board of directors on May 31, 2018.
(6) Each of the current directors will be a nominee for re-election at the annual meeting of stockholders to be held on October 5, 2018.

Mr. Welch, the Company's Interim Chief Financial Officer, is the son-in-law of Mr. Shustek, the Chief Executive Officer and a director of the Company.  Except as relates to Brandon Welch and Michael Shustek, there are no family relationships between any directors or executive officers, or between any director and executive officer.

On February 1, 2018, John Dawson was appointed Co-Chair by our board of directors. On August 6, 2018, Michael V. Shustek voluntarily stepped down as Co-Chair of our board of directors, but continues to be the Company's Chief Executive Officer and remains as a director on our board of directors.

Biographical Information for Directors and Executive Officers

Michael V. Shustek has been Chief Executive Officer and Secretary of the Company since its inception and serves as the Chief Executive Officer of our Advisor. He has also served as Chief Executive Officer and a director of MVP I prior to the Merger, Chairman of our board of directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a director and CEO of VRM I and VRM II since January 2006.

In February 2004, Mr. Shustek became the President of Vestin Group. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Originations, Inc. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada's history at that time. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

Mr. Shustek has co-authored two books, entitled "Trust Deed Investments," on the topic of private mortgage lending, and "If I Can Do It, So Can You."  Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.  As our founder and CEO, Mr. Shustek is highly knowledgeable with regard to our business operations.  In addition, his participation on our board of directors is essential to ensure efficient communication between the Board and management.

David Chavez is one of our independent directors. Since 2009, Mr. Chavez has served as Chief Executive Officer of Assured Strategies, LLC, a strategic consulting, coaching and advisory firm. From 1996 to 2007, Mr. Chavez served as Chief Executive Officer of the Chavez & Koch, a Professional Corporation, Certified Public Accountants (CPA's), Ltd., certified public accounting firm, and from 1995 to 1996, he was a private business and financial consultant.  From 1991 to 1995 Mr. Chavez worked with Arthur Andersen's Las Vegas office, taking several companies public, and working on auditing as well as consulting.  Mr. Chavez received a Bachelor of Science in Business Administration Degree, with a concentration in Accounting, from the University of Nevada, Las Vegas.

John E. Dawson is one of our independent directors. He had also been a director of MVP I from the beginning of its operations until the date of the Merger.  He was a director of Vestin Group from March 2000 to December 2005, was a director of VRM II from March 2007 until he resigned in November 2013 and was a director for VRM I from March 2007 until January 2008. Since January 2015, Mr. Dawson has been a Partner at the International law firm of Dickinson Wright PLLC.  Mr. Dawson was a partner of the Las Vegas law firm of Lionel Sawyer & Collins from 2005 until its closing in December of 2014.  Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach.  Mr. Dawson received his Bachelor's Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989. M

Robert J. Aalberts had served as an independent director of MVP I, and was a director of Vestin Group, Inc., from April 1999 to December 2005. He was a director for VRM I from January 2006 until he resigned in January 2008 and for VRM II from January 2006 until he resigned in November 2013. Most recently, Professor Aalberts was Clinical Professor of Business Law in the Smeal College of Business at Pennsylvania State University in University Park, PA from 2014 to June 2017. Prior to his position at Penn State, Professor Aalberts held the Ernst Lied Professor of Legal Studies professorship in the Lee College of Business at the University of Nevada, Las Vegas from 1991 to 2014. Before UNLV, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, LA from 1984 to 1991. From 1982 through 1984, he served as an attorney for the Gulf Oil Company in its New Orleans office, specializing in contract negotiations and mineral law. Professor Aalberts has co-authored books relating to the regulatory environment and the law and business of real estate; including Real Estate Law (2015), now in its 9th edition, published by the Cengage Book Company. He is also the author of numerous legal articles dealing with various aspects of real estate, business and the practice of law. From 1992 to 2016, Professor Aalberts was the Editor-in-chief of the Real Estate Law Journal published by the Thomson-West Publishing Company. Professor Aalberts received his Juris Doctor degree from Loyola University in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and a Bachelor of Arts degree in Social Sciences and Geography from Bemidji State University in Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status).

Nicholas Nilsen had served as an independent director of MVP I. He has been involved in the financial industry for more than four decades. He has been in retirement during the past five years. Most recently, Mr. Nilsen served as a Senior Vice President of PNC Financial, a bank holding company, where he served from 1960 to 2000. He began his long career with PNC Financial as a stock analyst. Later, he managed corporate and Taft-Hartley pension plans for the bank. Mr. Nilsen served as an executive investment officer at the time of his retirement from PNC Financial. Mr. Nilsen is a CFA charter holder. Mr. Nilsen received a Bachelor's degree from Denison University and a Master of Business Administration from Northwestern University.

Shawn Nelson had served as an independent director of MVP I. Since June 2010, Mr. Nelson has served as a member of the Orange County Board of Supervisors in Orange County, California, serving as chairman in 2013 and 2014. Mr. Nelson currently serves on the board of the Southern California Regional Rail Authority (Metrolink) and was the former Chairman. He is a director of the Orange County Transportation Authority having served as the chair in 2014, and is a director of the South Coast Air Quality Management District, Southern California Association of Governments, Transportation Corridor Agency, Foothill/Eastern, Southern California Water Committee, Orange County Council of Governments and Orange County Housing Authority Board of Commissioners. From 1994 to 2010, Mr. Nelson was the managing partner of the law firm of Rizio & Nelson. From 1992 to 1994, he was the Leasing Director/Project Manager of S&P Company. Prior to that, from 1989 to 1992 Mr. Nelson served as the Leasing Director/Acquisitions Analyst for IDM Corp and from 1988 to 1989 he served as a Construction Superintendent for Pulte Home. Mr. Nelson has a Bachelor of Science degree in business with a certificate in real property development from the University of Southern California and a Juris Doctor Degree from Western State University College of Law.

William Wells is one of the Company's independent directors. From 1990 until April 2018 served as the Las Vegas Office Managing Partner an Audit Partner of RSM US LLP, an international audit, tax and consulting firm ("RSM").In his role as an Audit Partner, Mr. Wells has served as a business advisor to clients in a variety of industries including transportation, real estate, retail, wholesale distribution, construction, financial institutions, manufacturing, automotive, professional services and timeshare.  He also has experience in business litigation and has testified as an expert witness in court and in arbitration hearings. From 2000 to 2011 (prior to a firm reorganization in 2012) Mr. Wells was the Desert Southwest Managing Partner, which included oversight of the Phoenix office as well as the Las Vegas office. Mr. Wells earned his B.S. in Accounting from Millikin University, where he graduated summa cum laude.  He also participated in executive programs at the University of Chicago and the Minneapolis Center for Character-Based Leadership.  He is a licensed CPA in Nevada. During his nearly 40 year tenure in Las Vegas, Mr. Wells has participated in a variety of business and philanthropic organizations including:  Las Vegas Metro Chamber of Commerce (Chairman), Opportunity Village (Chairman), Young Presidents Organization (Chairman), UNLV Presidents Associates, UNLV Accounting Advisory Council, LVGEA (Board Member), UMC (Board Member), Discovery Children's Museum (Board Member), Boulder Dam Area Boy Scouts (Board Member), Economic Club of LV (Board Member), US Bank (Advisory Board Member), Las Vegas Executives Association, Kiwanis Club of Las Vegas, and the Las Vegas FBI Citizens Academy.  He received the H&R Block Outstanding Community Service Award for stewardship to his community. Mr. Wells was elected on May 31, 2018 to serve as an independent director of the Company due to his significant experience in the financial services.

Brandon Welch was elected as the Interim Chief Financial Officer ("CFO") on May 31, 2018. Mr. Welch has been employed with MVP Realty Advisors since the inception in 2012 of MVP I. During his tenure, he has served in various capital markets and operations capacities. From September 2012 to May 2017, he served as Executive Vice President, overseeing marketing and distribution for the Company's and its predecessor's equity raises. In June 2017, Mr. Welch became Managing Director of Capital Markets, taking on additional responsibility for capital markets strategy development and implementation. In October 2017 he became Vice President of Operations, shifting his focus to corporate operations, including acquisitions, asset management, and debt and equity capital markets responsibilities. Prior to his employment with MVP Realty Advisors, LLC, Mr. Welch served as General Manager for a full-service marketing consulting firm, Townsend Advisers (now Townsend Team) from 2009 to 2012, Senior Account Executive for digital marketing agency Jayne Hancock Group, commonly known as JHG, from 2008-2009, and Senior Account Executive for sports marketing agency Integrated Sports Marketing from 2006-2008. Mr. Welch earned his BS in Business Administration from San Diego State University in 2004, and his MBA from San Diego State University in 2006.

Biographical Information for Other Key Employee of the Advisor

Dan Huberty is currently the President of the Advisor. Prior to joining the Company as Vice President of Parking Operations, Mr. Huberty spent nearly 25 years in various roles in and supporting the parking industry. Most recently, Mr. Huberty served as an Executive Vice President of SP Plus, where he oversaw the southern division of the company. He was named to this position after successfully overseeing the transition of his team through the integration of Central Parking and Standard Parking. SP Plus's clients included some of the nation's largest owners and operators of mixed-use projects, office buildings, hotels, stadiums and arenas, as well as, airports, hospitals and municipalities.

Prior to his role with SP Plus, he served as a Vice President for Clean Energy Fuels, the largest provider of Compressed Natural Gas in the Country focusing on the parking industry, from June 2009 through September 2011. However, the majority of his career was spent with ABM Industries. During his nearly 17 years with ABM, Mr. Huberty served in various roles starting as a Facility Manager, working his way up to Regional Manager, Regional Vice President, and finally Vice President of Sales for ABM's Parking Division. Mr. Huberty earned his BBA from Cleveland State University in 1991, and his MBA from the University of Phoenix in 1998.

Mr. Huberty is active in political affairs, serving as a State Representative for Texas House District 127, representing a constituency of more than 160,000 residents. Elected in 2010, he travels to the Capitol in Austin, Texas, every other year to represent them during the legislative session. Mr. Huberty also served as a Trustee for the Humble Independent School District from 2006 to 2010.

Mr. Huberty serves on the Board for the Be an Angel Fund, which is a non-profit board that supports profoundly deaf and handicapped children in Texas. Mr. Huberty is also a Board Member of the Lake Houston Chamber of Commerce in Harris County Texas, which has over 1,500 members focusing on growing the North East Region of Harris County. Mr. Huberty also served as a Trustee for the Humble Independent School District which has 42,000 student, from 2006 to 2010, serving as its President from 2009-2010.

Role of Our Board of Directors in Risk Oversight

Our board of directors provides supervision and oversight of our risk management processes. Management identifies and prioritizes material risks, and each prioritized risk is referred to a board committee or the full board for supervision and oversight. For example, financial risks are referred to the Audit Committee. Our board of directors regularly reviews information regarding our properties, loans, operations, liquidity and capital resources. Our board of directors informally reviews the risks associated with these items at each quarterly board meeting and at other board meetings as deemed appropriate.

Board Leadership Structure

We currently maintain separate positions for the Chair of our board of directors and the Chief Executive Officer. Having these positions separate allows our Chief Executive Officer to focus on the daily operations, while allowing the Chair of our board of directors to lead our board of directors in its fundamental role of providing advice to and independent oversight of management.

Though our organizational documents do not require that our Chair of our board of directors and Chief Executive Officer positions be separate, the Board believes that this structure is currently serving our Company well, and intends to maintain it where appropriate and practicable in the future. We have had varying Board leadership models over our history, at times separating the positions of Chair and Chief Executive Officer and at times combining the two. Our board of directors believes that the right structure should be informed by the needs and circumstances of our Company, our board of directors and our stockholders, and we believe having an independent director lead our board of directors currently best serves these interests. Periodically, our board of directors will reassess the roles and the board leadership structure to ensure the needs and circumstances of our Company, our board of directors and our stockholders are best served.

Board Committees

Our board of directors may from time to time establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting, provided that the majority of the members of each committee are independent directors.

Audit Committee

The Audit Committee meets on a regular basis, at least quarterly and more frequently as necessary. The Audit Committee's primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The Audit Committee is comprised of three directors, all of whom are independent directors and one of whom is deemed an Audit Committee financial expert. Prior to the reconstitution, as discussed below, our Audit Committee consisted of John Dawson, David Chavez and Allen Wolff. Our board of directors also determined that Mr. Dawson met the Audit Committee financial expert requirements. For the years ended December 31, 2017 and 2016, the Audit Committee held five and four meetings, respectively.

On February 1, 2018 the Audit Committee was reconstituted. David Chavez was appointed as the new Audit Committee Chair, Allen Wolff remained a member and Erik Hart was also appointed to the Audit Committee.

At the end of April 2018, following the resignation of Allen Wolff from our board of directors, our board of directors appointed Nicholas Nilsen, an independent director of the Board, to fill the vacancy on the Audit Committee arising from Mr. Wolff's resignation.

On August 6, 2018, our board of directors appointed William Wells as Co-Chair of the Audit Committee.

On August 9, 2018, Mr. Hart was informed that the Nominating Committee of the board of directors had decided not to nominate him for re-election to the board of directors.  Subsequently on September 14, 2018, Mr. Hart submitted his resignation to the Board of Directors.

Our board of directors determined that each of Mr. Chavez, Mr. Wells and Mr. Nilsen meets the Audit Committee financial expert requirements.

The Audit Committee charter is available at http://www.theparkingreit.com.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nomination of individuals qualified to serve as directors and recommending directors for appointment to each board committee. The Nominating and Governance Committee also establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards and recommends to our board of directors the corporate governance guidelines applicable to the Company.

On February 1, 2018, our board of directors appointed a new Nominating and Corporate Governance Committee naming Robert Aalberts as Nominating and Corporate Governance Committee Chair, with Shawn Nelson and Nicholas Nilsen as committee members.

The Nominating and Governance Committee charter is available at http://www.theparkingreit.com.

Compensation Committee

The Compensation Committee establishes and oversees director compensation. Our executive officers do not receive compensation directly from us for services rendered to the Company, and we do not pay compensation directly to the executive officers. Our independent directors receive certain compensation from us, which is described in more detail under "Director Compensation"

On February 1, 2018, our board of directors appointed a new Compensation Committee, naming Nicholas Nilsen as Compensation Committee Chair and Shawn Nelson as committee members.

The Compensation Committee charter is available at http://www.theparkingreit.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the "Code of Ethics"), which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S.  government personnel and compliance with laws, rules and regulations. The Code of Ethics is available at http://www.theparkingreit.com.

Board Meetings and Annual Stockholder Meeting

Our board of directors held nine meetings and one meeting during the fiscal years ended December 31, 2017 and 2016, respectively. Each director then serving attended at least 75% of the cumulative meetings of the board of directors and the committees on which he served during the period in which he served in 2017 and 2016. Although we do not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting of Stockholders, we encourage all of our directors to attend.

Criteria for Selecting Directors

In evaluating candidates, our Nominating and Corporate Governance Committee will consider an individual's business and professional experience, the potential contributions they could make to our Board and their familiarity with our business. Our Nominating and Corporate Governance Committee will consider candidates recommended by our directors, members of our management team and third parties. Our Nominating and Corporate Governance Committee will also consider candidates suggested by our stockholders. We do not have a formal process established for this purpose.

We do not have a formal diversity policy with respect to the composition of our Board. However, our Nominating and Corporate Governance Committee seeks to ensure that the Board is composed of directors whose diverse backgrounds, experience and expertise will provide the Board with a range of perspectives on matters coming before the Board.

Stockholders may contact our Nominating and Corporate Governance Committee if they wish the committee to consider a proposed candidate. Stockholders should submit the names of any candidates in writing, together with background information about the candidate, and send the materials to the attention of the Company's secretary at the following address: 2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the Board by mail at: Chair of The Parking REIT Audit Committee, c/o Corporate Secretary, 2965 S. Jones #C1-100, Las Vegas, NV 89146.

The chairman of the Audit Committee will receive all communications made by these means and will distribute such communications to such member or members of our board of directors as he or she deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the chairman of the Audit Committee to the members of the Audit Committee for review.

Limitation of Liabilities and Indemnification of Directors and Officers

For a discussion of our indemnification arrangements for our directors and officers, see "Certain Relationships and Related Transactions—Indemnification of Our Directors and Officers in Our Governing Documents" and "Certain Relationships and Related Transactions—Indemnification Agreements."

Executive and Director Compensation

For a discussion of our director compensation arrangements, see "Management Compensation."

The Advisor and the Amended Advisory Agreement

We have been externally managed and advised by the Advisor under the terms of an advisory agreement, dated as of May 26, 2017 and as further amended from time to time.  On September 21, 2018, we entered into an amended advisory agreement with the Advisor that will replace the existing advisory agreement effective upon the listing of our common stock on the Nasdaq Global Market.

Management Services

Under the amended advisory agreement, the Advisor will continue to be responsible for (a) the selection, the origination or purchase, the ongoing management and the sale or collection of our portfolio investments, (b) our financing activities and (c) providing us with investment advisory services. The Advisor will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

•
assist in the development of any equity capital raises authorized by our board of directors, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents, coordination of the due diligence process, approval of underwriters and/or selling agents and negotiation of the related underwriters or selling agreements, and other related support services;

•
serve as our investment and financial advisor, obtain market research and economic and statistical data in connection with our investments, monitor and evaluate the performance of our investments and provide financial and operational planning services and investment portfolio management functions;

•	perform and supervise the various administrative functions reasonably necessary for our daily management;
•
investigate, select and, on our behalf, engage and conduct business with such persons as the Advisor deems necessary to perform its obligation, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors and any and all agents for any of the foregoing;

•
consult with our officers and assist our board of directors in the formulation and implementation of our financial policies and, as necessary, furnish our board of directors with advice with respect to the making of investments consistent with our investment objectives and policies and in connection with any borrowings proposed to be undertaken by us;

•
subject to the limitations on the Advisor's authority set forth the amended  advisory agreement, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of investments to our board of directors and make investments on our behalf in compliance with our investment objectives and policies; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, our investments; (vi) enter into leases and service contracts for our properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such properties; (vii) actively oversee and manage our assets for purposes of meeting our investment objectives; (viii) select joint venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee the performance of  property managers and others who  perform services under the amended advisory agreement; (x) manage accounting and other record-keeping functions for us; and (xi) recommend various liquidity events to our board of directors when appropriate;

•
provide our board of directors with periodic reports regarding prospective investments, coordinate with our independent accountants and auditors to prepare and deliver to our audit committee an annual report covering the Advisor's compliance with certain aspects of the amended advisory agreement and oversee tax and compliance services and risk management services;

•
negotiate on our behalf with banks or lenders for financing, monitor and oversee the service of our debt facilities and other financings, and negotiate on our behalf with investment banking firms and broker-dealers or negotiate private sales of our equity securities or obtain loans for us;

•	obtain reports, where appropriate, concerning the value of our assets or contemplated investments by us;
•	effect any private placement, tenancy-in-common or other interests in assets as may be approved by our board of directors;
•	provide all necessary cash management services and manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;
•
assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations and provide us with timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters and policies and procedures relating to our corporate governance structure;

•
deliver to, or maintain on our behalf, copies of all appraisals obtained in connection with our investments, maintain accounting data and any other information concerning our activities as shall be required to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, maintain all appropriate books and records and oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law, and provide any and all such materials to our board of directors as soon as reasonably practicable upon request; and

•	notify and obtain the approval of our board of directors of all proposed material transactions.

The Advisor is required to maintain adequate and separate books and records for our operations in accordance with GAAP. Such books and records shall be our property, shall be maintained by the Advisor as our custodian, and shall be available for inspection by us as soon as reasonably practicable upon request.   The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect our assets from theft, error or fraudulent activity.  All financial statements that the Advisor delivers to us shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP.  The Advisor shall use reasonable efforts to ensure that our board of directors and agents acting on its behalf have reasonable access from time to time to each employee of the Advisor that is an "executive officer" (as defined in Rule 3b-7 under the Exchange Act), and access to such other employees of the Advisor as the Company and the Advisor may agree from time to time.  Upon any termination of this Agreement, the Advisor shall deliver to us, at our sole cost and expense, all of our books, records and accounts.

The Advisor is required to refrain from any action that, in its reasonable judgment made in good faith, would (a) adversely affect our ability to qualify or continue to qualify as a REIT unless our board of directors has determined that we will not seek or maintain REIT qualification, (b) subject us to regulation under the Investment Company Act, or (c) violate any applicable law, rule, regulation or statement of policy, or otherwise not be permitted by our charter or bylaws.

The Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor's affiliates, will not be liable to us, our board of directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the amended advisory agreement, except by reason of acts constituting bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties.   We have agreed to indemnify and hold harmless the Advisor and its affiliates, including their respective directors, from all liability, claims, damages or losses arising in the performance of their duties under the amended advisory agreement, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, our charter or our bylaws.  The Advisor has agreed to indemnify us and hold us harmless from any liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor's bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by the Advisor.

Internalization of Management

No later than 30 days after any Internalization Triggering Event, as defined in the amended advisory agreement, and within 180 days prior to the end of the initial term and each renewal term of the amended advisory agreement, the Advisor will offer to sell to us all of the assets or equity interests in the Advisor, or an internalization transaction, on such terms and conditions included in a written offer provided by the Advisor. An "Internalization Triggering Event" is defined as any of the following:

•
our delivery of a written notice to the Advisor of our election, by the vote of at least two thirds of our independent directors, at any time from and after the third anniversary of the effective date , to proceed with an internalization transaction;

•
our achievement (i) for a period of 20 consecutive trading days, of a fully diluted market capitalization of $400 million or greater if our common stock is listed on a national securities exchange; (ii) of total stockholders' equity of $400 million or greater, as determined under GAAP, as of the end of two consecutive quarters, or (iii) of $600 million or greater in total cost of all assets then held by us, without deduction for depreciation, bad debts or other non-cash reserves (or our proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding debt financing on such investment); or

•	the death or disability of Michael V. Shustek.

Upon receipt of the Advisor's initial internalization transaction offer, a special committee consisting solely of all independent directors willing to serve thereon and who are disinterested with respect to such internalization transaction may accept the Advisor's proposal or submit a counter offer to the Advisor.  If we reach agreement with the Advisor on an internalization price and other terms for an internalization transaction, we will seek to consummate the internalization transaction on such terms and in compliance with all applicable laws.  In connection therewith, if we elect to obtain a fairness opinion from an investment banking firm to the effect that the consideration to be paid by us for the Advisor's assets and liabilities and/or equity is fair, from a financial point of view, to holders of our common stock who are not affiliated with the Advisor or its affiliates, the Advisor will cooperate in good faith with us to obtain such a fairness opinion.

In the event an internalization transaction is consummated, at the time of consummation, all of the Advisor's assets and liabilities (or, in the alternative, all of its ownership interests) will be conveyed to and acquired by us in exchange for the internalization price, we will succeed to all customer and other relationships then possessed by the Advisor, the Advisor will undertake all efforts to facilitate the transfer of its employees and other service providers to us, and the Advisor will discontinue all business activities.

In the event that an internalization transaction has not been consummated prior to the end of the last renewal term, then on the last day of the last renewal term, we are required to consummate an internalization transaction with the Advisor effective as of the last day of the last renewal term in exchange for the internalization price.  It is  the express intention of the parties that no termination fee shall be payable in the event of expiration of the amended advisory agreement at the end of its final renewal term and, instead,  we will acquire the Advisor's business at that time the internalization price is determined in accordance with the amended advisory agreement.

Under the amended advisory agreement, the internalization price is equal to the consideration to be paid by us for the assets and/or equity of the Advisor in an internalization transaction as agreed upon by the Advisor and us; provided, however, that if the Advisor and us are unable to agree on an internalization price for an internalization transaction to be consummated at the end of the last renewal term of this Agreement, then the internalization price for such internalization transaction will be equal to the greater of:

(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two years ending on the last day of the calendar quarter ending immediately prior to the proposed effective date of the internalization transaction, multiplied by (B) two and three quarters (2.75); and

(ii) $16 million;

provided, however, that in no event shall such internalization price exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, such internalization price shall equal $21 million.

We will pay no more than 25% of the internalization price in cash.  The remaining balance will be payable solely in the form of either shares of our common stock or units of limited partnership interest in the Operating Partnership, in each case, equal to the agreed stock component of the internalization price, divided by the volume-weighted average of the closing market price of our common stock for the 10 consecutive trading days ending on the fifth day prior to the effective date of the internalization transaction.

Term and Termination Rights

The initial term of the amended advisory agreement will be five years and, unless a notice of non-renewal has been timely given by either the Company or the Advisor, the term will be automatically renewed for a one year term on each anniversary date thereafter for a maximum of three, one-year renewal terms.  We may elect to terminate the amended advisory agreement at any time after the third anniversary of the effective date for unsatisfactory performance of the Advisor, as determined in the sole discretion of two-thirds of our independent directors, by providing 180 days' notice prior to such termination.  We may also elect to terminate the amended advisory agreement by providing the Advisor with notice of non-renewal no later than 180 days prior to the expiration of the initial term or a renewal term, as applicable. Such non-renewal must be approved by two thirds of our independent directors.  The Advisor may elect to terminate this Agreement at any time for an Advisor Termination Cause, as defined in the amended advisory agreement, by providing 30 days' notice prior to such termination.  Upon a termination of the amended advisory agreement under any of the circumstances described in this paragraph, we will pay the Advisor a termination fee as set forth under "Management Compensation – Advisor Compensation."  The termination fee is also payable to the Advisor upon a change of control of the Company.

We also may terminate the amended advisory agreement immediately upon notice at any time for a "Company Termination Cause," as defined in the amended advisory agreement, by the vote of two-third of our independent directors.   The Advisor also may elect to terminate the amended advisory agreement by providing the Company with notice of non-renewal no later than 180 days prior to the expiration of the initial term or a renewal term, as applicable.  No termination fee is due or payable to the Advisor upon a termination of the amended advisory agreement for a Company Termination Cause or non-renewal of the amended advisory agreement by the Advisor.

"Company Termination Cause" is defined as any of the following: (i) the Advisor commits fraud or acts gross negligent in the performance of its duties, that has resulted in, or would reasonably be expected to result in, material injury to our business; (ii) the Advisor misappropriates ore embezzles Company funds; (iii) a change of control of the Advisor that two-thirds of our independent directors reasonably determines is materially detrimental to us; (iv) dissolution of the Advisor; (v) the occurrence of certain events with respect to the bankruptcy or insolvency of the Advisor; (vi) the Advisor's continued default of any material provision of the amended advisory agreement if such default continues uncured for a period of 30 days after written notice thereof; or (vii) the Advisor fails to provide adequate or appropriate personnel that are reasonably necessary for the Advisor to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 30 days after written notice thereof.

"Advisor Termination Cause" is defined as any of the following: (i) our continued default of any material provision of the amended advisory agreement if such default continues uncured for a period of 30 days after written notice thereof; or (ii) our failure to obtain a written agreement from any successor pursuant to which such successor agrees to assume and perform all of our and the Operating Partnership's rights, benefits, title, interests, liabilities and obligations under the amended advisory agreement.

The Advisor will promptly upon any termination of the amended advisory agreement:

•
deliver to our board of directors a full accounting, including a true and complete statement showing all payments collected by it and a true and complete statement of all money held by it, covering the period following the date of the last accounting furnished to our board of directors, together with a true and complete statement showing all fees, costs and expenses incurred by the Advisor on our behalf for which the Advisor has not been reimbursed by, nor waived its rights to seek reimbursement from, us;

•	execute and deliver a mutual release and waiver by and among the Advisor, the Company, and the Operating Partnership in form and substance agreed to by the parties;
•
deliver to us all assets, including all of our investments, books, records, and documents then in the custody of the Advisor, and reasonably cooperate with and assist, in good faith and at our sole expense, with the orderly transition of any investor, financing, parking manager, lessee, customer or other third party contracts and relationship;

•
in the event we elect to internalize management  in lieu of any termination, comply with the Advisor's obligations in connection with an internalization transaction, including conveying all of the Advisor's assets and liabilities (or, in the alternative, all of the ownership interests in the Advisor) to us; and

•	cooperate with and assist, in good faith and at our sole expense, us to provide an orderly management transition.

During the period commencing on the effective date and ending on the one year anniversary of any termination date or, if later (and applicable), the one year anniversary of the receipt by Advisor of the termination fee, we shall not, without the Advisor's prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its affiliates; or (ii) hire any person who has left the employment of the Advisor or its affiliates within the one year period following the termination of that person's employment with the Advisor or its affiliates.  During the same period, we shall not intentionally interfere with the relationship of the Advisor or its affiliates with, or endeavor to entice away from the Advisor or its affiliates, any person who during the term of the amended advisory agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its affiliates.  Notwithstanding the foregoing, in connection with, but subject to the consummation of, any internalization transaction, including one initiated in lieu of a termination of the amended advisory agreement, we may (i) solicit and encourage the Advisor's employees to become our employees and (ii) hire such employees subject to and effective upon completion of an internalization transaction.

Management Fee and Expense Reimbursements

We do not intend to employ personnel. As a result, we will rely on the properties, resources and personnel of our Manager to conduct our operations.

Under the amended advisory agreement, we will continue to pay the Advisor an asset management fee calculated and paid monthly in an amount equal to one-twelfth of 1.1% of the lower of (i) the aggregate of the value of our assets and (ii) the historical cost of our assets, in each case, without deduction for depreciation, bad debts or other non-cash reserves.   In the case of an investment made through a joint venture or other co-ownership arrangement, the asset management fee shall be determined in proportion to our share of such investment, in each case, excluding debt financing on such investment.

The asset management fee shall not exceed $2,000,000 per annum until the earlier of such time, if ever, that (i) we hold assets with an appraised value equal to or in excess of $500,000,000 or (ii) we reports AFFO equal to or greater than $.3125 per share of common stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of common stock) for two consecutive quarters, on a fully diluted basis.   All asset management fees earned by the Advisor in excess of the $2,000,000 per annum cap (such amount is referred to herein as the "subordinated compensation") shall be subordinated, and such subordinated compensation will bear interest at 3.5% per annum, which interest shall be cumulative but not compounding, and the subordinated compensation (together with any interest thereon) will be paid to the Advisor if the foregoing conditions for its payment are satisfied.

We will also pay directly or reimburse the Advisor for certain expenses paid or incurred by the Advisor in connection with the services it provides to us, including, but not limited to:

•	expenses incurred in connection with the selection and acquisition of investments;
•	the actual cost of goods and services used by us and obtained from entities not affiliated with the Advisor;
•	interest and other costs for borrowed money, including discounts, points and other similar fees;
•	taxes and assessments on our income;
•	costs associated with insurance required in connection with our business;
•	expenses of managing and operating our assets;
•	expenses in connection with payments to directors for attending board or stockholder meetings;
•	expenses associated with the listing of our shares on a national securities exchange;
•	expenses connected with payments of distributions to our stockholders;
•	expenses of organizing, revising, converting, or terminating our governing documents;
•	expenses of maintaining communications with stockholders, including the cost of preparation, printing and mailing annual reports, proxy statements and other reports required by governmental entities;
•
administrative service expenses (including (A) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives property management fees or real estate sales commissions, and (B) our allocable share of other overhead of the Advisor such as rent and utilities);

•	audit, accounting and legal fees and other fees for professional services relating to our operations;
•	out-of-pocket costs for us to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and
•	all other out-of-pocket costs incurred by the Advisor in performing its duties under the amended advisory agreement.

Termination Fee

In recognition of the upfront effort required by the Advisor to structure and acquire our assets and the Advisor's commitment of monies and resources to our business and operations for which the Advisor would be entitled to but, has not received, reimbursement from us, and as consideration for the Advisor's release and performance of its other obligations upon termination of the amended advisory agreement, we will pay the Advisor a termination fee:

(A) in the event that the amended advisory agreement is terminated by the Company either for non-renewal or for the Advisor's unsatisfactory performance or by the Advisor for an Advisor Termination Cause; or
(B) upon the consummation of a change in control of the Company.
 No termination fee is payable to the Advisor if the amended advisory agreement is terminated by us for a Company Termination Cause or by the Advisor for non-renewal of the amended advisory agreement.
The termination fee is equal to the greater of:
(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two (2) years ending on the last day of the calendar quarter ending immediately prior to the applicable date of termination of this Agreement, multiplied by (B) three and one-half (3.5); and
(ii) $16 million;

provided, however, that in no event will the termination fee exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, the termination fee will equal $21 million.

The termination fee will be payable by us in cash, except that we may elect to pay all or any part of the termination fee by conveying to the Advisor one or more of our assets.  For purposes of satisfying the termination fee, Company assets conveyed to the Advisor shall be valued at an amount agreed by us and the Advisor.  If we and the Advisor are unable to agree on the valuation of any Company assets, then we may elect in our sole discretion to sell such assets to a third party to generate funds to pay the termination fee.  If we elect to pay all or any part of the termination fee through a sale of Company assets, we will have up to one hundred twenty (120) days commencing on the day after the date the Termination Fee is otherwise due and payable to pay the termination fee.

At any time when a termination fee is due and payable under the amended advisory agreement, we may elect to internalize management in lieu of terminating the amended advisory agreement; provided that we pay the Advisor the greater of the termination fee or the internalization price.

MANAGEMENT COMPENSATION

Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of our executive officers, including each executive officer who serves as a director, is employed by the Advisor and also serves as an executive officer of the Advisor. Each of these individuals receives compensation from the Advisor for his or her services, including services performed for us and for the Advisor. As executive officers of the Advisor, these individuals manage our day-to-day affairs and carry out the directives of our board of directors in the review and selection of investment opportunities and oversee and monitor our acquired investments to ensure they are consistent with our investment objectives. The duties that these executive officers perform on our behalf also serve to fulfill the corporate governance obligations of these persons as our appointed officers pursuant to the amended advisory agreement, our charter and bylaws. As such, these duties involve the performance of corporate governance activities that require the attention of one of our corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with our periodic reports. Although we reimburse the Advisor for certain expenses incurred in connection with providing these services to us, we do not pay any compensation directly to our executive officers.

Independent Directors

We pay each independent director an annual retainer of $30,000 (to be prorated for a partial term), with an additional $5,000 annual retainer (to be prorated for a partial term) paid to the Audit Committee chairperson. Each independent director also will receive $500 for each meeting of our board of directors attended in-person or by telephone.

Special Committee members were paid $35,000 for the Chair and $30,000 for the remaining members in connection with the Merger.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of our board of directors. If a director is also one of our officers, we will not pay any compensation to such person for services rendered as a director. The following table sets forth information with respect to our independent director compensation during the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation($)	Total ($)

Allen Wolff	$72,000	$--	$--	$--	$--	$600	$72,600
David Chavez	$77,000	$--	$--	$--	$--	$--	$77,000
Erik Hart	$67,000	$--	$--	$--	$--	$--	$67,000
John Dawson	$48,000	$--	$--	$--	$--	$--	$48,000
Robert J. Aalberts	$8,500	$--	$--	$--	$--	$--	$8,500
Nicholas Nilsen	$8,500	$--	$--	$--	$--	$--	$8,500
Shawn Nelson	$8,500	$--	$--	$--	$--	$--	$8,500

Total	$289,500	$--	$--	$--	$--	$600	$290,100

On May 31, 2018, our board of directors voted to change the compensation structure for independent directors.  The Board will receive one-half of its $30,000 fee in cash and the other one-half in common stock.  The initial issuance price for the common stock will be at the then current NAV.  In the event the Company is listed on a national securities exchange, the issuance of common stock will be based on the twenty day trailing closing stock price average.  In addition, the chair of the Audit Committee will be entitled to receive his additional $5,000 either in cash or at his option, half in cash and half in common stock.  The Board also reduced its per meeting fee to $500 per meeting until such time as stockholder distributions commence.  In addition to the fees disclosed above, our independent directors also receive additional compensation, generally on a per meeting basis, for serving on committees of the Board.

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of our board of directors served as an officer, and no member of our board of directors served as an employee, of the Company or any of its subsidiaries or affiliates during the year ended December 31, 2017. In addition, during the year ended December 31, 2017, none of our executive officers served as a member of a compensation committee (or other committee of performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Long-Term Incentive Plan

Our board of directors has adopted a long-term incentive plan which we will use to attract and retain qualified directors, officers, employees and consultants. Our long-term incentive plan will offer these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We currently anticipate that we will not issue awards under our long-term incentive plan, although we may do so in the future, including to our independent directors as a form of compensation.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of ours and our affiliates' selected by the board of directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant. Our board of directors or a committee appointed by our board of directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 500,000 shares for issuance under the long-term incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. Our board of directors may in its sole discretion at any time determine that all or a portion of a participant's awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant's consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant's consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan.

Advisor Compensation

The following table summarizes the fees, expense reimbursements and other amounts that we will or may pay to the Advisor and its personnel.  For additional information regarding compensation to the Advisor, please see "Management – The Advisor and the Amended Advisory Agreement" and "Selected Information Regarding Our Operations – Compensation Paid to Our Advisor and its Affiliates."
Type	Description
Asset Management Fee
One-twelfth of 1.1% of the lower of (i) the aggregate of the value of our assets and (ii) the historical cost of our assets , in each case, without deduction for depreciation, bad debts or other non-cash reserves.  In the case of an investment made through a joint venture or other co-ownership arrangement, the asset management fee shall be determined in proportion to our share of such investment, in each case, excluding debt financing on such investment.  Asset management fees are paid monthly in arrears.

Subordinated Compensation
All asset management fees earned by the Advisor in excess of $2,000,000 per annum (such amount is referred to herein as the "subordinated compensation") will be subordinated, and such subordinated compensation (together with interest accrued thereon at 3.5% per annum) will be payable, if ever, only if (i) we hold assets with an appraised value equal to or in excess of $500,000,000 or (ii) we reports AFFO equal to or greater than $.3125 per share of common stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of common stock) for two consecutive quarters, on a fully diluted basis.
Any subordinated compensation (together with any interest accrued thereon) shall be due and payable within 90 days after either of the foregoing conditions to payment have been satisfied.  Notwithstanding the foregoing, we will pay the subordinated compensation (together with any interest thereon) to the Advisor upon any termination of the amended advisory agreement or the consummation of an internalization transaction, except that, in the case of an internalization transaction or a termination of this Agreement by the Company for a Company Termination Cause or the Advisor for non-renewal, our obligation to pay the subordinated compensation (together with any interest thereon) will remain subject to satisfaction of the conditions to payment described above.

Expense Reimbursements
We will pay directly or reimburse the Advisor for expenses paid or incurred by the Advisor in connection with the services it provides to us, including but not limited to,   expenses incurred in selecting, acquiring, managing and operating our assets; legal, accounting, due diligence, and other professional services; interest and other costs for borrowed money; taxes and assessments on our income; insurance costs; the personnel costs of the Advisor, except that no reimbursement will be made for personnel costs to the extent such personnel perform services for which the Advisor receives property management fees or real estate sales commissions; our allocable share of the Advisor overhead costs; and all other out-of-pocket costs incurred by the Advisor in performing its duties.

Internalization Price
No later than 30 days after any Internalization Triggering Event, as defined in the amended advisory agreement, and within 180 days prior to the end of the initial term and each renewal term of the amended advisory agreement, the Advisor will offer to sell to us all of the assets or equity interests in the Advisor, or an internalization transaction, on such terms and conditions included in a written offer provided by the Advisor.
Upon receipt of the Advisor's initial internalization transaction offer, a special committee consisting solely of all independent directors willing to serve thereon and who are disinterested with respect to such internalization transaction may accept the Advisor's proposal or submit a counter offer to the Advisor.  If we reach agreement with the Advisor on an internalization price and other terms for an internalization transaction, we will seek to consummate the internalization transaction on such terms and in compliance with all applicable laws.
In the event an internalization transaction is consummated, at the time of consummation, all of the Advisor's assets and liabilities (or, in the alternative, all of its ownership interests) will be conveyed to and acquired by us in exchange for the internalization price, we will succeed to all customer and other relationships then possessed by the Advisor, the Advisor will undertake all efforts to facilitate the transfer of its employees and other service providers to us, and the Advisor will discontinue all business activities.
In the event that an internalization transaction has not been consummated prior to the end of the last renewal term, then on the last day of the last renewal term, we are required to consummate an internalization transaction with the Advisor effective as of the last day of the last renewal term in exchange for the internalization price.
Under the amended advisory agreement, the internalization price is equal to the consideration to be paid by us for the assets and/or equity of the Advisor in an internalization transaction as agreed upon by the Advisor and us; provided, however, that if the Advisor and us are unable to agree on an internalization price for an internalization transaction to be consummated at the end of the last renewal term of this Agreement, then the internalization price for such internalization transaction will be equal to the greater of:
(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two years ending on the last day of the calendar quarter ending immediately prior to the proposed effective date of the internalization transaction, multiplied by (B) two and three quarters (2.75); and
(ii) $16 million;
provided, however, that in no event shall such internalization price exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, such internalization price shall equal $21 million.
We will pay no more than 25% of the internalization price in cash.  The remaining balance will be payable solely in the form of either shares of our common stock or units of limited partnership interest in the Operating Partnership, in each case, equal to the agreed stock component of the internalization price, divided by the volume-weighted average of the closing market price of our common stock for the 10 consecutive trading days ending on the fifth day prior to the effective date of the internalization transaction.

Termination Fee
In recognition of the upfront effort required by the Advisor to structure and acquire our assets and the Advisor's commitment of monies and resources to our business and operations for which the Advisor would be entitled to but, has not received, reimbursement from us, and as consideration for the Advisor's release and performance of its other obligations upon termination of the amended advisory agreement, we will pay the Advisor a termination fee:
(A) in the event that the amended advisory agreement is terminated by the Company either for non-renewal or for the Advisor's unsatisfactory performance or by the Advisor for an Advisor Termination Cause; or
(B) upon the consummation of a change in control of the Company.
The termination fee is equal to the greater of:
(i) the product of (A) the average of the annual asset management fees (including any subordinated compensation) earned by the Advisor over the two (2) years ending on the last day of the calendar quarter ending immediately prior to the applicable date of termination of this Agreement, multiplied by (B) three and one-half (3.5); and
(ii) $16 million;
provided, however, that in no event will the termination fee exceed $21 million and, to the extent the price determined pursuant to the formula immediately above results in a price greater than $21 million, the termination fee will equal $21 million.
No termination fee is payable to the Advisor if the amended advisory agreement is terminated by us for a Company Termination Cause or by the Advisor for non-renewal of the amended advisory agreement.
The termination fee will be payable by us in cash, except that we may elect to pay all or any part of the termination fee by conveying to the Advisor one or more of our assets.
At any time when a termination fee is due and payable under the amended advisory agreement, we may elect to internalize management in lieu of terminating the amended advisory agreement; provided that we pay the Advisor the greater of the termination fee or the internalization price.

SELECTED INFORMATION REGARDING OUR OPERATIONS AND POLICIES

Selected Financial Data

The following selected financial data as of June 30, 2018 and for the years ended December 31, 2017 and 2016 and for the period from May 4, 2015 (inception) to December 31, 2015, and for the six months ended June 30, 2018 and for the years ended December 31, 2017 and 2016 and for the period from May 4, 2015 (inception) to December 31, 2015 should be read in conjunction with the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form  10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2018, which are incorporated by reference herein. Our historical results are not necessarily indicative of results for any future period (in thousands).

	As of June 30,	As of December 31,		Period from May 4, 2015 (inception) to December 31,
Selected Financial Data	2018	2017	2016	2015
BALANCE SHEET DATA:
Total assets	$330,706,000	$312,943,000	$70,255,000	$2,448,000
Total liabilities	$166,012,000	$150,767,000	$14,382,000	$144,000
Special limited partnership interests	$2,732,000	$2,751,000	$4,124,000	$--
Total equity	$164,694,000	$162,176,000	$55,873,000	$2,304,000

	Six Months Ended June 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016	Period from May 4, 2015 (inception) to December 31, 2015
STATEMENT OF OPERATIONS DATA:
Total revenue	$10,285,000	$10,385,000	$1,602,000	$--
Total expenses	$11,359,000	$17,718,000	$5,618,000	$125,000
Income (loss) from operations	$(1,074,000)	$(7,333,000)	$(4,016,000)	$(125,000)
STATEMENT OF CASH FLOWS DATA:
Net cash used in operating activities	$(1,521,000)	$(16,662,000)	$(3,644,000)	$(207,000)
Net cash used in investing activities	$(27,757,000)	$(88,388,000)	$(59,424,000)	$--
Net cash provided by (used in) financing activities	$(5,555,000)	$108,626,000	$65,685,000	$2,475,000

Information regarding Our Capitalization

The following table sets forth our historical combined cash and cash equivalents and capitalization as of [●], 2018 on an actual basis, and as adjusted to give effect to this offering and the intended use of the net proceeds from this offering as described in "Use of Proceeds." This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes for the year ended December 31, 2017, included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 each of which are incorporated by reference herein.

As of [●], 2018
	Pro Forma		As Adjusted
Cash and cash equivalents	$	$	$

Debt:
[●]

Total Debt	$	$	$

Equity:
Common Stock, $0.0001 par value per share; [●] shares authorized, 6,550,199 shares issued and outstanding as of June 30, 2018, actual; [●] shares issued and outstanding, as adjusted
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000) as of June 30, 2018
Preferred stock Series 1; $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $ 39,811,000) as of June 30, 2018.
Additional paid-in capital
Accumulated deficit

Total stockholders' equity before noncontrolling interest
Noncontrolling interest

Total equity

Total Capitalization(4)	$	$	$

As of June 30, 2018, we had 6,550,199 shares of common stock issued and outstanding. On December 31, 2016, we ceased all selling efforts for our initial public offering of shares of our common stock at $25.00 per share, pursuant to a registration statement on Form S-11 (No. 333-205893).  We accepted additional subscriptions through March 31, 2017, the last day of the initial public offering, and raised approximately $61.3 million in the initial public offering before payment of deferred offering costs of approximately $1.1 million, contribution from an affiliate of the Advisor of approximately $1.1 million and cash distributions of approximately $1.8 million. We also registered $50 million in shares of common stock for issuance pursuant to a distribution reinvestment plan (the "DRIP"), under which common stockholders may elect to have their distributions reinvested in additional shares of common stock at a price equal to the NAV.

On October 27, 2016, we filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to our charter classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the "Series A").  We commenced a private placement of the shares of Series A, together with warrants to acquire our common stock, to accredited investors on November 1, 2016 and closed the offering on March 24, 2017.  We raised approximately $2.5 million, net of offering costs, in the Series A private placement and had 2,862 Series A shares issued and outstanding as of June 30, 2018.

On March 28, 2017, we filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to our charter classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock par value $0.0001 per share (the "Series 1"). On April 7, 2017, we commenced a private placement of shares of Series 1, together with warrants to acquire our common stock to accredited investors, and closed the offering on January 31, 2018.  We raised approximately $36.0 million, net of offering costs, in the Series 1 private placements and had 39,811 Series 1 shares issued and outstanding as of June 30, 2018.

On May 26, 2017, we, MVP I, Merger Sub and the Advisor entered into the Merger Agreement, pursuant to which MVP I would be merged with and into Merger Sub.  On December 15, 2017, the Merger was consummated.  At the effective time of the Merger, and pursuant to the terms of the Merger Agreement, each share of MVP I common stock that was issued and outstanding immediately prior to the Merger was converted into the right to receive 0.365 shares of our common stock. A total of approximately 3.9 million shares of our common stock were issued to former MVP I stockholders, and former MVP I stockholders, immediately following the Merger, owned approximately 59.7% of our common stock.

Our Performance — Non-GAAP Financial Measures (Part of liquidity and capital resources)

Funds from Operations

Funds from Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered an alternative to net income as the primary indicator of the Company's operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

 Adjusted Funds from Operations

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income and other factors such as recurring capital expenditures and real estate acquisition and disposition costs in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company's performance, however, AFFO should not be considered an alternative to net income as an indication of the Company's performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

The following table provides a reconciliation from net income to FFO for the three and six months ended June 30, 2018 and 2017:

[Insert Table to be completed here]

Information Regarding Our Distributions

Our Distribution Policies

In order to qualify as a REIT, we are required to distribute 90% of annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

It is our intention that cash distributions will be paid from AFFO; however, we may also pay distributions from sources other than cash flow from operations, including the sale of assets, borrowings or offering proceeds. We have no limits on the amounts we may pay from such sources. We may also pay dividends in shares of our common stock or other securities. If we continue to pay distributions from sources other than our cash flow from operations, the funds available for investments would be reduced and the stockholders share value may be diluted. We may be forced to cease paying distributions if cash flows and other resources are insufficient to sustain such payments. We intend to make monthly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes. Our future distributions will be at the sole discretion of our board of directors.

If we do not have sufficient cash flow from operations to make required distributions, we may need to borrow funds, request that the Advisor, in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. At the end of each calendar quarter, we will provide notice to the stockholders identifying the source or sources of the distribution payments made in the quarter then ended. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments and the stockholder's overall return will be reduced. If the aggregate amount of cash distributions in any given year exceeds the amount of our current and accumulated earnings and profits, a stockholder's share of such excess amount (i) first will be a return on capital, reducing such stockholder's tax basis in its stock, but not below zero, and (ii) thereafter, will result in gain from the sale or exchange of such stock to the extent such share of such excess amount exceeds such basis.

Summary of Our Distributions

From inception through June 30, 2018, the Company had paid approximately $1.8 million in cash, issued 83,437 shares of its common stock as DRIP and issued 153,827 shares of its common stock as dividend in distributions to the Company's stockholders. All of the cash distributions were paid from offering proceeds and constituted a return of capital. The Company's total distributions paid for the period presented, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to the Company's DRIP are detailed below. On March 22, 2018 the Company suspended payment of distributions and as such there are currently no distributions to invest in the DRIP.

The following is a summary of cash distributions per share for the first and second quarter of 2018 and for the year ended December 31, 2017. To date, all distributions were paid from offering proceeds and therefore may represent a return of capital.

	Distributions Paid in Cash	Distributions Paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2018	$806,000	$418,000	$1,224,000	$(1,015,000)
2nd Quarter, 2018	--	--	--	(506,000)
Total 2018	$806,000	$418,000	$1,224,000	$(1,521,000)

	Distributions Paid in Cash	Distributions Paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2017	$161,000	$285,000	$446,000	$(2,647,000)
2nd Quarter, 2017	168,000	306,000	474,000	(296,000)
3rd Quarter, 2017	172,000	309,000	481,000	(1,753,000)
4th Quarter, 2017	178,000	310,000	488,000	(6,518,000)
Total 2017	$679,000	$1,210,000	$1,889,000	$(11,214,000)

Information Regarding Our Indebtedness

Borrowing Policy

As of June 30, 2018, our outstanding indebtedness totaled approximately $161.5 million, which amount includes debt associated with properties previously owned by MVP REIT, Inc.

We intend to employ borrowings in order to provide more funds available for investment. Our intended targeted debt level following the investment of the proceeds of this offering is no more than 50% of the loan to value of our portfolio of assets. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

The Advisor will use its best efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Credit Agreement

On December 29, 2017, the Operating Partnership entered into a Credit Agreement (the "Credit Agreement") with the lenders party thereto (the "Lenders"), KeyBank as administrative agent (the "Administrative Agent"), and KeyBanc Capital Markets as lead arranger. The Credit Agreement provides for a $50 million senior secured revolving credit facility (the "Revolving Credit Facility"), which consists of a borrowing base revolving credit facility (the "BB Revolving Credit Facility") and a working capital revolving credit facility (the "WC Revolving Credit Facility").  The Credit Agreement also provides the Operating Partnership with the option to increase the size of the Revolving Credit Facility and/or establish one or more new pari passu term loan facilities (each, a "Term Loan Facility") up to an aggregate commitment or principal amount of up to $350 million, subject to certain limitations. The BB Revolving Credit Facility and any Term Loan Facility mature on January 3, 2021, with two twelve-month extension options subject to certain conditions set forth in the Credit Agreement, which, if exercised by the Operating Partnership, would extend the maturity date to January 3, 2023.  The WC Revolving Credit Facility matures on January 4, 2019, unless earlier terminated by the Operating Partnership.

Borrowings under the Credit Agreement bear interest at a rate equal to the sum of a Margin (as such term is defined below) plus either a rate based on LIBOR for 1, 2 or 3 months or a base rate determined by reference to the highest of (1) the Administrative Agent's prime lending rate, (2) the federal funds effective rate plus 50 basis points and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1.00%.  For the BB Revolving Credit Facility and any Term Loan Facility, the Margin is determined by the consolidated leverage ratio until Operating Partnership achieves a senior unsecured credit rating of BBB-/Baa3 from S&P or Moody's at which time Borrower may elect to use an alternative pricing grid. The Margin for the BB Revolving Credit Facility ranges from 0.75% to 1.50% in the case of base rate loans, and 1.75% to 2.50%, in the case of LIBOR rate loans. The Margin for the Term Loan Facility ranges from 0.70% to 1.45%, in the case of base rate loans, and 1.70% to 2.450%, in the case of LIBOR rate loans. The Margin as of the date of effectiveness of the Credit Agreement is (1) in respect of BB Revolving Credit Facility, 1.50%, in the case of base rate loans, and 2.50%, in the case of LIBOR rate loans, and (2) in respect of any Term Loan Facility, 1.45%, in the case of base rate loans, and 2.45%, in the case of LIBOR rate loans.  For the WC Revolving Credit Facility, the Margin is 3.00% in the case of base rate loans, and 4.00% in the case of LIBOR rate loans.

The Operating Partnership is also required to pay an unused commitment fee to the Lenders in respect of the unutilized commitments with respect to the Revolving Credit Facility at a rate of either 0.25% or 0.20% per annum, depending on the level of usage. Upon converting to a credit rating pricing-based grid, the unused facility fee will no longer apply and the Operating Partnership will be required to pay a facility fee with respect to the Revolving Credit Facility ranging from 0.125% to 0.300% depending on the Operating Partnership's credit rating.  The Operating Partnership must also pay customary letter of credit fees.

On June 19, 2018, the Company (as "Guarantor"), the Borrowers and the Lenders entered into an amendment and waiver to the Credit Agreement.  Pursuant to the amendment and waiver, the Lenders agreed to waive the Borrowers' breach of the fixed charge coverage ratio for the period ended March 31, 2018, and the Borrowers' requirement to comply with the fixed charge coverage ratio for the period ended June 30, 2018 and September 30, 2018, and the Guarantor's breach of the financial reporting obligations under the credit agreement for the periods ended December 31, 2017 and March 31, 2018.  Pursuant to the amendment and waiver, the Lenders, the Borrowers and the Company (as Guarantor) also agreed to the following, among other changes:

•	the Fixed Charge Coverage Ratio shall not be less than (i) at any time on or prior to June 30, 2019, 1.35:1.00, and (ii) at any time thereafter, 1.60:1.00;
•	the Lenders shall advance approximately $27.4 million to fund the Borrowers' acquisition costs of pending property purchases;
•	the Borrowers shall make mandatory principal payments on the WC Revolving Credit Facility in the amounts and at the times scheduled therein;
•	the WC Revolving Credit Facility shall be reduced to $16.1 million and the Lenders' obligations to make WC Revolving Loans shall be terminated;
•
the Company filed to list and register its common stock on a recognized exchange in the United States on July 13, 2018, and intends to obtain approval of such listing application by August 31, 2018 and complete the listing by September 30, 2018;

•
the Company shall redeem all of its outstanding Series A and Series 1 preferred stock and pay the entire redemption price in the form of shares of the Company's common stock (as is permitted by the articles supplementary governing each series of preferred stock), within 30 days after the completion of the listing of its common stock on a national securities exchange;

•	the Company shall make no cash distributions to its preferred shareholders after the earlier of (i) 30 days after the completion of the public listing or (ii) September 30, 2018;
•
the collateral under the existing credit facility shall include certain recently purchased properties and Borrowers shall not be entitled to release any collateral prior to the retirement in full of the WC Revolving Credit Facility; and

•	prior to the retirement of the WC Revolving Credit Facility, management fees paid by the Company to the Advisor shall not exceed $200,000 per quarter.

On September 28, 2018, the Company as guarantor, the Operating Partnership, as borrower, and certain direct and indirect subsidiaries of the Company and the Borrower (collectively, the "Subsidiaries") entered into a third amendment (the "Third Amendment") to the Credit Agreement, dated as of December 29, 2017 and as previously amended and supplemented from time to time (collectively, the "Credit Agreement"), by and among the Company, the Borrower, the Subsidiaries, the lenders party thereto from time to time, KeyBank National Association, as administrative agent, and KeyBanc Capital Markets, as lead arranger.

The Third Amendment waives (i) the requirement that the Company complete a listing of its shares of common stock on the New York Stock Exchange or another recognized exchange in the United States by September 30, 2018 and (ii) the prohibition on the Company making distributions to holders of the Company's preferred stock from and after September 30, 2018.  As a result, the Company is no longer obligated to redeem the Company's Series A and Series 1 preferred stock.

The Third Amendment further provides for the maturity of the loans under the Credit Agreement on the earliest of: (a) with regard to the borrowing base loans, (i) November 30, 2018, or (ii) the closing of a loan from LoanCore Capital Funding Corporation LLC or its affiliate or another lender in an amount sufficient to satisfy in full all of the obligations of the Borrower under the Credit Agreement; and (b) with regard to the working capital revolving commitments, (i) November 30, 2018, (ii) the closing of a loan from LoanCore Capital Funding Corporation LLC or its affiliate or another lender in an amount sufficient to satisfy in full all of the obligations of the Borrower under the Credit Agreement, or (iii) the date the working capital revolving commitments are paid in full. The Third Amendment also prohibits further borrowings under the credit facility.

Notes Payable

As of June 30, 2018, the principal balances on notes payable are as follows:

Property	Original Debt Amount	Monthly Payment	Balance as of 6/30/2018	Lender	Term	Interest Rate	Loan Maturity
West 9th Properties II, LLC	$5,300,000	$30,000	$5,101,000	American National Insurance Co.	10 year	4.50%	11/1/2026
MVP Detroit Center Garage, LLC	$31,500,000	$194,000	$30,661,000	Bank of America	10 year	5.52%	2/1/2027
MVP San Jose 88 Garage	$1,645,000	Interest Only	$1,645,000	Multiple (4)	1 Year	7.50%	6/3/2019
MVP Cincinnati Race St.	$2,550,000	Interest Only	$2,550,000	Multiple (5)	1 Year	7.50%	3/25/2019
MVP St Louis Washington, LLC (1)	$1,380,000	Interest Only	$1,380,000	KeyBank	10 year *	4.90%	5/1/2027
St Paul Holiday Garage, LLC (1)	$4,132,000	Interest Only	$4,132,000	KeyBank	10 year *	4.90%	5/1/2027

Cleveland Lincoln Garage, LLC (1)	$3,998,000	Interest Only	$3,999,000	KeyBank	10 year *	4.90%	5/1/2027

MVP Louisville Broadway Station, LLC (2)	$1,682,000	Interest Only	$1,682,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
MVP Whitefront Garage, LLC (2)	$6,454,000	Interest Only	$6,454,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
MVP Houston Preston Lot, LLC (2)	$1,627,000	Interest Only	$1,627,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
MVP Houston San Jacinto Lot, LLC (2)	$1,820,000	Interest Only	$1,820,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
St. Louis Broadway, LLC (2)	$1,671,000	Interest Only	$1,671,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
St. Louis Seventh & Cerre, LLC (2)	$2,057,000	Interest Only	$2,057,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
MVP Preferred Parking, LLC (1)	$11,330,000	Interest Only	$11,330,000	Key Bank	10 year **	5.02%	8/1/2027
Ft. Lauderdale loan pool (3)	$4,300,000	$25,000	$3,883,000	KeyBank	5 Year	4.94%	2/1/2019
Mabley Place	$9,000,000	$44,000	$8,445,000	Barclays	10 year	4.25%	12/6/2024
Denver Sherman (1)	$286,000	Interest Only	$286,000	KeyBank	10 year **	4.90%	5/1/2027
Ft. Worth	$13,150,000	$73,000	$12,683,000	American National Insurance, of NY	10 year	4.50%	12/1/2026
Houston Saks Garage	$3,650,000	$20,000	$3,402,000	Barclays Bank PLC	10 year	4.25%	8/6/2025
MVP Wildwood	$1,000,000	Interest Only	$1,000,000	Tigges Construction Co.	1 Year	7.50%	4/1/2019
Indianapolis Meridian (2)	$938,000	Interest Only	$938,000	Cantor Commercial Real Estate	10 year **	5.03%	5/6/2027
MVP Milwaukee Arena Lot, LLC (1)	$2,142,000	Interest Only	$2,142,000	KeyBank	10 year **	4.90%	5/1/2027
MVP Denver Sherman 1935, LLC (1)	$762,000	Interest Only	$762,000	KeyBank	10 year **	4.90%	5/1/2027
Minneapolis City Parking	$5,250,000	$29,000	$4,991,000	American National Insurance, of NY	10 year	4.50%	5/1/2026
Bridgeport Fairfield	$4,400,000	$23,000	$4,196,000	FBL Financial Group, Inc.	10 year	4.00%	8/1/2026
The Parking REIT D&O Insurance	$390,000	$28,000	$206,000	First Insurance Funding	1 Year	3.70%	4/3/2019
Less unamortized loan issuance costs			$(1,541,000)
			$117,502,000

(1)
The Company issued a promissory note to KeyBank for $12.7 million secured by a pool of properties, including (i) MVP Denver Sherman, LLC, (ii) MVP Denver Sherman 1935, LLC, (iii) MVP Milwaukee Arena, LLC, (iv) MVP St. Louis Washington, LLC, (v) St Paul Holiday Garage, LLC and (vi) Cleveland Lincoln Garage Owners, LLC.

(2)
The Company issued a promissory note to Cantor Commercial Real Estate Lending, L.P. ("CCRE") for $16.25 million secured by a pool of properties, including (i) MVP Indianapolis Meridian Lot, LLC, (ii) MVP Louisville Station Broadway, LLC, (iii) MVP White Front Garage Partners, LLC, (iv) MVP Houston Preston Lot, LLC, (v) MVP Houston San Jacinto Lot, LLC, (vi) St. Louis Broadway Group, LLC, and (vii) St. Louis Seventh & Cerre, LLC.

(3)	Secured by four properties facilities, including (i) MVP PF Ft. Lauderdale 2013, LLC, (ii) MVP PF Memphis Court 2013, LLC, (iii) MVP PF Memphis Poplar 2013, LLC and (iv) MVP PF St. Louis 2013, LLC).

  * 2 Year Interest Only
** 10 Year Interest Only

The following table shows notes payable that had been paid in full during the six months ending June 30, 2018.

Property	Original Debt Amount	Monthly Payment	Balance as of 6/30/18	Lender	Term	Interest Rate	Loan Maturity
St. Louis Lucas (1)(3)	$3,490,000	$20,000	--	Key Bank	10 year	4.59%	2/1/2026
Indianapolis Garage (2)(3)	$8,200,000	$46,000	--	Key Bank	10 year	4.59%	2/1/2026

(1)	Secured by three properties, including (i) MVP St. Louis Convention, (ii) MVP St. Louis Lucas and (iii) MVP KC Cherry.
(2)	Secured by two properties, including (i) MVP Indy City Park and (ii) MVP Indy WA Street.
(3)
Loans were defeased through sale of St Louis Lucas and Indianapolis Garage loans.  MVP Indy City Park and MVP Indy WA Street were added to the KeyBank Borrowing Base revolving credit facility, drawing approximately $8.7 million, of which approximately $1.6 million was used to pay down the KeyBank Working Capital revolving credit facility.  MVP KC Cherry is unencumbered as of June 30, 2018.

Total interest expense incurred for the six months ended June 30, 2018, was approximately $3.7 million. Total loan amortization cost for the six months ended June 30, 2018, was approximately $0.5 million.

As of June 30, 2018, future principal payments on the notes payable are as follows:

2018	$1,034,000
2019	10,804,000
2020	1,954,000
2021	2,058,000
2022	2,252,000
Thereafter	100,941,000
Less unamortized loan issuance costs	(1,541,000)
Total	$117,502,000

Covenants and Other Terms Regarding our Debt

Failure by us to comply with financial and other covenants contained in our notes payable or the credit agreement could result from, among other things, changes in results of operations, the incurrence of additional debt or changes in general economic conditions.

If we violate financial and other covenants contained in any of the notes payable or the credit agreement described above we may attempt to negotiate waivers of the violations or amend the terms of the applicable mortgage loan or the credit agreement; however, we can make no assurance that we would be successful in any such negotiations or that, if successful in obtaining waivers or amendments, such amendments or waivers would be on terms attractive to us. If a default under the notes payable or the credit agreement were to occur, we would possibly have to refinance debt through additional debt financing, private or public offering of debt securities, or additional equity financings. If we are unable to refinance debt on acceptable terms, including a maturity of the notes payable or the credit agreement, we may be forced to dispose of some of our parking facilities on disadvantageous terms, potentially resulting in losses that reduce cash flow from operating activities. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates upon refinancing, increased interest expense would lower our cash flow, and, consequently, cash available for distribution to stockholders.

In June 2018, we entered into an amendment and waiver to our existing credit agreement. Pursuant to the amendment and waiver, among other things, the Lenders agree to waive the Borrowers' breach of the fixed charge coverage ratio for the period ended March 31, 2018, and the Borrowers' requirement to comply with the fixed charge coverage ratio for the period ended June 30, 2018 and September 30, 2018, and the Guarantor's breach of the financial reporting obligations under the credit agreement for the periods ended December 31, 2017 and March 31, 2018.

Except for the fixed charge coverage ratio, we were in compliance with all covenants under our existing credit agreement, as amended, upon the filing of our quarterly report on Form 10-Q for the quarter ended June 30, 2018 with the SEC.

Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our charter, until we are listed on national securities exchange, we are prohibited from borrowing in excess of 300% of the value of our net assets in accordance with the NASAA REIT Guidelines. "Net assets" for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of December 31, 2017 and 2016, our debt levels did not exceed 300% of the value of our net assets.

Compensation Paid to Our Advisor and its Affiliates

The following data supplements, and should be read in conjunction with, the section of our prospectus entitled "Management – The Advisor and the Amended Advisory Agreement" and "Management Compensation – Advisor Compensation."

The following table summarizes all compensation and fees incurred by us and paid or payable to the Advisor and its affiliates in connection with the Company's organization and operations for the three and six months ended June 30, 2018 and 2017, and for the years ended December 31, 2017 and 2016:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2018	2017	2018	2017
Acquisition Fees	$--	$592,000	$--	$1,710,000
Asset Management Fees	855,000	257,000	1,687,000	494,000
Total	$855,000	$849,000	$1,687,000	$2,204,000

	For the Years Ended December 31,
	2017	2016
Acquisition Fees	$1,957,000	$1,229,000
Asset Management Fees	1,259,000	197,000
Merger Fees	3,600,000	--
Total	$6,816,000	$1,426,000

Concurrently with the entry into the Merger Agreement, on May 26, 2017, the Company, the Operating Partnership and the Advisor entered into the Second Amended and Restated Advisory Agreement, which became effective at the effective time of the Merger. The Second Amended and Restated Advisory Agreement amended our then existing advisory agreement, dated October 5, 2015, to provide for, among other amendments, (i) elimination of acquisition fees, disposition fees and subordinated performance fees and (ii) the payment of an asset management fee by us to the Advisor calculated and paid monthly in an amount equal to one-twelfth of 1.1% of the (a) cost of each asset then held by us, without deduction for depreciation, bad debts or other non-cash reserves, or (b) our proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (b)) debt financing on the investment.  From and after May 29, 2018 (or the Valuation Date), the asset management fee is required to be calculated based on the lower of the value or historic cost of our assets.

Pursuant to the Second Amended and Restated Advisory Agreement, the asset management fee may not exceed $2 million per annum until the earlier of such time, if ever, that (i) we holds assets with an appraised value (as defined Second Amended and Restated Advisory Agreement) equal to or in excess of $500,000,000 or (ii) we reports AFFO (as defined in the Second Amended and Restated Advisory Agreement) equal to or greater than $0.3125 per share of our common stock (an amount intended to reflect a 5% or greater annualized return on $25.00 per share of our common stock)  for two consecutive quarters, on a fully diluted basis.  All amounts of the asset management fee in excess of $2 million per annum, plus interest thereon at a rate of 3.5% per annum, will be due and payable by us no later than ninety (90) days after the condition for payment is satisfied.

The asset management fee payable under the amended advisory agreement, which will replace the Second Amended and Restated Advisory Agreement upon the listing of our common stock on the Nasdaq Global Market, will not change, except that payment of the subordinated compensation, however, may be accelerated upon certain terminations of the amended advisory agreement as further described in "Management – Advisor and Advisory Agreement."

Estimated NAV Per Share of Our Common Stock

Background

On May 29, 2018, our board of directors, including all of the independent directors, unanimously approved an estimated per common share net asset value ("NAV") of approximately $161.2 million or $24.61 per common share as of May 29, 2018.  The estimated per share NAV was based on the estimated value of our assets less the estimated value of our liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of May 29, 2018.

We provide the estimated NAV per common share to assist broker-dealers and stockholders pursuant to certain rules of FINRA. The objective of our board of directors in determining the estimated NAV per common share was to arrive at a value, based on recent available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with the Advisor. The Advisor performed the valuation of our common stock using as a Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association in April 2013. The estimated value per share is based on (x) the estimated value of our assets less the estimated value of our liabilities and preferred stock divided by (y) the number of outstanding shares of our common stock, all as of May 29, 2018.

Valuation Summary

The following is a summary of the valuation methods used on our assets and liabilities, and the results of the valuation.

Real Estate Investments. As of May 29, 2018, we had ownership interests in 46 parking assets. Our board of directors determined the fair value of our investments in parking assets to be approximately $331,757,000 as of that date. This represents a 9.84% increase over the aggregate purchase price of $302,048,000. This determination was based on appraisals of the fair value of our investments in parking assets as of that date.  We engaged Parking Property Advisors, LLC, an independent third party valuation firm, to provide us with a valuation analysis for 43 of the properties. Of the other three properties not valued by the firm, one was purchased in February 2018 and was valued based on the appraisal at the time of purchase, and in regards to the other two properties, the Company used the most recent book value determined by Houlihan Lokey at the time of the Merger between MVP I and the Company on December 15, 2017.

In determining the market value of the parking assets, Property Parking Advisors considered typical approaches to value in developing and justifying the respective value conclusions namely, Income Capitalization and Land Value Sales Comparison approaches. 37 properties were valued based upon the Income Capitalization approach, with significant analysis provided on the contract rent paid by the operator. Specific expenses were based on local custom (property taxes) as well as the terms of the operator agreement. Six properties were valued based upon the Land Value Sales Comparison approach.

Other Assets and Liabilities. Our board of directors then reviewed with the Advisor our other assets and liabilities, consisting primarily of cash and cash equivalents, restricted cash, deferred costs, accounts receivable, and prepaid expenses and other assets. These other assets and liabilities, as record in the balance sheet per US GAAP, were considered by our board of directors to equal to fair value as of May 29, 2018.

Estimated Value Per Share. The estimated value per share was based upon 6,550,282 shares of our common stock outstanding as of May 29, 2018.  Although the estimated value per share has been developed as a measure of value as of May 29, 2018, the estimated value per share does not reflect (i) a liquidity discount for the fact that the shares are not currently traded on a national securities exchange and our share repurchase program provides only limited liquidity, (ii) a discount for the non-assumability or prepayment obligations associated with certain of our debt, or (iii) a discount for our corporate level overhead.

The following table presents how the estimated value per share was determined as of May 29, 2018:

Investments in parking assets, net	$331,757,000
Cash, cash equivalents and restricted cash	10,598,000
Other assets	5,753,000
Total Assets	348,108,000

Notes payable & line of credit	(139,148,000)
Other current liabilities	(5,113,000)
Total Liabilities	(144,261,000)

Preferred Stock	(42,673,000)

Net Asset Value	161,174,000

Common stock outstanding	6,550,282

Estimated value per share ("NAV")	$24.61

Limitations of Valuation Method. FINRA rules provided limited guidance on the methods an issuer must use to determine its estimated value per share. As with any valuation method, and as noted above, the methods used to determine our estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The estimated value per share determined by our board of directors is not a representation, warranty or guarantee that, among other things:

•	a stockholder would be able to realize the estimated value per share if such stockholder attempts to sell his or her shares;
•	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or if we were sold;
•	shares of our common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of our common stock; or
•
the methods used to determine the estimated value per share would be acceptable to FINRA, the SEC, any state securities regulatory entity or the Department of Labor with respect to their respective requirements.

Further, the estimated value per share was calculated as of a particular moment in time and the value of  our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with the Advisor and other affiliates, including (1) conflicts related to the compensation arrangements between the Advisor, certain affiliates and us, (2) conflicts with respect to the allocation of the time of the Advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders.  For additional discussion regarding potential conflicts of interest, please see the risk factors under "Risk Factors

The transactions described below were approved by a majority of our board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

The Merger

On May 26, 2017, the Company, MVP I, Merger Sub, and the Advisor entered into the Merger Agreement, pursuant to which MVP I would merge with and into Merger Sub. On December 15, 2017, the Merger was consummated. Following the Merger, the Company contributed 100% of its equity interests in Merger Sub to the Operating Partnership. The Company owns substantially all of its assets and conducts its operations through the Operating Partnership and continues to be advised by the Advisor.

At the effective time of the Merger, and pursuant to the terms of the Merger Agreement, each share of MVP I Common Stock that was issued and outstanding immediately prior to the Merger was converted into the right to receive 0.365 shares of Company common stock. A total of approximately 3.9 million shares of Company common stock were issued to former MVP I stockholders, and former MVP I stockholders, immediately following the Merger, owned approximately 59.7% of the Company's common stock.

The Company was renamed "The Parking REIT, Inc." following the Merger.

Ownership of Company Stock

During May 2017, Vestin Realty Mortgage II, Inc., a Maryland corporation that trades on the OTC pink sheets ("VRM II"), acquired approximately 35,000 shares of the Company's common stock from third party investors in exchange for various trust deed investments. During the year ended December 31, 2017, VRM II received approximately $14,600 in distributions in accordance with the Company's DRIP program.

During November 2017, Corporate Center Sunset Holdings, an entity owned by Vestin Realty Mortgage I, Inc., a Maryland corporation that trades on the OTC pink sheets ("VRM I") and VRM II, acquired 1,039,620 shares pursuant to a membership purchase agreement unrelated to the Company.

As of June 30, 2018, an affiliate of the Advisor owned 9,108 shares, VRM I owned 136,834 shares and VRM II owned 364,960 shares of the Company's outstanding common stock.

Ownership of MVP I

Prior to the Merger, the Company held 476,784 shares of MVP I common stock. Upon completion of the Merger, these shares were retired. During the years ended December 31, 2017 and 2016, MVP I paid the Company approximately $189,000 and $34,000, respectively, in stock distributions. In addition, the Company received 15,996 and 3,731, respectively, shares of MVP I Common Stock in accordance with its DRIP program.

Ownership of the Advisor

VRM I and VRM II own 40% and 60%, respectively, of the Advisor. Neither VRM I nor VRM II paid any up-front consideration for these ownership interests, but each agreed to be responsible for its proportionate share of future expenses of the Advisor. The operating agreement of the Advisor provides that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor's behalf, or capital investment, and once they have received an annualized return on their capital investment of 7.5%.

Note Payable to the Advisor

On June 29, 2017, the Advisor entered into an agreement with the Company to loan the principal amount of $2.1 million to the Company ("Loan Agreement") for the purchase of MVP Preferred Parking. The terms of this 1-year Loan Agreement includes an annual interest rate of 5% with no penalty for prepayment. As of December 31, 2017, this loan was paid in full.

Fees Paid in Connection with the Offering – Common Stock

Various affiliates of the Company are involved in the common stock offering and the Company's operations including MVP American Securities, LLC ("AMS"), which is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc.  AMS is owned by MS MVP Holdings, LLC, which is owned and managed by Mr. Shustek. Additionally, our board of directors, including a majority of the Company's independent directors, may engage an affiliate of the Advisor to perform certain property management services for the Company.

Affiliates of the Advisor paid selling commissions of up to 6.5% of gross offering proceeds from the sale of shares in the Common Stock Offering without any right to seek reimbursement from the Company.

Affiliates of the Advisor also paid non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses, subject to the total underwriting compensation limitation set forth below.  Such due diligence expenses were approximately 1.25% to 2.00% of total offering proceeds. Such commissions and fees were paid by affiliates of the Advisor (other than the Company) without any right to seek reimbursement from the Company.

Fees Paid in Connection with the Offering – Preferred Stock

In connection with the private placement of its Series A and Series 1 preferred stock, the Company paid selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placements, including sales by affiliated and non-affiliated selling agents. During the year ended December 31, 2017, the Company paid approximately $3.2 million in selling commissions, of which $0.6 million were paid to affiliated selling agents.

The Company paid non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses of up to 2.0% of gross offering proceeds. The Company may also pay a dealer manager fee to AMS of up to 2.0% of gross offering proceeds from the sale of the shares in the private placements as compensation for acting as dealer manager. During the year ended December 31, 2017, the Company paid approximately $0.6 million to AMS as compensation.

The Company paid zero commissions in 2016 as the preferred offerings were not open at that time.

Fees Paid in Connection with the Operations of the Company

Starting on December 15, 2017, in connection with the Merger, all of the following fees were terminated except for a 1.1% asset management fee.

Prior to the Merger, the Advisor or its affiliates received an acquisition fee of 2.25% of the purchase price of any real estate provided, however, the Company did not pay any fees when acquiring loans from affiliates. During the years ended December 31, 2017 and 2016, approximately $2.0 million and $1.2 million, respectively, in acquisition fees had been earned by the Advisor.

The Advisor or its affiliates were entitled to be reimbursed for actual expenses paid or incurred in the investment. During the years ended December 31, 2017 and 2016, no acquisition expenses were reimbursed to the Advisor.

The Advisor or its affiliates previously received a monthly asset management fee at an annual rate equal to 1.0% of the cost of all assets then held by the Company, or the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement. Prior to the Merger, the Company was to determine the Company's NAV on a date not later than the Valuation Date. Following the Valuation Date, the asset management fee was based on the value of the Company's assets rather than their historical cost. Asset management fees for the years ended December 31, 2017 and 2016 were approximately $1.3 million and $0.2 million, respectively.

The Company was to reimburse the Advisor or its affiliates for costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which the Company's operating expenses, at the end of the four preceding fiscal quarters (commencing after the quarter in which the Company made its first investment), exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires, unless the excess amount is approved by a majority of the Company's independent directors.  The Company was not to reimburse the Advisor for personnel costs in connection with services for which the Advisor received a separate fee, such as an acquisition fee, disposition fee or debt financing fee, or for the salaries and benefits paid to the Company's executive officers. In addition, the Company was not to reimburse the Advisor for rent or depreciation, utilities, capital equipment or other costs of its own administrative items. During the years ended December 31, 2017 and 2016, no operating expenses had been reimbursed to the Advisor.

In connection with the Merger, the previous advisory agreement with the Advisor was amended effective upon the consummation of the Merger to eliminate all fees except a 1.1% asset management fee, which will be limited to $2.0 million per year until the combined company:

•	holds assets with an Appraised Value equal to or in excess of $500,000,000 or,
•
the Company reports AFFO per share of common stock equal to or greater than the $0.3125 per share for two consecutive quarters, on a fully diluted basis at which time all fees subordinated will be paid.

In connection with the Merger and pursuant to the Termination Agreement, at the effective time of the Merger, the previous Advisory Agreement, dated September 25, 2012, as amended, among MVP I and the Advisor was terminated and the Company paid the Advisor an Advisor Acquisition Payment (as such term is defined in the Termination Agreement) of approximately $3.6 million, which was the only fee paid to the Advisor in connection with the Merger.

Under the amended advisory agreement, which will become effective, if at all, upon the listing of our common stock on a national securities exchange, the Advisor is entitled to receive the same asset management fee that is payable under the existing advisory agreement, except that payment of the subordinated compensation portion of the asset management fee will be accelerated if the amended advisory agreement is terminated under certain circumstances or if there is a change in control of the Company, all as further summarized under "Management – The Advisor and the Advisory Agreement."

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

Starting on December 15, 2017, in connection with the Merger, all of the following fees were terminated except for a 1.1% asset management fee.

For substantial assistance in connection with the sale of investments, as determined by the independent directors, the Company was to pay the Advisor or its affiliate the lesser of (i) 3.0% of the contract sale price of each real estate-related secured loan or other real estate investment or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, was not to exceed either the customary commission or an amount equal to 6.0% of the contract sales price. The disposition fee was to be paid concurrently with the closing of any such disposition of all or any portion of any asset. During the years ended December 31, 2017 and 2016, no disposition fees have been earned by the Advisor.

After the Company's stockholders had received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then the Advisor was entitled to receive 15.0% of the remaining proceeds. The Company was to pay this subordinated performance fee only upon one of the following events: (i) if the Company's shares were listed on a national securities exchange; (ii) if the Company's assets were sold or liquidated; (iii) upon a merger, share exchange, reorganization or other transaction pursuant to which the Company's investors receive cash or publicly-traded securities in exchange for their shares; or (iv) upon termination of the Company's advisory agreement. During the years ended December 31, 2017 and 2016, no subordinated performance fees have been earned by the Advisor.

PRINCIPAL STOCKHOLDERS

Shown below is certain information as of August 20, 2018, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of common stock by the only persons or entities known to us to be a beneficial owner of more than 5% of the outstanding shares of common stock. Unless otherwise noted, the percentage ownership is calculated based on 6,549,572 shares of our common stock as of August 20, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Vestin Realty Mortgage II, Inc. 2965 S. Jones Blvd. # C1-110 Las Vegas, NV 89146(1)	Sole voting and investment power of 364,960 shares	5.56%

(1) Michael V. Shustek is a director and executive officer of Vestin Realty Mortgage II, Inc., and owns 500 shares of Vestin Realty Mortgage II, Inc. common stock as of August 20, 2018, which represents approximately 32.98% of the total outstanding Vestin Realty Mortgage II, Inc. shares as of August 20, 2018.  Mr. Shustek disclaims beneficial ownership of the Company's common stock held by Vestin Realty Mortgage II, Inc.

The following table sets forth the total number and percentage of our common stock and preferred stock beneficially owned as of August 20, 2018, by: (i) each director; (ii) our chief executive officer, our interim chief financial officer and the officers of our Advisor who function as the equivalent of our executive officers; and (iii) all executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 6,549,572 shares of our total outstanding common stock and 42,672 shares of our total outstanding preferred stock as of August 20, 2018:

		Common Shares		Preferred Shares
		Beneficially Owned		Beneficially Owned
Beneficial Owner	Address	Number	Percent	Number	Percent
Michael V. Shustek	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	13,423	<1%	--	--
Brandon Welch	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	250	<1%	--	--
David Chavez	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	--	--	--	--
Erik Hart	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	--	--	--	--
John E. Dawson	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	2,570	<1%	*54	<1%
Robert J. Aalberts	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	--	--	--	--
Nicholas Nilsen	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	2,141	<1%	--	--
Shawn Nelson	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	--	--	--	--
William Wells	2965 S. Jones Blvd. # C1-100 Las Vegas, NV 89146	--	--	--	--
All directors and officers		18,384	<1%	54	<1%
*Mr. Dawson received 1,750 warrants with his purchase of 54 shares. The warrants may be exercised after the 90th day following the occurrence of a Listing Event, at an exercise price, per share, equal to 110% of the volume weighted average closing price during the 20 trading days ending on the 90th day after the occurrence of such Listing Event; however, in no event shall the exercise price of the warrants be less than $25 per share.

DESCRIPTION OF CAPITAL STOCK

The following description of the rights and preferences of our stock is only a summary. While we believe that the following description covers the material terms of our stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the MGCL, our charter and bylaws and the other documents we refer to for a more complete understanding of our stock. See "Where You Can Find More Information."

General

Our charter provides that we may issue up to 99,000,000 shares of common stock, and 1,000,000 shares of preferred stock, $0.0001 par value per share, of which 50,000 shares are classified and designated as Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), and 97,000 shares are classified and designated as Series 1 Convertible Redeemable Preferred Stock ("Series 1 Preferred Stock"). Our charter authorizes a majority of our entire board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series with the approval of a majority of our entire board of directors and without stockholder approval. As of June 30, 2018, 6,550,199 shares of our common stock were issued and outstanding, 2,862 shares of Series A Preferred Stock were issued and outstanding and 39,811 shares of Series 1 Preferred Stock were issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of any other class or series of shares of stock (including the Series A Preferred Stock and the Series 1 Preferred Stock) and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and other liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock and except as may otherwise be specified in the terms of any class or series of shares of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of our common stock will possess the exclusive voting power.   Pursuant to our bylaws, a plurality of all the votes cast in the election of directors at a meeting of stockholders at which a quorum is present is sufficient to elect a director.  There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our stock entitled to vote in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares of such stock will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or into or convert into another entity, sell all or substantially all of its assets outside the ordinary course of its business or engage in a statutory share exchange unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that these matters (other than amendments to the provisions of our charter related to the removal of directors and the vote required to amend that provision) may be approved by a majority of all of the votes entitled to be cast on the matter. Because our operating assets may be held by our subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Preferred Stock

General

Our charter authorizes our board of directors, without stockholder approval, to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to the our charter restrictions on ownership and transfer of our stock and the terms of any class or series of stock outstanding at such time, the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

On October 27, 2016, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT") classifying and designating 50,000 shares of our authorized preferred stock as shares of Series A Preferred Stock. The following is a summary of the terms of the Series A Preferred Stock as set forth in the Articles Supplementary.  This summary is qualified in its entirety by reference to the Articles Supplementary, which have been filed as an exhibit to a Form 8-K and is incorporated herein by reference.

Ranking.  The Series A Preferred Stock ranks senior to our common stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. Our board of directors has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to the Series A Preferred Stock.

Stated Value.  Each Series A Preferred Stock has an initial "Stated Value" of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock, as set forth in the Articles Supplementary.

Listing Event:  Under the Articles Supplementary, a "Listing Event," with respect to our common stock, means either: (i) the listing of our common stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by our board of directors in which our common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares of Company common stock, options and warrants, as applicable.

Dividends.  Subject to the rights of holders of any class or series of Senior Stock (as defined in the Articles Supplementary), holders of the Series A Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 5.75% of the Stated Value; provided, however, that if a Listing Event has not occurred by March 31, 2017, such annual dividend rate on each Series A Preferred Stock will be increased to 7.50% of the Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced back to 5.75% of the Stated Value.

Conversion. Subject to the Company's redemption rights as described below, each Series A Preferred Stock will be convertible into shares of our common stock, at the election of the holder thereof by delivery of a written notice (each a "Conversion Notice") to the Company containing the information required by the Articles Supplementary, beginning upon the earlier of (i) 90 days after the occurrence of a Listing Event or (ii) the second anniversary of the final closing of the Offering (whether or not a Listing Event has occurred). Subject to the Company's redemption rights as described below, the conversion of the Series A Preferred Stock subject to a Conversion Notice into shares of the common stock will occur at the end of the 20th trading day after the Company's receipt of such Conversion Notice (the "Conversion Date").  Each Series A Preferred Stock will convert into a number of shares of our common stock determined by dividing (i) the sum of (A) 100% of the Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion by (ii) the Conversion Price for each Series A Preferred Stock (the "Conversion Price") determined as follows:

•
Provided there has been a Listing Event, if a Conversion Notice with respect to any Series A Preferred Stock is received on or prior to the day immediately preceding the first anniversary of the issuance of such Series A Preferred Stock, the Conversion Price for such Series A Preferred Stock will be equal to 110% of the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

•
Provided there has been a Listing Event, if a Conversion Notice with respect to any Series A Preferred Stock is received on or after the first anniversary of the issuance of such Series A Preferred Stock, the Conversion Price for such Series A Preferred Stock will be equal to the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

•
If a Conversion Notice with respect to any Series A Preferred Stock is received on or after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such Series A Preferred Stock will be equal to 100% of our NAV per share, if then established, and until we establish a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of our common stock in our initial public offering.

If and when the Amended Charter becomes effective, the date by which holders of Series A must provide notice of conversion will be changed from the day immediately preceding the first anniversary of the issuance of such Series A Preferred Stock to December 31, 2017. This change will conform the terms of the Series A with the terms of the Series 1 with respect to conversions.

Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Company will have the right (but not the obligation) to redeem any or all of the Series A Preferred Stock subject to such Conversion Notice at a redemption price, payable in cash, determined as follows:

•
If a Conversion Notice with respect to any Series A Preferred Stock is received on or prior to the day immediately preceding the first anniversary of the issuance of such Series A Preferred Stock, the redemption price for such Series A Preferred Stock will be equal to 90% of the Stated Value of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

•
If a Conversion Notice with respect to any Series A Preferred Stock is received on or after the first anniversary of the issuance of such Series A Preferred Stock, the redemption price for such Series A Preferred Stock will be equal to 100% of the Stated Value of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

•
If a Conversion Notice with respect to any Series A Preferred Stock is received after the second anniversary of the final closing of the Offering, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the redemption price for such Series A Preferred Stock will be equal to 100% of the Stated Value of the Series A Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by the Company.  At any time, from time to time, after the 20th trading day after the date of a Listing Event, the Company (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, the Series A Preferred Stock at the redemption price equal to 100% of the Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of the Series A Preferred Stock by the Company, the Series A Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the board of directors may determine.  If the Company (or its successor) chooses to redeem any Series A Preferred Stocks, the Company (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of common stock of the Company (or its successor), based on the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the redemption, in exchange for the Series A Preferred Stock.

Liquidation Preference.  In the event of any voluntary or involuntary liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to the holders of shares of common stock of the Company, the amount per share equal to 100% of the Stated Value, initially $1,000.00 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of the assets of the Company or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.  A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.

No Voting Rights.  Holders of the Series A Preferred Stock will not have any voting rights.

Transfer Restriction.  None of the Series A Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to the satisfaction of the Company, that such sale or other transfer of the Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws.  Any sale or transfer of the Series A Preferred Stock made in violation of any federal or state securities laws shall be void ab initio.  In addition, in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, Article VI of the charter provides that unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock.  The Series A Preferred Stock will also be subject to all of the other restrictions on ownership and transfer contained in Article VI of the charter. These provisions may restrict the ability of a holder of Series A Preferred Stock to convert such stock into our common stock. Our board of directors may, in its sole discretion, prospectively or retroactively exempt a person from the 9.8% ownership limits under certain circumstances.

On March 28, 2017, the Company filed Articles Supplementary with the SDAT classifying and designating 97,000 shares of our authorized preferred stock as shares of Series 1 Preferred Stock. The following is a summary of the terms of the Series 1 Preferred Stock as set forth in the Articles Supplementary. This summary is qualified in its entirety by reference to the Articles Supplementary, which are filed as an exhibit to a Form 8-K and is incorporated herein by reference.

Ranking. The Series 1 Preferred Stock ranks senior to our common stock and pari passu with our Series A Convertible Redeemable Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. Our board of directors has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to the Series 1 Convertible Redeemable Preferred Stock.

Stated Value. Each Series 1 Preferred Stock has an initial "Stated Value" of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 1 Preferred Stock, as set forth in the Articles Supplementary.

Listing Event: Under the Articles Supplementary, a "Listing Event," with respect to our common stock, means either: (i) the listing of our common stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by our board of directors in which our common stockholders will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares of common stock, options and warrants of the Company, as applicable.

Dividends. Subject to the rights of holders of any class or series of Senior Stock (as defined in the Articles Supplementary) holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative, cash dividends on each Series 1 Preferred Stock at an annual rate of 5.50% of the Stated Value pari passu with the dividend preference of the Series A Preferred Stock and in preference to any payment of any dividend on our common stock; provided, however, that Qualified Purchasers (as defined below) are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative, cash dividends on each Series 1 Preferred Stock held by such Qualified Purchaser at an annual rate of 5.75% of the Stated Value (instead of the annual rate of 5.50% for all other holders of the Series 1 Preferred Stock) until April 7, 2018, at which time, the annual dividend rate will be reduced to 5.50% of Stated Value; provided further, however, that if a Listing Event has not occurred by April 7, 2018, the annual dividend rate on all Series 1 Preferred Stock (without regard to Qualified Purchaser status) will be increased to 7.00% of the Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the Stated Value.

"Qualified Purchaser" means any person purchasing $1,000,000 or more in Series 1 Preferred Stock in a single closing of the contemplated private placement by the Company of the Series 1 Preferred Stock.  Purchases or other acquisitions of Series 1 Preferred Stock in separate closings will not be aggregated to determine Qualified Purchaser status, and purchases or other acquisitions of Series 1 Preferred Stock outside of the contemplated private placement will not be considered in determining Qualified Purchaser status.

Conversion. Subject to the Company's redemption rights as described below, each Series 1 Preferred Stock will be convertible into shares of our common stock, at the election of the holder thereof by written notice to the Company (each, a "Conversion Notice") containing the information required by the Articles Supplementary, at any time beginning upon the earlier of (i) 45 days after the occurrence of a Listing Event or (ii) April 7, 2019 (whether or not a Listing Event has occurred).  Each Share will convert into a number of shares of our common stock determined by dividing (i) the sum of (A) 100% of the Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion, by (ii) the conversion price for each share of our common stock (the "Conversion Price") determined as follows:

•
Provided there has been a Listing Event, if a Conversion Notice with respect to any Share is received prior to December 1, 2017, the Conversion Price for such Share will be equal to 110% of the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

•
Provided there has been a Listing Event, if a Conversion Notice with respect to any Share is received on or after December 1, 2017, the Conversion Price for such Share will be equal to the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the delivery date of the Conversion Notice.

•
If a Conversion Notice with respect to any Share is received on or after April 7, 2019, and at the time of receipt of such Conversion Notice, a Listing Event has not occurred, the Conversion Price for such Share will be equal to 100% of our net asset value per share, or NAV per share, if then established, and until we establish a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of our common stock in our initial public offering.

Notwithstanding anything in the Articles Supplementary designating the Series 1 Preferred Stock to the contrary and except as otherwise required by law, the persons who are the holders of record of Series 1 Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those Series 1 Preferred Stock after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend will be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date.

Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Company will have the right (but not the obligation) to redeem, in whole or in part, the Series 1 Preferred Stock subject to such Conversion Notice at a redemption price, payable in cash, determined as follows (the "Redemption Price"):

•
If a Conversion Notice with respect to any Share is received prior to April 7, 2018, the Redemption Price for such Share will be equal to 90% of the Stated Value of the Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

•
If a Conversion Notice with respect to any Share is received on or after April 7, 2018, the Redemption Price for such Share will be equal to 100% of the Stated Value of the Series 1 Preferred Stock, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by the Company. At any time, from time to time, on and after the later of (i) the 20th trading day after the date of a Listing Event, if any, or (ii) April 7, 2018, the Company (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, the Series 1 Preferred Stock at the Redemption Price equal to 100% of the Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of the Series 1 Preferred Stock by the Company, the Series 1 Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the board of directors may determine.  If the Company (or its successor) chooses to redeem any Series 1 Preferred Stock, the Company (or its successor) has the right, in its sole discretion, to pay the Redemption Price in cash or in equal value of common stock of the Company (or its successor), based on the volume weighted average price per share of the common stock of the Company (or its successor) for the 20 trading days prior to the redemption, in exchange for the Series 1 Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation or winding up of the Company, the holders of Series 1 Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of our Series A Convertible Redeemable Preferred Stock and in preference to the holders of shares of our common stock, the amount per share equal to 100% of the Stated Value, initially $1,000.00 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. In the event of any shortfall, each series of our existing preferred stock shall receive a pro rata portion of its respective liquidation preference. After the full liquidation preferences on all outstanding the Series 1 Preferred Stock and Series A Preferred Stock have been paid, any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of our common stock.  A merger, acquisition or sale of all or substantially all of the assets of the Company or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.  A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of the Series 1 Preferred Stock will not have any voting rights.

Transfer Restriction.  None of the Series 1 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to the satisfaction of the Company, that such sale or other transfer of the Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of the Series 1 Preferred Stock made in violation of any federal or state securities laws shall be void ab initio.  In addition, in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, among other purposes, Article VI of the Charter provides that unless an exemption is granted prospectively or retroactively by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of common stock. The Series 1 Preferred Stock will also be subject to all of the other restrictions on ownership and transfer contained in Article VI of the Charter. These provisions may restrict the ability of a holder of Series 1 Preferred Stock to convert such stock into our common stock. Our board of directors may, in its sole discretion, prospectively or retroactively exempt a person from the 9.8% ownership limits under certain circumstances.

Each investor in the Series A and Series 1 offering received, for every $1,000 in shares subscribed by such investor, detachable warrants to purchase 30 and 35 shares of the Company's common stock, respectively, if the Company's common stock is listed on a national securities exchange.  The warrants' exercise price is equal to 110% of the volume weighted average closing stock price of the Company's common stock over a specified period as determined in accordance with the terms of the warrant; however, in no event shall the exercise price be less than $25 per share. As of June 30, 2018, there were detachable warrants issued to the Series A and Series 1 holders that may be exercised for 84,510 and 1,382,675 shares of the Company's common stock, respectively, in each case, after the 90th day following the occurrence of a listing event. These potential warrants will expire five years from the 90th day after the occurrence of a listing event.  If all the potential warrants outstanding at June 30, 2018 became exercisable because of a listing event and were exercised by the Series A and Series 1 holders at the minimum price of $25 per share, gross proceeds to the Company would be approximately $2.1 million and $34.6 million, respectively, and as a result the Company would issue an additional 1,382,675 shares of common stock.

Our board of directors may issue additional series of preferred stock at any time in the future without stockholder approval.

Transfer Agent and Registrar

Our transfer agent and registrar is DST Systems, Inc.

Power to Increase or Decrease Authorized Shares of Stock and Preferred Stock and Issue Additional Shares of Stock and Preferred Stock

We believe that the power of our board of directors, without a stockholder vote, to amend our charter to increase or decrease the aggregate number of authorized shares of our common stock or preferred stock, to authorize us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Any additional classes or series of our common stock or preferred stock, as well as the additional authorized shares of our common stock or preferred stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of our common stock or preferred stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series of our common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our then-existing stockholders.

Restrictions on Ownership and Transfer

In order for us to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of certain constructive ownership provisions of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding shares of stock (the "Aggregate Ownership Limit") or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock (the "Common Ownership Limit" and, together with the Aggregate Ownership Limit, the "ownership limits"). A person or entity that becomes subject to either of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a "prohibited owner" if, had the violative transfer or other event been effective, the person or entity would have been a beneficial or constructive owner or, if appropriate, a record owner of shares of our stock in violation of either of the ownership limits or any other restriction.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock or 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our capital stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, and thereby subject the shares to either or both of the ownership limits.

Our board of directors may, in its sole discretion, prospectively or retroactively, exempt a person from either of the ownership limits. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to continue to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must provide such representations and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption would not result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to continue to qualify as a REIT. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our continued qualification as a REIT and may impose such conditions and restrictions as it deems appropriate.

Our board of directors may from time to time increase or decrease either of the ownership limits for one or more persons and increase or decrease either of the ownership limits for all other persons; provided, however, that any decrease may be made only prospectively as to existing holders; and provided, further, that neither of the ownership limits may be increased if, after giving effect to such increase, five or fewer persons could beneficially own in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. The reduced ownership limit will not apply to any person or entity whose percentage ownership of shares of our stock of a class or series is in excess of such decreased ownership limit until such time as such person's or entity's percentage of ownership of our stock or falls below the decreased ownership limit, but any further acquisition of shares of our stock by such person (other than a person subject to an excepted holder limit) will be in violation of the ownership limits.

Our charter further prohibits:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer or any person who would have owned shares of our stock that resulted in a transfer of shares to a trust pursuant to the terms of our charter will be required to give immediate written notice, or in the case of a proposed or attempted transaction, at least 15 days' prior written notice to us, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the applicable restriction or limitation is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any transfer of shares of our stock would result in shares of our stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating either of the ownership limits or such other limit established by our board of directors or in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred, without further action by us or any other party, to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above, must be paid to the trustee upon demand to be held in trust for the charitable beneficiary and any dividend or other distribution authorized but unpaid must be paid when due to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of either of the ownership limits or our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the purported transfer of the number of shares that would cause a violation of the charter will be void, and the intended transferee will acquire no rights in such shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, in the event of a devise or gift, the Market Price (as such term is defined in our charter)) and (2) the Market Price on the date we accept, or our designee accepts, such offer. We may reduce the price payable to the prohibited owner by the amount of distributions paid to the prohibited owner and owed to the trustee. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any other amounts held by the trustee with respect to such shares of our stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of our shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating either of the ownership limits and the other restrictions on ownership and transfer of our stock. After that, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve the prohibited owner giving value to the shares, the Market Price on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of distributions paid to the prohibited owner and owed to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any other amounts held by the trustee with respect to such shares. In addition, if, prior to discovery by us that shares of our stock have been transferred to a trust, such shares of our stock are sold by a prohibited owner, then (a) such shares will be deemed to have been sold on behalf of the trust and, (b) to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to this paragraph, such excess amount must be paid to the trustee upon demand. The prohibited owner has no voting or other rights in the shares held by the trustee.

The trustee will be appointed by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary or beneficiaries. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole and absolute discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•	to recast the vote.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or its designee determines that a proposed transfer would violate the restrictions on ownership and transfer of shares of our stock set forth in our charter, our board of directors or its designee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must upon demand provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

The ownership limits and the other limitations on ownership and transfer set forth in our charter could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain terms of our charter and bylaws and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws. See "Where You Can Find More Information."

Number of Directors; Vacancies

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors and may not be fewer than the minimum number required by the MGCL (which is one), nor more than 15. Our charter also provides that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill such a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Pursuant to our bylaws, a plurality of all the votes cast in the election of directors at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting will constitute a quorum at any meeting of stockholders.

Removal of Directors

Our charter provides that, subject to the rights of any class or series of preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all the votes of stockholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Business Combinations

Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding capital stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between the Company and any person. As a result, any person may be able to enter into business combinations with the Company that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Control Share Acquisitions

The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to such control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of capital stock in a corporation in respect of which any of the following persons are entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are shares of voting stock which, if aggregated with all other such shares of capital stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the direct or indirect acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. In addition, the president, the chief executive officer, the chairman of the board of directors or the board of directors may call a special meeting of our stockholders. Subject to the procedural requirements for requesting a special meeting of our stockholders set forth in our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

Amendments to Our Charter and Bylaws

Except as described below and as provided in the MGCL, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, amendments to the provisions of our charter related to the removal of directors and the vote required to amend that provision will be valid only if declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director, which removal will be allowed only for cause, (2) vest in our board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the president, the chief executive officer, the chairman of the board of directors, a majority of the board of directors or a majority of the independent directors, the written request of the stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who is a stockholder of record as of the record date for the annual meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting (and any postponement or adjournment thereof) in the election of each such nominee or on such other business and who has complied with the advance notice provisions set forth in our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than 5:00 p.m., Pacific Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year's annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting (and any postponement or adjournment thereof) in the election of such nominee and who has complied with the advance notice provisions set forth in our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Pacific Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, such indemnification is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•
a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•
any individual who is a present or former director or officer of our company and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into customary indemnification agreements with each of our directors and executive officers obligating us to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the "Securities Act"), we have been informed that, in the opinion of the Securities and Exchange Commission (the "SEC"), this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the amended advisory agreement between the Advisor and us, the Advisor maintains a contractual as opposed to a fiduciary relationship with us, which limits the Advisor's obligations to us to those specifically set forth in the amended advisory agreement. The ability of the Advisor and its officers and other personnel, including our chief executive officer and executive officers, to engage in other business activities may reduce the time they spend managing us.

Exclusive Forum for Certain Litigation

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.  This provision does not cover claims made by stockholders pursuant to the securities laws of the United States of America, or any rules or regulations promulgated thereunder.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE
General

Upon completion of this offering, we will have [●] shares of our common stock outstanding ([●] shares if the underwriters' over-allotment option is exercised in full).

Of these shares, [●] shares, including the shares sold in this offering ([●] shares if the underwriters' over-allotment option is exercised in full), will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq Global Market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of units tendered for redemption or the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See "Risk Factors—Risks Related to Our Common Stock and this Offering." For a description of certain restrictions on ownership and transfer of our shares of common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Rule 144

Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•
[●]% of the shares of our common stock then outstanding, which will equal approximately [●] shares immediately after this offering ([●] shares if the underwriters exercise their over-allotment option in full); or

•	the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Long Term Incentive Plan

We established a long-term incentive plan which we will use to attract and retain qualified directors, officers, employees and consultants. Our long-term incentive plan will offer these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We currently anticipate that we will not issue awards under our long-term incentive plan, although we may do so in the future, including to our independent directors as a form of compensation.

Lock-up Periods

Each of our executive officers and directors and their respective affiliates have agreed not to sell or otherwise transfer any shares of our common stock owned by them at the completion of this offering or thereafter acquired by them for a period of [●] days after the date of this prospectus without the prior written consent of [●].

However, in addition to certain other exceptions, (1) each of our directors, executive officers and their respective affiliates, as well as certain of our prior investors, may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes and (2) each of the prior investors that is an entity may distribute its shares to its limited partners, members or stockholders or to its affiliates or to any investment fund or other entity controlled or managed by it, provided in each case that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of the following real estate programs managed by affiliates of the Advisor:

•	Vestin Realty Mortgage I, Inc., or VRM I;
•	Vestin Realty Mortgage II, Inc., or VRM II;
•	Vestin Fund III, LLC, or Fund III;
•	NOW Fund I, L.P., or NOW Fund I; and
•	NOW Fund II, L.P., or NOW Fund II.

The returns to our stockholders will depend in part on the mix of investments in real estate and other assets in which we invest. Because our portfolio is unlikely to mirror the portfolio of the other real estate programs managed by affiliates of the Advisor, the returns to our stockholders will vary from those generated by VRM I, VRM II, Fund III, NOW Fund I or NOW Fund II. You should not assume the past performance of the other real estate programs managed by affiliates of the Advisor will be indicative of our future performance.

Prior Investment Programs

During the ten-year period ended December 31, 2017, affiliates of the Advisor sponsored six real estate investment programs. Two of the programs, NOW Fund I and NOW Fund II, are private programs that have no public reporting requirements. The public programs, VRM I, VRM II and Fund III, with current or prior reporting requirements have investment objectives similar to our own. Other than Fund III, none of the prior programs managed by affiliates of the Advisor have disclosed in their offering materials a date or time period for when such program might be liquidated. Therefore, we have no information to provide regarding prior programs of affiliate of the Advisor that have disclosed in their offering materials a date or time period at which such program might be liquidated and whether such programs liquidated on or around that date or time period.

From inception through December 31, 2017, the private programs sponsored by an affiliate of the Advisor, NOW Fund I and NOW Fund II, raised gross offering proceeds of approximately $5.3 million from 22 investors. As of December 31, 2017, the private programs held interests in 2 real estate properties for a total investment of approximately $1.8 million. All of these properties are office buildings. As of December 31, 2017, the private programs had sold 4 previously acquired real estate properties and none of the properties were newly constructed when purchased.  As of December 31, 2017, NOW Fund I had outstanding one real estate loan secured by real estate through deeds of trust with an aggregate principal amount of approximately $0.4 million and equity interests in a business investing in real estate of approximately $0.5 million.

Overview of VRM I

VRM I was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Vestin Fund I, LLC, or Fund I. Fund I was organized as a Nevada limited liability company in December 1999 for the primary purpose of investing in loans secured by commercial real estate. In August 2000, Fund I commenced its initial public offering of 10 million units of limited liability company interests at $10 per unit. The units were non-trading and were not listed on any national securities exchange. Fund I completed its public offering of the units in June 2001, raising gross proceeds of approximately $100 million before offering and selling expenses.

On May 1, 2006, Fund I merged into VRM I and the members of Fund I received one share of VRM I's common stock for each membership unit of Fund I. On June 1, 2006, the shares of VRM I common stock commenced trading on Nasdaq under the symbol "VRTA" and closed trading on that day at $16.28 per share (as adjusted for stock splits).

At the 2011 annual meeting, a majority of VRM I's stockholders voted to amend VRM I's bylaws to expand VRM I's investment policy of investing solely in loans secured by commercial real estate also to include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. Its stockholders also voted at the 2011 annual meeting to amend VRM I's charter to change the terms of VRM I's existence from its expiration date of December 31, 2020 to perpetual existence. VRM I operated as a REIT for the tax year ended December 31, 2011. In March 2012, VRM I announced that its board had elected to terminate its REIT status effective for the tax year ended December 31, 2012.

As of December 30, 2015, VRM I voluntarily delisted its common stock from Nasdaq and voluntarily deregistered itself from the reporting requirements of the Securities Exchange Act of 1934.  December 30, 2015 was the last day of trading of VRM I's common stock on Nasdaq.

As of December 31, 2017, VRM I had total assets of $11.3 million. As of December 31, 2017, VRM I owned 100% of a retirement community located in Oregon that it acquired through foreclosure.

In fiscal years 2007, 2006 and 2005, VRM I paid cash dividends aggregating approximately $4.0 million, $2.6 million and $2.6 million, respectively, to its stockholders. VRM I paid cash dividends aggregating approximately $1.1 million during 2008 before suspending the payment of distributions effective in June 2008. VRM I has not made any distributions since June 2008.

Overview of VRM II

VRM II was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Vestin Fund II, LLC, or Fund II. Fund II was organized as a Nevada limited liability company in December 2000 for the primary purpose of investing in loans secured by commercial real estate. In June 2001, Fund II commenced its initial public offering of 50 million units of limited liability company interests at $10 per unit. The units were non-trading and were not listed on any national securities exchange. Fund II completed its public offering of the units in June 2004, raising gross proceeds of approximately $400 million before offering and selling expenses.

On March 31, 2006, Fund II merged into VRM II and the members of Fund II received one share of VRM II's common stock for each membership unit of Fund II. On May 1, 2006, the shares of VRM II common stock commenced trading on Nasdaq under the symbol "VRTB" and closed trading on that day at $37.66 per share (as adjusted for stock splits).

At the 2011 annual meeting, a majority of VRM II's stockholders voted to amend VRM II's bylaws to expand VRM II's investment policy of investing solely in loans secured by commercial real estate to also include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. VRM II's stockholders also voted at the 2011 annual meeting to amend VRM II's charter to change the terms of VRM II's existence from its expiration date of December 31, 2020 to perpetual existence. VRM II operated as a REIT for the tax year ended December 31, 2011. In March 2012, VRM II announced that its board had elected to terminate its REIT status effective for the tax year ended December 31, 2012.

On March 30, 2017, VRM II completed a 1-for-1,000 reverse stock split of its common stock. As a result of the reverse stock split, the VRM II had fewer than 300 record holders of its common stock, which allowed VRM II to deregister its common stock under the Securities Exchange Act of 1934, as amended.  On March 30, 2017, VRM II filed a Form 15 with the SEC to terminate the common stock's registration under Section 12(g) of the Exchange Act, and VRM II's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, was immediately suspended. The deregistration of its common stock became effective 90 days after the date of filing of the Form 15 with the SEC.

As of December 31, 2017, VRM II had total assets of $35.4 million and total liabilities of $16.0 million. The loans VRM II invests in are selected for VRM II by Vestin Mortgage, its manager and an affiliate of the Advisor, from among loans originated by affiliated or non-affiliated mortgage brokers.

In fiscal years 2007, 2006 and 2005, VRM II paid cash dividends aggregating approximately $22.4 million, $16.3 million and $8.6 million, respectively, to its stockholders. VRM II paid cash dividends aggregating approximately $7.3 million during 2008 before suspending the payment of distributions effective in June 2008. VRM II has not made any distributions since June 2008.

Overview of Fund III

Fund III was organized in April 2003 as a Nevada limited liability company for the purpose of investing in loans secured primarily by commercial real and income-producing real property. In November 2003, Fund III commenced its initial public offering of 10 million units of limited liability company interests at $10 per unit. The units are non-trading and are not listed on any national securities exchange. Fund III completed its public offering of the units in November 2005, raising gross proceeds of approximately $29 million before offering and selling expenses.

Fund III commenced operations in February 2004. Prior to March 2007, Fund III invested in revenue-generating commercial real estate and loans secured by real estate through deeds of trust or mortgages. On March 5, 2007, a majority of its members approved the Third Amended and Restated Operating Agreement, which limited Fund III's investment objectives to investments in real estate loans.

At a special meeting of Fund III members held on July 2, 2009, a majority of the members voted to approve the dissolution and winding up of Fund III. Fund III had sought to raise $100 million. Fund III's manager sought approval from the Fund III members to dissolve and wind up Fund III in light of limited opportunities to significantly expand and diversify Fund III's real estate loan portfolio and operations due to limited assets and redemption requests. As a result of such approval, Fund III has commenced an orderly liquidation and it no longer invests in new real estate loans.

Fund III currently has no outstanding loans and has disposed of its remaining assets.  On August 11, 2016, Fund III, made its eleventh and final liquidating distribution to all Fund III members in accordance with the plan of complete liquidation and dissolution of the Fund III, which was approved by a majority of the members at a special meeting held on July 2, 2009.

Overview of NOW Fund I

NOW Fund I was organized in February 2011 as a Nevada limited partnership for the purpose of investing in real estate assets acquired directly or indirectly by NOW Fund I, including, but not limited to, real estate properties, loans secured by real estate through mortgages and deeds of trusts, the purchase of both performing and non-performing notes, other debt instruments relating to real estate assets, the purchase of equity and debt interest in business investing in real estate assets and other real estate assets that NOW Fund I believes are fundamentally sound but undervalued due to current market conditions. In March 2011, NOW Fund I commenced a private offering of 12,000 units of limited partnership interests at $1,000 per unit. The units are not listed on any national securities exchange. The private offering closed in July 2012 after raising approximately $4.2 million. As of December 31, 2014, NOW Fund I had total members' equity of approximately $3.2 million.

NOW Fund I commenced operations in March 2011. As of December 31, 2017, NOW Fund I had invested primarily in real estate loans secured by real estate through deeds of trust and equity interests in businesses investing in real estate assets. The investments of NOW Fund I are selected for NOW Fund I by NOW Fund Advisor, LLC, a Nevada limited-liability company, its manager and an affiliate of NOW Fund I's general partner, NOW Fund GP, I, LLC, a Nevada limited-liability company. NOW Fund I was liquidated and dissolved during 2017 following distributions to holders of limited partnership units.

Overview of NOW Fund II

NOW Fund II was organized in April 2011 as a Nevada limited partnership for the purpose of investing in real estate assets acquired directly or indirectly by NOW Fund II, including, but not limited to, real estate properties, loans secured by real estate through mortgages and deeds of trusts, the purchase of both performing and non-performing notes, other debt instruments relating to real estate assets, the purchase of equity and debt interest in business investing in real estate assets and other real estate assets that NOW Fund II believes are fundamentally sound but undervalued due to current market conditions. In August 2011, NOW Fund II commenced a private offering of 12,000 units of limited partnership interests at $1,000 per unit to Nevada residents only. The units are not listed on any national securities exchange. The offering closed in January 2012 after raising approximately $1.1 million.

NOW Fund II commenced operations in January 2012. As of December 31, 2014, NOW Fund II had total assets of approximately $0.9 million and no outstanding real estate loans secured by real estate through deeds of trust. NOW Fund II was liquidated and dissolved in February 2016 following distributions to holders of limited partnership units. The investments of NOW Fund II were selected for NOW Fund II by NOW Fund Advisor, LLC, a Nevada limited-liability company, its manager and an affiliate of NOW Fund II's general partner, NOW Fund GP, II, LLC, a Nevada limited-liability company.

Adverse Business Developments or Conditions

Each of VRM I, VRM II and Fund III has been adversely affected by the recent recession that began in the second half of 2007. Commercial real estate markets in the states where each program does business have suffered significantly during the recent recession, with declining real estate values and high rates of default on real estate loans. The loan concentration in these states has increased each program's vulnerability to the troubled real estate markets and has resulted in increases in loan defaults. The increases in loan defaults have materially affected operating results of VRM I, VRM II and Fund III, contributed to a significant decline in share value of VRM I and VRM II, and led to the suspension of dividends to VRM I and VRM II, effective as of June 2008. The recovery of the general economy has not yet resulted in a material improvement of the real estate markets in some of their principal markets, and VRM I and VRM II do not anticipate resuming the payment of dividends in the near future.  Fund III was also adversely affected by the real estate market downturn and completed its dissolution and liquidation in August 2016.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material U.S. federal income tax considerations that you, as a prospective investor, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a real estate investment trust, or REIT. As used in this section, the terms ''we'' and ''our'' refer solely to the Parking REIT, Inc. and not to our subsidiaries and affiliates, which have not elected to be taxed as REITs for U.S. federal income tax purposes.
This discussion does not exhaust all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does this discussion address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under ''—Taxation of Tax-Exempt Stockholders''), financial institutions, broker-dealers, individuals subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, persons that own 10% or more of our stock, non-U.S. individuals (except to the limited extent discussed below under ''—Taxation of Non-U.S. Stockholders'') and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our common stock as a ''capital asset'' for U.S. federal income tax purposes, which generally means property held for investment.
The statements in this section are based on the current U.S. federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department or the Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service, or the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws, in light of your particular circumstances.

Taxation of Our Company

We intend to elect to be taxed as a REIT under the Code, beginning with the taxable year ending December 31, 2017 upon the filing of our federal income tax return for such year. We believe that we have been organized and have operated in a manner that enables us to qualify as a REIT beginning with the taxable year ending December 31, 2017, and we intend to continue to operate in such a manner. However, no assurances can be provided regarding our qualification as a REIT because such qualification depends on our ability to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

In connection with this offering, Morrison & Foerster LLP will deliver an opinion to us that, beginning with the taxable year ending December 31, 2017, we were organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2017 and subsequent taxable years. It must be emphasized that the opinion of Morrison & Foerster LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, Morrison & Foerster LLP's opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Morrison & Foerster LLP or by us that we will so qualify for any particular year. Morrison & Foerster LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus.

Moreover, our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to our income and assets, the compliance with which will not be reviewed by Morrison & Foerster LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain entities in which we invest, which entities have not been reviewed by Morrison & Foerster LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. While we intend to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will be entitled to a deduction for dividends paid and, therefore, will not be subject to federal corporate income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

•
We will be subject to federal income tax on any REIT taxable income, including undistributed net capital gain, which we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•
We will be subject to income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business and on other non-qualifying income from foreclosure property.

•
We will be subject to a 100% tax on net income from prohibited transaction (i.e. sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business).

•
If, due to reasonable cause and not willful neglect, we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect profitability.

•
In the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under "—Asset Tests," as long as (i) the failure was due to reasonable cause and not to willful neglect, (ii) we file a description of each asset that caused such failure with the IRS, and (iii) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay federal income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid. In addition, to the extent we elect to retain and pay federal income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax described above.

•
We will be subject to a 100% excise tax on transactions with any TRSs that are not conducted on an arm's-length basis including "redetermined TRS service income." Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf. A TRS is any corporation (or an entity treated as a corporation under the Code) for which a joint election has been made by a REIT and such corporation to treat such corporation as a TRS with respect to such REIT.

•
Because we will be treated as a subchapter C corporation for federal income tax purposes prior to the effective date of our REIT election, we generally may be subject to a corporate-level tax on a taxable disposition of any appreciated asset we held as of such date if aggregate net built-in gain (as defined below) existed in our assets as of such date. See "—Tax on Built-In Gains" below.

•
If we acquire any appreciated asset from a subchapter C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the subchapter C corporation's basis in the asset or to another asset, we will be subject to tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset, provided no election is made for the transaction to be taxable on a current basis. See "—Tax on Built-In Gains" below.

•
We may be required to be subject to monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Recordkeeping Requirements."

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated

Requirements for REIT Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the Code.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the Code.
5.	At least 100 persons (determined without reference to any rules of attribution) are beneficial owners of its shares or ownership certificates.
6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer "individuals" (which the Code defines to include certain entities) during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.
10.	It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet the above requirements 1, 2, 3, 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our second REIT taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe that we have outstanding common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above.

To monitor compliance with the share ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its shares. To do so, we must demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Failure to comply with these record-keeping requirements could subject us to monetary penalties. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information.

With respect to requirement 9, we have adopted December 31 as the taxable year end and thereby satisfy this requirement. With respect to requirement 10, we believe we have not had any non-REIT earnings and profits.

Tax Aspects of Investments Through Entities

Qualified REIT Subsidiaries. A ''qualified REIT subsidiary'' generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a ''qualified REIT subsidiary'' is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a ''qualified REIT subsidiary'' are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any ''qualified REIT subsidiary'' that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as our assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in ''—Asset Tests''), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the entity.

If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries. A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs.  The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election. Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We may in the future elect to treat one or more of our subsidiaries as a TRS.

A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of any such TRS in determining the parent REIT's compliance with the REIT requirements, such TRSs may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible. If dividends are paid to us by one or more of our TRSs, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "Taxation of Taxable U.S. Stockholders" and "—Distribution Requirements" below.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of a REIT's tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of a REIT for amounts paid to the REIT that are in excess of the amounts that would have been deducted based on arm's-length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to the REIT or on its behalf. Rents received by a REIT from a TRS will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. We intend to continue to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

In order to qualify and maintain our qualification as a REIT, we must satisfy annually two gross income tests.

First, at least 75% of our gross income for each taxable year generally must consist of the following:

•	rents from real property;
•
interest on debt secured by mortgages on real property or on interests in real property, and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interests in other REITs;
•
gain from the sale of real estate assets, other than gain from the sale of a (i) debt instrument issued by a ''publicly offered REIT'' (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934) to the extent not secured by real  property or an interest in real property, or (ii) a Nonqualified Publicly Offered REIT Debt Instrument;

•	income and gain derived from foreclosure property;
•	abatements and refunds of taxes on real property; and

•
income derived from the temporary investment of new capital attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test described above, as well as other types of dividends, interest, and gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments), which need not have any relation to real property.

Cancellation of indebtedness income and gross income from a sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from "hedging transactions," as defined in "—Other Income," that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in the effort.  . The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to us.

Rents from Real Property

Rents will qualify as "rents from real property" in satisfying the 75% and 95% gross income requirements described above only if several conditions are met.

First, the amount of rent received must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales and the percentages generally: (1) are fixed at the time the leases are entered into; (2) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (3) conform with normal business practice. We intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

Second, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. If a portion of the rent received from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. We do not intend to lease significant amounts of personal property pursuant to our leases.

Third, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue or a TRS. A REIT is permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the tenants' convenience. In addition, a REIT may directly or indirectly provide non-customary services to tenants of its property without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT's direct cost of providing the service. To the extent a TRS provides such non-customary services to our tenants, we must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm's length transactions between a REIT and a TRS. We do not intend to provide any non-customary services to our tenants unless such services are provided through independent contractors from whom we do not derive or receive any income or through TRSs.

Fourth, rental income will qualify as "rents from real property" only to the extent that the REIT does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant's equity. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our stock continually, no assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified). Notwithstanding the foregoing, under an exception to the related-party tenant rule described above, rent that we receive from a TRS will qualify as "rents from real property" as long as: (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

Fifth, in order for the rent paid under our leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases.

Interest.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, the value of the personal property exceeds 15% of the value of all property securing the loan, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest income from such loan qualifies for purposes of the 75% gross income test. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount received or accrued is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

We may hold mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our mezzanine loans might not meet all of the requirements for reliance on this safe harbor. We intend to make any investment in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends we receive from another REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

Fees.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower's income or profits. Other fees may not be qualifying income for purposes of either gross income test.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. Whether a REIT holds an asset ''primarily for sale to customers in the ordinary course of a trade or business'' depends on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale for the production of rental income.

We intend to comply with the terms of the safe-harbor. However, we cannot assure you that we will be able to comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held ''primarily for sale to customers in the ordinary course of a trade or business.'' We may hold and dispose of certain properties through a TRS if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property by a TRS, although such income will be taxed to the TRS at U.S. federal corporate income tax rates.

Foreclosure Property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

Hedging Transactions.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will not be treated as gross income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. A "hedging transaction" means (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any new transaction entered into to hedge the income or loss from a prior hedging transaction, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.

Temporary Investment Income.  Prior to the making of investments in real properties, we may invest net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% gross income test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as certain mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs to satisfy the 75% and 95% gross income tests and the asset tests described below.

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure compliance with the gross income tests. There can be no assurances, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure to meet these tests was due to reasonable cause and not to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that is subject to the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "Taxation of Our Company," even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.  First, at least 75% of the value of our total assets generally must consist of:

•	cash or cash items, including certain receivables and shares in certain money market funds;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	interests in mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;
•	stock or shares of beneficial interest in other REITs;
•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term;

•	personal property leased in connection with real property if the rent attributable to such personal property is not greater than 15% of the total rent received under the lease; and
•	debt instruments issued by "publicly offered REITs."

Second, under the "5% asset test," of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

Third, under the "10% asset test," of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value.

Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other securities that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of our total assets may be represented by debt instruments of "publicly offered REITs" to the extent those debt instruments are not secured by real property or an interest in real property.

The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. In addition, (i) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

We believe that our assets comply with the foregoing REIT asset requirements. We intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We are not required to obtain independent appraisals to support our conclusions concerning the values of our assets, and the values of some of our assets may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making estimates as to the value of our assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Failure to Satisfy Asset Tests.  After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset test at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT after the 30 day cure period by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the asset test occurred) and paying a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, we will be required to distribute dividends, other than capital gain dividends, each year to our stockholders in an amount at least equal to:
(a) the sum of:

•	90% of our "REIT taxable income" (computed without regard to the deduction for dividends paid and our net capital gains); and
•	90% of our after-tax net income, if any, from foreclosure property (as described below);
minus
(b) the sum of specified items of non-cash income that exceeds a percentage of our REIT taxable income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year. If such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year, such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax.

In addition, if we were to recognize built-in gain on the disposition of any assets (i) held by us as of the effective date of our REIT election, and (ii) acquired from a subchapter C corporation in a transaction in which our basis in the assets was determined by reference to the subchapter C corporation's basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), we would be required to distribute at least 90% of the built-in gain net of the tax we would pay on such gain. See "—Tax on Built-In Gains" below.

We intend to make sufficient distributions to satisfy the distribution requirement and avoid income and excise taxes, but it is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from our subsidiaries and (ii) the inclusion of items in income by us for federal income tax purposes prior to receipt of such income in cash or due to obligations to repay indebtedness. In such event, to meet the distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources.

In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide us with a REIT-level tax deduction, the distribution must not be "preferential dividends." A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Notwithstanding the foregoing, such preferential dividend rules will not apply to our distributions in taxable years beginning after December 31, 2014 if we qualify as a "publicly offered REIT." We believe that we are, and expect that we will continue to be, a "publicly offered REIT."

Under certain circumstances, it is possible that the IRS could assert that our net income for a taxable year was greater than what we reported. If the IRS were successful in asserting such an adjustment, the adjustment could cause us to fail to satisfy the distribution requirements for such taxable year if our distributions with respect to such taxable year were not sufficient after taking into account the increase in our net income. In such event, we may be able to rectify such failure to meet the distribution requirements by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the year that was subject to the adjustment. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

Even if we qualify as a REIT, we may be subject to federal corporate income tax on gain recognized in a taxable disposition of an asset held by us as of the effective date of our REIT election if, as of such date, the aggregate fair market values of our assets exceed the aggregate adjusted tax bases of such assets, or the aggregate net built-in gain. We believe no aggregate net built-in gain existed in our assets as of January 1, 2017, the intended effective date of our REIT election. However, there can be no assurances the IRS would not successfully challenge the determination of the amount of aggregate net built-in gain as of such date. If aggregate net built-in gain existed in our assets as of such date and we recognized gain on the disposition of our asset in a taxable transaction within five years of such date, we generally would be subject to tax at the highest federal corporate income tax rate (currently 21%) on the amount of gain attributable to such aggregate net built-in gain.

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, and if we subsequently dispose of any such assets during the five-year period following the acquisition of the assets from the subchapter C corporation, we will be subject to tax at the highest federal corporate income tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by us.

Recordkeeping Requirements

We are required to maintain certain records and demand on an annual basis information from specified stockholders designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT. We must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending of the facts and circumstances surrounding the particular transaction.

Tax Aspects of Investments in Partnerships

General.  In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our interest in such partnership. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. If a partnership in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described above.

Entity Classification.  An investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a "publicly traded partnership" and it does not receive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that section, which generally includes income that is qualifying income for purposes of the 95% gross income test. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradeable on a secondary market or a substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or subchapter S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. MVP II OP is currently disregarded from us for U.S. federal income tax purposes and will not be subject to these rules. However, in the event MVP II OP admits additional partners, then MVP II OP will become a partnership subject to these rules. We, as the sole general partner of MVP II OP, will have the authority to take any steps we determine necessary to prevent any trading of interests in MVP II OP that would cause MVP II OP to become a publicly traded partnership, including any steps necessary to ensure compliance with any safe harbor. However, if (i) MVP II OP is treated as a partnership for U.S. federal income tax purposes, (ii) it does not qualify for the 100-partner safe harbor, and (iii) certain other safe harbor provisions of applicable Treasury Regulations are not available, then MVP II OP could be classified as a publicly traded partnership.

If MVP II OP were taxable as a corporation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in "Requirements for Qualification," "—Assets Tests" and "—Gross Income Tests" above, and in turn would prevent us from qualifying as a REIT. See "Failure to Qualify" below for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Partnership Allocations.  A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. MVP II OP's allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section.

Tax Allocations With Respect to Contributed Properties Under Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. MVP II OP's allocations with respect to any appreciated or depreciated property contributed to MVP II OP in exchange for MVP II OP units are intended to comply with the requirements of Section 704(c) of the Code and the Treasury Regulations promulgated under such section.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;
•	increased by our distributive share of the partnership's income (including tax-exempt income) and any increase in our allocable share of indebtedness of the partnership; and
•
reduced, but not below zero, by our distributive share of the partnership's loss (including any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account for federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our allocable share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in the partnership interest. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership's Property.  Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any partnership's gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See "—Prohibited Transactions" above.

Partnership Audit Rules.  The recently enacted Bipartisan Budget Act of 2015 changed the rules applicable to federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future Treasury Regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Failure to Qualify as a REIT

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions if (i) the violation is due to reasonable cause and not to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.

If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at regular federal corporate income tax rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to non-U.S. stockholders may not be available if we fail to qualify as a REIT. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term "U.S. stockholder" means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by such holders as ordinary dividend income and will not be eligible for the dividends-received deduction for corporations. Our ordinary dividends also generally will not qualify for the preferential long-term capital gain tax rate applicable to ''qualified dividends'' unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by us from non-REIT corporations, such as any TRSs, or (ii) income recognized by us and on which we have paid U.S. federal corporate income tax. We do not expect a meaningful portion of our ordinary dividends to be eligible for taxation as qualified dividends. However, for taxable years prior to 2026, generally individual stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which may reduce the effective tax rate for individuals on the receipt of such ordinary dividends. Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months and is attributable to our current and accumulated earnings and profits for such year will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

In addition, distributions that we designate as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder's shares of our common stock, such excess will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

To the extent that we have available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Taxation of Our Company" and "Requirements for Qualification—Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder's adjusted tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital.
U.S. stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received that were required to be treated by the U.S. stockholder as long-term capital gain.

Repurchases of Our Common Stock

A repurchase of our common stock will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of common stock discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder's interest in our common stock, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common stock actually owned, as well as common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common stock pursuant to a repurchase generally will result in a "substantially disproportionate" redemption with respect to a holder if the percentage of our then outstanding voting stock owned by the holder immediately after the sale is less than 80% of the percentage of our voting stock owned by the holder determined immediately before the sale. The sale of common stock pursuant to a repurchase generally will be treated as not "essentially equivalent to a dividend" with respect to a holder if the reduction in the holder's proportionate interest in our stock as a result of the repurchase constitutes a "meaningful reduction" of such holder's interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is treated as a taxable distribution and taxed in the same manner as regular distributions, as described above. In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of our common stock taxable as a dividend in the amount of their increased percentage ownership of our common stock as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Tax Rates

The maximum U.S. federal income tax rate on ordinary income and short-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 37%, and the maximum U.S. federal income tax rate on long-term capital gains applicable to U.S. stockholders that are taxed at individual rates currently is 20%. However, the maximum tax rate on long-term capital gain from the sale or exchange of ''section 1250 property'' (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were ''section 1245 property'' (i.e., generally, depreciable personal property). We generally will designate whether a distribution that we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of ''section 1250 property.''

Additional Medicare Tax

Certain U.S. stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% tax which, for individuals, applies to the lesser of (i) (i) ''net investment income'' or (ii) the excess of ''modified adjusted gross income'' over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). ''Net investment income'' generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. Currently, the 20% deduction that individuals may take with respect to ordinary dividends received from us appears unavailable to reduce the taxpayer's gross investment income for these purposes.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held our common stock as "debt financed property" within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we are not a "pension-held REIT," distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is exempt from taxation under Section 501(a) of the Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (A) either (x) one pension trust owns more than 25% of the value of our stock, or (y) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (B) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions in the charter relating to the ownership and transfer of our stock should generally prevent a U.S. tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

For purposes of this summary, the term "non-U.S. stockholder" means a beneficial owner of common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules.

We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

Distributions to a non-U.S. stockholder (i) out of our current and accumulated earnings and profits, (ii) not attributable to gain from our sale or exchange of a ''United States real property interest,'' or a USRPI, and (iii) not designated by us as a capital gain dividend will be subject to a withholding tax at a rate of 30% unless:

•
a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), to us evidencing eligibility for that reduced rate; or

•
the non-U.S. stockholder submits an IRS Form W-8ECI (or any applicable successor form) to us claiming that the distribution is income effectively connected to a U.S. trade or business of such stockholder.

A non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business in the same manner as a U.S. stockholder. In addition, a corporate non-U.S. stockholder may be subject to a 30% branch profits tax with respect to any such distribution.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder's adjusted basis in our common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder's adjusted basis in our common stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder's adjusted basis in our common stock will be taxed, if at all, as gain from the sale or disposition of our common stock. See ''—Dispositions'' below. Under FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits.

Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution. To the extent that we do not do so, we nevertheless may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. A non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected with the conduct of a U.S. trade or business, generally are subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:

•	the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and
•	the non-U.S. stockholder does not own more than 10% of such class at any time during the year within which the distribution is received.

Following the completion of this offering, we expect that our common stock will be regularly traded on an established securities market in the United States. If our common stock ceased to be regularly traded on an established securities market in the United States or if a non-U.S. stockholder owned more than 10% of our outstanding common stock at any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. stockholder attributable to our sales of USRPIs would be subject to tax under FIRPTA. Unless you are a ''qualified shareholder'' or a ''qualified foreign pension fund'' (both as defined in the Code and described below), we are required to withhold 21% of any distribution to a non-U.S. stockholder owning more than 10% of the relevant class of shares that could be designated by us as a capital gain dividend. Any amount so withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability.

A distribution to a non-U.S. stockholder attributable to capital gains from the sale or exchange of non-USRPIs will not be subject to U.S. federal income taxation unless such distribution is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, in which case such distribution generally would be subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax.

In addition, distributions to ''qualified shareholders'' (generally, certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to ''qualified foreign pension funds,'' or entities all of the interests of which are held by ''qualified foreign pension funds,'' are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder's proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Dispositions of our Common Stock

Non-U.S. stockholders may incur tax under FIRPTA with respect to gain recognized on a disposition of our common stock unless one of the applicable exceptions described below applies. Any gain subject to tax under FIRPTA generally will be taxed in the same manner as it would be in the hands of U.S. stockholders, except that corporate non-U.S. stockholders also may be subject to a 30% branch profits tax. In addition, the purchaser of such common stock could be required to withhold 15% of the purchase price for such stock and remit such amount to the IRS.

Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as, at all times during a specified testing period, we are ''domestically controlled,'' i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. For purposes of determining whether a REIT is a ''domestically controlled qualified investment entity,'' a person who at all applicable times holds less than 5% of a class of stock that is ''regularly traded'' is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, if our common stock is ''regularly traded'' on an established securities market, a non-U.S. stockholder that owned, actually or constructively, 10% or less of our outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of our common stock. Accordingly, provided our common stock is ''regularly traded'' on an established securities market, we expect that a non-U.S. stockholder that has not owned more than 10% of our common stock at any time during the five-year period prior to such sale will not incur tax under FIRPTA on gain from a sale of our common stock.

In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our common stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of our common stock by ''qualified foreign pension funds'' or entities all of the interests of which are held by ''qualified foreign pension funds'' are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

A non-U.S. stockholder generally will incur tax on gain from a disposition of our common stock not subject to FIRPTA if:

•
the gain is effectively connected with the conduct of the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. stockholder generally will incur a 30% tax on its capital gains.

Repurchases of Our Common Stock

A repurchase of our common stock that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See "Taxation of Taxable U.S. Stockholders—Repurchases of Our Common Stock" for a discussion of when a redemption will be treated as a sale or exchange and related matters.

A repurchase of our common stock generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from our dispositions of USRPI. To the extent the distribution is not attributable to gains from our dispositions of USRPI, the excess of the amount of money received in the repurchase over the non-U.S. stockholder's basis in the repurchased shares will be treated in the manner described above under "—Sales of Our Common Stock." The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of USRPI (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from dispositions of USRPI. Due to the uncertainty, we may withhold at the 35% rate from all or a portion of repurchase payments made to non-U.S. stockholders. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. stockholder's U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

U.S. Federal Income Tax Returns

If a non-U.S. stockholder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on distributions we make, the non-U.S. stockholder will be required to file a U.S. federal income tax return. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our common stock, including any reporting requirements.

Backup Withholding and Information Reporting

We will report to U.S. stockholders and the IRS the amount of distributions that we pay during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding (at a rate of 24%) with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•
provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder is a ''U.S. person'' that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition of our stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FACTA, and existing guidance issued thereunder, a 30% withholding tax is generally imposed on dividends in respect of, and, after December 31, 2018, gross proceeds from a disposition of, our stock held by or through (1) a foreign financial institution (as that term is defined in the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. If we determine withholding is appropriate in respect of our common stock, we may withhold tax at the applicable statutory rate, and we will not pay any additional amounts to stockholders in respect of such withholding.

If withholding is required under FACTA on a payment related to our common stock, holders of our common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Holders of our common stock are encouraged to consult with their own tax advisor regarding the possible implications of this legislation on their particular circumstances.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or our stockholders transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws related to an investment in our common stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in us. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock. Investors are urged to consult their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

ERISA CONSIDERATIONS
General

The following is a summary of certain considerations arising under the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a "plan" subject to Section 4975 of the Code, including without limitation, an individual retirement account, and an entity that is deemed to hold the assets of any such employee benefit plan or plans, or collectively, Plans.

Plans should also consider the entire discussion under the heading "U.S. Federal Income Tax Considerations," as material contained in that section is relevant to any decision by a Plan to purchase our common stock.

Employee Benefit Plans and Other Plans

Each fiduciary of a Plan that is subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the document governing the Plan.

In determining whether an investment in shares of our common stock is prudent, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the Plan and the liquidity and current return of the Plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled "Risk Factors."

Each Plan, including IRAs, should consider the fact that we are not acting, or will not act, as a fiduciary to any Plan with respect to the decision to purchase or hold shares of our common stock. We are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the shares of our common stock. All communications, correspondence and materials from us with respect to the shares of our common stock are intended to be general in nature and are not directed at any specific purchaser of the shares of our common stock, and do not constitute advice regarding the advisability of investment in the shares of our common stock for any specific purchaser. The decision to purchase and hold the shares of our common stock must be made solely by each prospective Plan purchaser on an arm's length basis.

Whether or not our underlying assets were deemed to include "plan assets," as described below, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plan, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and it may result in the disqualification of an IRA. In addition, the fiduciary of a Plan that engages in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

An investment in shares of our common stock by a Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Plan neither receives less than nor pays more than "adequate consideration" (as defined in such Sections) in connection with such transaction. In addition, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to an investment in shares of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. Furthermore, newly-issued class exemptions, such as the "Best Interests Contract Exemption" (PTCE 2016-01) and the "Principal Transaction Exemption" (PTCE 2016-02) may provide relief for certain transactions involving investment advice fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied or that any such exemptions will be available with respect to investments in shares of our common stock.

Employee benefit plans that are governmental, church or non-U.S. plans are exempt from ERISA and Section 4975 of the Code but may be subject to other federal, state, local or non-U.S. laws and regulations that are similar to ERISA or Section 4975 of the Code, or a Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

Purchasers of the shares of our common stock will be deemed to represent, warrant and agree that (1) if they are, or are acting on behalf of, a Plan, the acquisition, holding and disposition of such shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and (2) if they are a governmental, church, non-U.S. or other plan, the acquisition, holding and disposition of such shares will not constitute or result in a non-exempt violation of any Similar Law.

Further, if the purchaser or subsequent transferee is an ERISA Plan, such purchaser or subsequent transferee will be deemed to have represented and warranted that (i) we have not acted as the Plan's fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee's decision to make an investment in shares of our common stock, and we will not at any time be relied upon as the Plan's fiduciary with respect to any decision to invest in shares of our common stock, and (ii) the decision to make an investment in shares of our common stock has been made by a duly authorized fiduciary of the Plan that (A) is independent (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of us, and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the Plan; (B) is a U.S. bank, U.S. insurance carrier, investment adviser registered under the U.S. Investment Advisers Act of 1940, a U.S. broker-dealer registered under the Exchange Act, or an independent fiduciary that holds, or has under management or control, total assets of at least $50 million (in each case, as specified in 29 C.F.R. 2510.3-21(c)(1)(i)(A)-(E)); (C) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to make an investment in shares of our common stock); (D) has been fairly informed that we have not and will not undertake to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the investment in shares of our common stock; (E) has been fairly informed that we have financial interests in the Plan's investment in shares of our common stock, which interests may conflict with the interest of the Plan, as more fully described in this prospectus; (F) is a fiduciary under ERISA or the Code, or both, with respect to the decision to make an investment in shares of our common stock, and is responsible for exercising (and has exercised) independent judgment in evaluating whether to invest the assets of such Plan in shares of our common stock; and (G) is not paying us any fee or other compensation directly for the provision of investment advice (as opposed to other services) in connection with the investment in shares of our common stock.

Our Status Under ERISA

In some circumstances in which a Plan holds an equity interest in an entity, the assets of the entity are deemed to be assets of the Plan. This is known as the "look-through rule." Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their potential liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing Plans and we engage in a transaction with a "party in interest" or "disqualified person" with respect to one or more of the investing Plans. Further, if our assets are deemed to be assets of investing Plans, any person that exercises authority or control with respect to the management or disposition of our assets is an ERISA Plan fiduciary.

U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA, or the Plan Asset Regulation, outlines the circumstances under which a Plan's interest in an entity will be subject to the look-through rule. The Plan Asset Regulation applies to the purchase by a Plan of an "equity interest" in an entity, such as stock of a REIT.

However, the Plan Asset Regulation provides an exception to the look-through rule for equity interests that are "publicly offered securities." A "publicly offered security" is a security that is:

•	freely transferable;
•	part of a class of securities that is widely held; and
•
either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Plan Asset Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on, or prohibition against, any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Plan Asset Regulation provides exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a "real estate operating company" or a "venture capital operating company." We have not endeavored to determine whether we will satisfy the "real estate operating company" or "venture capital operating company" exception.

Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

The above discussion is a summary of some of the material considerations under ERISA and Section 4975 of the Code applicable to prospective investors that are Plans. It is not intended to be a complete discussion of all relevant law nor to be construed as legal advice or a legal opinion. Prospective investors should consult their own counsel on these matters concerning the impact of ERISA and Section 4975 of the Code or Similar Law, as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

We have entered into an underwriting agreement with _____ , for itself and as sole representative (the "Representative") of the underwriters named therein, with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters named below, for whom [●] is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Number of Shares of Common Stock
[●]
[●]
[●]

Total

The underwriters and the representative are collectively referred to as the "underwriters" and the "representative," respectively. The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters' overallotment option described below.

We anticipate the shares of our common stock will be listed on the Nasdaq Global Market under the symbol "PARK." In order to list, the Nasdaq Global Market requires that, among other criteria, at least _________ publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least ____  round lot holders, the market value of the publicly-held shares of our common stock be at least $____ million, our stockholders' equity after giving effect to the sale of our shares in this offering be at least $____ million, the bid price per share of our common stock be $____ or more, and there be at least three registered and active market makers for our common stock.

The offering price of the shares of common stock to the public is listed on the cover page of this prospectus. The offering price to certain dealers, which may include the underwriters, will be at such offering price less a selling concession not in excess of $___ per share, and such dealers may reallow a concession not in excess of $____ per share. The underwriters have informed us that they do not intend to confirm any sales to discretionary accounts to exceed ____% of the total number of shares of our common stock offered by them.

We have granted to the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus, to purchase up to ______ additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional shares of common stock based on the number of shares of common stock initially purchased by each underwriter as set forth in the table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an ______ additional shares of our common stock.

	Per share of Common Stock		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds before expenses	$	$	$	$

We have agreed to reimburse the underwriters for expenses incurred relating to the offering, including all actual fees and expenses incurred by the underwriters in connection with, among other things, due diligence costs, the underwriters' "road show" expenses, which shall not exceed $____________, and the fees and expenses of the underwriters' counsel. The fees and expenses of underwriters' counsel shall not exceed $_________. We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately $__________.

The underwriters have informed us that they may provide an allowance not in excess of $[*] per share to other dealers out of the underwriters' commission of $[*] per share. No underwriters or selling group members will receive any fees or warrants in connection with the purchase by any of our officers or directors or their respective affiliates of shares of common stock in this offering.

A prospectus in electronic format may be made available on the websites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, our directors, executive officers and their affiliates have agreed that, without the prior written consent of [●], on behalf of the underwriters, we and they will not, during the period ending [●] days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•
file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of our common stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

The restrictions described in the two immediately preceding paragraphs do not apply to:

•	bona fide gifts;
•	transfers for the direct or indirect benefit of the transferor or the transferor's immediate family;
•
transfers to any general partnership, limited partnership, limited liability company, corporation or other legal entity which is wholly owned, directly or indirectly, by the transferor or the transferor's immediate family;

•	transfers by will, other testamentary document, or intestate succession upon death of the transferor;
•	transfers to which the underwriters have consented;
•	the sale of shares of common stock to the underwriters;
•
the issuance of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•
with respect to our directors and our officers, the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of shares of our common stock during the applicable restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the applicable restricted period.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

We have applied to have our common stock approved for listing on the Nasdaq Global Market under the symbol "PARK."  We will not consummate and close this offering without a listing approval letter from the Nasdaq Global Market.

Prior to this offering, there has been no public market for our common stock.  The initial public offering price has been determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2017 (including the schedule appearing therein) have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that have been separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus at the website we maintain at www.theparkingreit.com. There is additional information about us and our affiliates at our website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

SEC Filings

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be "furnished" and not filed in accordance with SEC rules:

● Annual Report on Form 10-K filed with the SEC on June 22, 2018;
● Annual Report on Form 10-K/A filed with the SEC on July 3, 2018;
● Our definitive Proxy Statement filed with the SEC on August 21, 2018;
● Quarterly Report on Form 10-Q filed with the SEC on July 13, 2018;
● Quarterly Report on Form 10-Q filed with the SEC on August 10, 2018;
● Current Report on Form 8-K filed with the SEC on January 5, 2018;
● Current Report on Form 8-K/A filed with the SEC on January 10, 2018;
● Current Report on Form 8-K/A filed with the SEC on January 29, 2018;
● Current Report on Form 8-K/A filed with the SEC on February 7, 2018;
● Current Report on Form 8-K filed with the SEC on February 7, 2018;
● Current Report on Form 8-K/A filed with the SEC on February 7, 2018;
● Current Report on Form 8-K/A filed with the SEC on February 8, 2018;
● Current Report on Form 8-K filed with the SEC on March 7, 2018;
● Current Report on Form 8-K filed with the SEC on March 23, 2018;
● Current Report on Form 8-K filed with the SEC on May 3, 2018;
● Current Report on Form 8-K filed with the SEC on May 3, 2018;
● Current Report on Form 8-K filed with the SEC on May 17, 2018;
● Current Report on Form 8-K filed with the SEC on May 29, 2018;
● Current Report on Form 8-K filed with the SEC on May 30, 2018;
● Current Report on Form 8-K filed with the SEC on June 5, 2018;
● Current Report on Form 8-K filed with the SEC on July 9, 2018;
● Current Report on Form 8-K filed with the SEC on July 17, 2018;
● Current Report on Form 8-K filed with the SEC on August 24, 2018.
● Current Report on Form 8-K filed with the SEC on September 18, 2018;
● Current Report on Form 8-K filed with the SEC on September 20, 2018;
● Current Report on Form 8-K filed with the SEC on September 26, 2018; and
● Current Report on Form 8-K filed with the SEC on October 2, 2018.

Consolidated Financial Statements

The audited consolidated financial statements of the Company as of December 31, 2017 and 2016 and unaudited financial statements of the Company as of June 30, 2018, and the Company's related consolidated statements of operations, equity, and cash flows for the periods then ended, are incorporated into this prospectus by reference to:

•	the Annual Report of the Company on Form 10-K/A filed with the SEC on July 3, 2018; and

•	the Quarterly Report of the Company on Form 10-Q filed with the SEC on August 10, 2018.

The audited consolidated financial statements of MVP I as of December 31, 2016 and 2015 and unaudited financial statements of MVP I as of September 30, 2017, and MVP I's related consolidated statements of operations, equity, and cash flows for the periods then ended, are incorporated into this prospectus by reference to:

•	the Annual Report of MVP I on Form 10-K filed with the SEC on March 24, 2017; and

•	the Quarterly Report of MVP I on Form 10-Q filed with the SEC on November 14, 2017.

The unaudited pro forma financial information for the three months period ended March 31, 2017 and for the year ended December 31, 2016 is incorporated into this prospectus by reference to the Amendment No. 2 to Form S-4 Registration Statement filed by us with the SEC on August 9, 2018.

Request for Copies

We will provide to each person, including any beneficial owner of our shares of common stock, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

The Parking REIT, Inc.
2965 S. Jones #C1-100
Las Vegas, NV 89146
(702) 534-5577
 Attention: Investor Relations

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement, and, as permitted under SEC rules, does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We refer you to the registration statement and the exhibits to the registration statement for additional information relating to us. Statements contained in this prospectus as to the contents of any agreement or other document are only summaries of such agreement or document and in each instance, if we have filed the agreement or document as an exhibit to the registration statement, we refer you to the copy of the agreement or document filed as an exhibit to the registration statement.

Upon the effectiveness of the registration statement, we will file reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The registration statement is, and any of these future filings with the SEC will be, publicly available over the Internet on the SEC's website (http://www.sec.gov).You may also read and copy the registration statement, the exhibits to the registration statement and the reports, proxy statements and other information we will file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference room.

You may also request a copy of these filings at no cost, by writing or telephoning us at:

2965 S. Jones #C1-100
Las Vegas, NV 89146
(702) 534-5577
 Attn: Investor Relations

Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain a website at http://www.theparkingreit.com/, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The Parking REIT, Inc.
Shares
Common Stock

PROSPECTUS
, 2018

[Underwriter]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA filing fee are estimated.

SEC registration fee	$
FINRA filing fee
Nasdaq listing fee
Blue Sky Fees and Expenses
Legal fees and expenses
Printing and engraving expenses
Transfer agent's fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

*	To be completed by amendment.

Item 32.	Sales to Special Parties.
None.

Item 33.	Recent Sales of Unregistered Securities.

On November 1, 2016, we commenced a private placement offering to accredited investors for up to $50,000,000 in shares of our Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, together with warrants to acquire our common stock, par value $0.0001 per share, pursuant to the terms set forth in a private placement memorandum, dated as of November 1, 2016.  On March 24, 2017, we closed the private placement of shares of our Series A Convertible Redeemable Preferred Stock. As of June 30, 2018, the we had approximately 2,862 shares of Series A Stock issued and outstanding. In connection with the private placement, we may pay selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placement, including sales by affiliated and non-affiliated selling agents. As of June 30, 2018, there were outstanding warrants issued in connection with our Series A Stock offering that are exercisable for 84,510 shares of our common stock. We are relying on the private placement exemption from registration provided by Section 4(a) (2) of the Securities Act and by Rule 506(c) of Regulation D promulgated thereunder by the SEC.

On April 7, 2017, we commenced a private placement of shares of its Series 1 Convertible Redeemable Preferred Stock to accredited investors for up to $97,000,000 in shares, together with warrants to acquire our common stock, par value $0.0001 per share.  In connection with the private placement, we may pay selling commissions of up to 6.0% of gross offering proceeds from the sale of shares in the private placement, including sales by affiliated and non-affiliated selling agents. As of June 30, 2018, we had approximately 39,811 shares of Series 1 Stock issued and outstanding.  As of June 30, 2018, there were outstanding warrants issued in connection with our Series 1 Stock offering that are exercisable for 1,382,675  shares of our common stock.  We are relying on the private placement exemption from registration provided by Section 4(a) (2) of the Securities Act and by Rule 506(c) of Regulation D promulgated thereunder by the SEC.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The registrant's charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the "MGCL") requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party to, or witness in, by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was (1) committed in bad faith or (2) the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation, or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, such indemnification is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The registrant's charter and bylaws obligate the registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•
any individual who is a present or former director or officer of the registrant and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the registrant and at the registrant's request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The registrant's charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of our company.

The registrant has entered into customary indemnification agreements with each of the registrant's directors and executive officers that obligates the registrant to indemnify them to the maximum extent permitted under Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the registrant for liability arising under the Securities Act of 1933, as amended (the "Securities Act"), the registrant have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager's obligations to us to those specifically set forth in our Management Agreement. The ability of our Manager and its officers and other personnel, including our chief executive officer and executive officers, to engage in other business activities may reduce the time they spend managing us.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a)
Financial Statements. See page 148 under "Incorporation of Certain Information by Reference – Consolidated Financial Statements" for an index to the financial statements included in, or incorporated by reference into, the registration statement.

(b)	Exhibits. The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit No.	Description	Location
1.1	Form of Underwriting Agreement	To be filed by amendment
2.1
Agreement and Plan of Merger, dated as of May 26, 2017, among The Parking REIT, Inc., MVP Realty Advisors, LLC (only for purposes of Section 4.21, Section 4.22(b), Section 5.21, Section 5.23(b) and Section 6.4), MVP Merger Sub, LLC and MVP REIT, Inc.
Incorporated by reference to Annex A to The Parking REIT, Inc.'s Registration Statement on Form S-4 (File No. 333-218803) filed on June 16, 2017
3.1	Articles of Amendment and Restatement of The Parking REIT, Inc.
Incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 2 to The Parking REIT, Inc.'s Registration Statement on Form S-11 (File No. 333-205893) filed on September 24, 2015, or the Pre-Effective Amendment No. 2

3.2	Articles Supplementary of The Parking REIT, Inc.	Incorporated by reference to Exhibit 3.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on October 28, 2016
3.3	Articles Supplementary of The Parking REIT, Inc.	Incorporated by reference to Exhibit 3.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on March 30, 2017
3.4	Bylaws of The Parking REIT, Inc.	Incorporated by reference to Exhibit 3.2 to The Parking REIT, Inc.'s Registration Statement on Form S-11 (File No. 333-205893), filed on July 28, 2015
3.6	Form of Articles of Amendment and Restatement of The Parking REIT, Inc.	Incorporated by reference to the Prospectus Supplement of Form 424B3 (File No. 333-20593), filed on December 18, 2017
4.1	The Parking REIT, Inc. Distribution Reinvestment Plan	Incorporated by reference to Appendix D to The Parking REIT, Inc.'s prospectus (File No. 333-205893), filed October 23, 2015
4.2	Form of Warrant	Incorporated by reference to Exhibit 4.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on October 28, 2016

4.3	Form of Warrant	Incorporated by reference to Exhibit 3.02 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on May 15, 2017
5.1	Opinion of Venable LLP regarding the legality of the securities being registered	To be filed by amendment
8.1	Opinion of Morrison & Foerster LLP regarding certain tax matters	To be filed by amendment
10.1	Amended and Restated Advisory Agreement, dated October 5, 2015, between The Parking REIT, Inc. and MVP Realty Advisors, LLC	Incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 3 to our Registration Statement on Form S-11 (File No. 333-205893), filed on October 6, 2016
10.2	Amendment No. 1 to the Amended and Restated Advisory Agreement, dated November 30, 2015, between The Parking REIT, Inc., MVP REIT II Operating Partnership, LP, and MVP Realty Advisors, LLC	Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on December 3, 2015
10.3	Limited Partnership Agreement of MVP REIT II Operating Partnership, LP	Incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2
10.4	The Parking REIT, Inc. 2015 Incentive Plan	Incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 2
10.5	The Parking REIT, Inc. Independent Directors Compensation Plan	Incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 2
10.6	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 2
10.7	Operating Agreement of MVP Minneapolis Orpheum Lots, LLC
Incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 1 to The Parking REIT, Inc.'s Registration Statement on Form S-11 (File No. 333-205893), filed on April 26, 2016, or the Post-Effective Amendment No. 1

10.8	Membership Interest Purchase Agreement, dated as of December 4, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC	Incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 1
10.9	First Amendment to Membership Interest Purchase Agreement, dated as of December 29, 2015, by and between MVP Minneapolis Orpheum Lots, LLC and Minneapolis Parking Venture LLC	Incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 1
10.10	Operating Agreement of MVP Denver 1935 Sherman, LLC	Incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 1
10.11	Agreement of Purchase and Sale, dated as of November 19, 2015, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 1
10.12	First Amendment of Agreement of Purchase and Sale, dated as of January 20, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 1
10.13	Second Amendment of Agreement of Purchase and Sale, dated as of February 1, 2016, by and among MVP Denver 1935 Sherman, LLC, Robert A. Bruhn, Jr., Kristina Cleary, Lisa L. Westwood, and Annah E. Palm	Incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 1
10.14	Operating Agreement of MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 1
10.15	Purchase and Sale Agreement, dated as of February 19, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 1
10.16	First Amendment to Purchase and Sale Agreement, dated as of March 18, 2016, by and between Fairfield Avenue Parking Corporation and MVP Bridgeport Fairfield Garage, LLC	Incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 1
10.17	Credit Agreement dated as of October 5, 2016 among MVP Real Estate Holding, LLC, MVP REIT II Operating Partnership, L.P., certain of their subsidiaries and KeyBank National Association	Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on October 6, 2016, or the October 6, 2016 8-K
10.18	MVP Guaranty dated as of October 5, 2016, by and among MVP REIT, Inc. and The Parking REIT, Inc.	Incorporated by reference to Exhibit 10.2 to the October 6, 2016 8-K
10.19
Equity Interests Pledge and Security Agreement dated as of October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association
Incorporated by reference to Exhibit 10.3 to the October 6, 2016 8-K

10.20	Promissory Note dated October 5, 2016 among MVP Real Estate Holdings, LLC, MVP REIT II Operating Partnership, LP, certain of their Subsidiaries and KeyBank National Association	Incorporated by reference to Exhibit 10.4 to the October 6, 2016 8-K
10.21	Purchase and Sale Agreement, dated as of October 31, 2016, by and between Center Parking Associates Limited Partnership and MVP Detroit Center Garage, LLC	Incorporated by reference to the exhibit to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on December 8, 2016
10.22	Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A.	Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on January 12, 2017
10.23	Second Amended and Restated Advisory Agreement, dated as of May 26, 2017, by and among The Parking REIT, Inc., MVP REIT II Operating Partnership, LP and MVP Realty Advisors, LLC	Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on May 31, 2017
10.24	Termination and Fee Agreement, dated as of May 26, 2017, by and among MVP REIT, Inc., The Parking REIT, Inc., MVP Realty Advisors, LLC and MVP REIT II Operating Partnership, LP	Incorporated by reference to Exhibit 10.2 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on May 31, 2017
10.25
Credit Agreement, dated as of December 29, 2017, by and MVP REIT II Operating Partnership, LP, as borrower, the lenders party thereto, KeyBank National Association, as administrative agent, and KeyBanc Capital Markets, as lead arranger.
Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on January 5, 2018
10.26
First Amendment to Credit Agreement and Omnibus Amendment to Loan Documents, dated as of May 9, 2018, by and among MVP REIT II Operating Partnership, LP, The Parking REIT, Inc., the lenders party thereto, and KeyBank, National Association
Incorporated by reference to Exhibit 10.20 to The Parking REIT, Inc.'s Annual Report on Form 10-K (File No. 333-205893), filed on June 22, 2018
10.27
Second Amendment to Credit Agreement and Omnibus Amendment to Loan Documents, dated as of June 21, 2018, by and among MVP REIT II Operating Partnership, LP, The Parking REIT, Inc., the lenders party thereto, and KeyBank, National Association
Incorporated by reference to Exhibit 10.21 to The Parking REIT, Inc.'s Annual Report on Form 10-K (File No. 333-205893), filed on June 22, 2018
10.28	Third Amended and Restated Advisory Agreement, dated as of September 21, 2018, by and among The Parking REIT, Inc., MVP Realty Advisors, LLC and MVP REIT II Operating Partnership, LP	Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on September 26, 2018
10.29
Third Amendment to Credit Agreement and Omnibus Amendment to Loan Documents, dated as of September 28, 2018, by and among MVP REIT II Operating Partnership, LP, The Parking REIT, Inc., the lenders party thereto, and KeyBank, National Association
Incorporated by reference to Exhibit 10.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on October 2, 2018
16.1	Correspondence from RSM US LLP, dated May 3, 2018	Incorporated by reference to Exhibit 16.1 to The Parking REIT, Inc.'s Current Report on Form 8-K (File No. 333-205893), filed on May 3, 2018
21.1	List of Subsidiaries of The Parking REIT, Inc.	Filed herewith
23.1	Consent of Venable LLP as to the legality of the securities being registered (included in Exhibit 5.1)	To be filed by amendment
23.2	Consent of Morrison & Foerster LLP as to tax matters (included in Exhibit 8.1)	To be filed by amendment
23.3	Consent of RBSM LLP, independent registered public accounting firm, with respect to The Parking REIT, Inc.	Filed herewith
24.1	Powers of Attorney (included in the signature page to this registration statement)	Filed herewith
101.1
The following materials from The Parking REIT, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, formatted in XBRL (extensible Business Reporting Language (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statement of Stockholder's Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.
Incorporated by reference to The Parking REIT, Inc.'s Annual Report on Form 10-K, Exhibit 101, filed with the SEC on March 27, 2017

101.2
The following materials from The Parking REIT, Inc.'s Quarterly Report on Form 10-Q/A for the three months ended September 30, 2017, formatted in XBRL (eXtensible Business Reporting Language (i) Balance Sheets; (ii) Statements of Operations; (iii) Statement of Stockholder's Equity; (iv) Statements of Cash Flows; and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.
Incorporated by reference to The Parking REIT, Inc.'s Quarterly Report on Form 10-Q, Exhibit 101, filed with the SEC on November 15, 2017

Item 37.	Undertakings.
(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby further undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 5, 2018.
  THE PARKING REIT, INC.
By:    /s/ Michael V. Shustek
 Michael V. Shustek
 Chief Executive Officer
POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below does hereby constitute and appoint Michael V. Shustek and Brandon Welch, and each of them, with full power of substitution and full power to act without the other, such person's true and lawful attorney-in-fact and agent to act for such person in such person's name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to this registration statement, including a prospectus or an amended prospectus therein and any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith, including all exhibits thereto, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael V. Shustek	Chief Executive Officer (Principal Executive Officer)	October 5, 2018
Michael V. Shustek

/s/ Brandon Welch	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 5, 2018
Brandon Welch

/s/ Robert J. Aalberts	Director	October 5, 2018
Robert J. Aalberts

/s/ David Chavez	Director	October 5, 2018
David Chavez

/s/ Shawn Nelson	Director	October 5, 2018
Shawn Nelson

/s/ Nicolas Nilsen	Director	October 5, 2018
Nicolas Nilsen

/s/ John E. Dawson	Director	October 5, 2018
John E. Dawson

/s/ William Wells	Director	October 5, 2018
William Wells